Exhibit 10.25.1

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, confidential information (indicated by [***]) has been omitted from Exhibit 10.25.1 because it (i) is not material and (ii) is the type of information the Company both customarily and actually treats as private or confidential.

FIRST AMENDMENT TO REVENUE INTEREST PURCHASE AGREEMENT
This FIRST AMENDMENT TO REVENUE INTEREST PURCHASE AGREEMENT (this “First Amendment”), dated and effective as of October 31, 2024, is made by and between INSMED INCORPORATED, a Virginia corporation (as “Company”) and ORBIMED ROYALTY & CREDIT OPPORTUNITIES IV, LP, a Delaware limited partnership (“OrbiMed” or the “Purchaser”).
Recitals
A.    Company and OrbiMed have entered into that certain Revenue Interest Purchase Agreement, dated as of October 19, 2022 (as amended or otherwise modified, the “RIPA”).
B.    In accordance with Section 7.08 of the RIPA, and subject to the terms and conditions set forth in this First Amendment, the Company and Purchaser desire to amend the RIPA to modify certain terms and conditions, in each case on the terms and conditions set forth herein.
Agreement
Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. All capitalized terms used in this First Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the RIPA. The rules of interpretation set forth in the first paragraph of Section 7.09 of the RIPA shall be applicable to this First Amendment and are incorporated herein by this reference.
2.Amendments to RIPA. As of, and subject to the occurrence of, the First Amendment Effective Date (defined below), the RIPA shall be amended to (x) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the RIPA attached as Exhibit A hereto
3.Conditions to Effectiveness. This First Amendment shall become effective upon the prior or simultaneous satisfaction of each of the following conditions in a manner reasonably satisfactory to the Purchaser (the date when all such conditions are so satisfied being the “First Amendment Effective Date”):
a.Executed First Amendment.  The Purchaser shall have received a copy of this First Amendment duly executed by the Company and the Purchaser.
b.BioPharma Loan Agreement.  The Purchaser shall have received a copy, in form and substance reasonably satisfactory to it, of the Amended and Restated Loan Agreement, dated as of October 31, 2024, by and among the Company, the guarantors party thereto, Biopharma Credit PLC and the lenders party thereto (“A&R Loan Agreement”), together with all other agreements and documents, if any, related thereto and executed and delivered in connection therewith, in each case duly executed and delivered by all parties thereto.
c.Representations and Warranties. The representations and warranties of the Company set forth in Section 4 hereof shall be true and correct on and as of the First Amendment Effective Date.
4.Representations and Warranties; Reaffirmation.
a.Company hereby represents and warrants to Purchaser as follows:
i.Company has all necessary power and authority to enter into, execute and deliver this First Amendment and to perform all of the obligations to be performed by it hereunder and to consummate the transactions contemplated hereunder.
ii.This First Amendment has been duly authorized, executed and delivered by Company and is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, by general principles of equity.
iii.The execution, delivery and performance by Company of this First Amendment have been duly authorized and do not and will not: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of: (i) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or any Subsidiary or any of their respective assets or properties may be subject or bound; or (ii) any material contract, agreement, commitment or instrument to which the Company or any Subsidiary is a party or by which the Company or its Subsidiary or any of their respective assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the articles or certificate of incorporation or bylaws (or other organizational or constitutional documents) of the Company or any Subsidiary; (c) except for the filing of the UCC Financing Statements and any other notices of security or notices of charge required under the Transaction Documents and filings with the United States Patent and Trademark Office, require any notification to, filing with, or consent of, any Person or Governmental Authority, except such consents that are obtained at or prior to the First Amendment Effective Date; (d) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, any Subsidiary or any other Person or to a loss of any benefit relating to the Revenue Interests; (e) other than pursuant to this Agreement, any other Transaction Document or any Term
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Transaction Document, result in the creation or imposition of any Lien on (i) the assets or properties of the Company or any Subsidiaries or (ii) the Revenue Interests or any Collateral, except, in the case of the foregoing clauses (a) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect.
b.Both before and immediately after giving effect to this First Amendment, no Put Option Event has occurred and is continuing and no Put Option Event could reasonably be expected to result from the consummation of this First Amendment and the A&R Loan Agreement and the transactions contemplated thereby.
c.On and as of the First Amendment Effective Date, all of the conditions set forth in Section 3 have been satisfied.
d.Company hereby ratifies, confirms, reaffirms, and acknowledges its obligations under the RIPA to which it is a party and agrees that the RIPA remain in full force and effect, undiminished by this First Amendment, except as expressly provided herein. By executing this First Amendment, Company acknowledges that it has read, consulted with its attorneys regarding, and understands, this First Amendment.
5.No Implied Amendment or Waiver. Except as expressly set forth in this First Amendment, this First Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Purchaser under the RIPA or the other Transaction Documents, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the RIPA or the other Transaction Documents, all of which shall continue in full force and effect. Nothing in this First Amendment shall be construed to imply any willingness on the part of the Purchaser to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the RIPA or the other Transaction Documents.
6.References to and Effect on RIPA. Except as specifically set forth herein, the execution, delivery and effectiveness of this First Amendment shall not, directly or indirectly, (i) constitute an approval or waiver of any past, present or future breaches, violations or defaults of or under any provisions of the RIPA nor constitute a novation of any of the Obligations under the RIPA, (ii) amend, modify or operate as a waiver of any provision of the RIPA or any right, power or remedy of the Purchaser, (iii) constitute a course of dealing or other basis for altering the RIPA or any other Transaction Document or (iv) in any way affect any of the provisions of the RIPA, which shall remain in full force and effect and is hereby ratified and confirmed in all respects. On and after the Consent Effective Date, all references in the RIPA to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the RIPA as amended by this First Amendment. Except as specifically set forth herein, the Purchaser reserves all of its rights, powers, and remedies under the Transaction Documents and applicable Law. Company acknowledges and agrees that the amendments set forth in Section 5 above do not in any manner whatsoever limit any right of the Purchaser to insist upon strict compliance by Company with the RIPA (as amended by this First Amendment). This First Amendment constitutes a Transaction Document
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for all purposes of the RIPA (as amended by this First Amendment) and the other Transaction Documents.
7.Successors and Assigns. This First Amendment binds and is for the benefit of Company and the Purchaser and each of their respective successors and permitted assigns.
8.Governing Law; Venue; Jury Trial Waiver. THIS FIRST AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The provisions of Section 7.14 (Governing Law, Jurisdiction) and Section 7.15 (Waiver of Jury Trial) of the RIPA shall apply hereto as if more fully set forth herein as if references therein to “this Agreement” were references to the RIPA as amended by this First Amendment.
9.Counterparts. This First Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one First Amendment. Delivery of an executed counterpart of this First Amendment by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this First Amendment.
10.Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this First Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Purchaser, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned hereto have caused this First Amendment to be executed as of the date first written above by each of their officers thereunto duly authorized.
INSMED INCORPORATED,
as the Company on its own behalf and on behalf of each other Subsidiary Guarantor

By: /s/ Sara Bonstein
Name: Sara Bonstein
Title: Chief Financial Officer

[Signature page to First Amendment]

ORBIMED ROYALTY & CREDIT OPPORTUNITIES IV, LP,
as Purchaser
By: OrbiMed ROF IV LLC, its General Partner

    By: OrbiMed Advisors LLC, its Managing Member

By /s/ Matthew Rizzo
Name: Matthew Rizzo
Title: Member
[Signature page to First Amendment]

Exhibit A
See attached.

iii

Execution Version
REVENUE INTEREST PURCHASE AGREEMENT
DATED AS OF OCTOBER 19, 2022
BETWEEN
INSMED INCORPORATED,
AND
ORBIMED ROYALTY & CREDIT OPPORTUNITIES IV, LP
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TABLE OF CONTENTS
Section 1.01. Definitions.    5
Section 1.02. Irish terms.    52
ARTICLE II. PURCHASE OF REVENUE INTEREST PAYMENTS; PAYMENTS    52
Section 2.01. Purchase of Revenue Interest Payments.    52
Section 2.02. Payments by the Company.    52
Section 2.03. Purchase Price; Conditions Precedent.    54
Section 2.04. No Assumed Obligations.    56
Section 2.05. Taxes.    56
Section 2.06. Additional Costs; Changes in Law Generally.    58
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY    58
Section 3.01. Organization.    58
Section 3.02. Authorization; Enforceability.    59
Section 3.03. Governmental Authorization.    59
Section 3.04. Ownership.    59
Section 3.05. Financial Statements; No Material Adverse Effect.    60
Section 3.06. [Intentionally Omitted].    60
Section 3.07. Solvency; No Fraudulent Transfer.    60
Section 3.08. Litigation.    61
Section 3.09. Compliance with Laws.    61
Section 3.10. Conflicts; Adverse Agreements.    61
Section 3.11. Intellectual Property.    62
Section 3.12. Regulatory Approvals, Etc.    63
Section 3.13. Material Contracts.    66

Section 3.14. Place of Business.    66
Section 3.15. [Intentionally Omitted].    66
Section 3.16. Section 3.16. Perfection; Subordination.    66
Section 3.17. Insurance.    67
Section 3.18. Tax.    67
Section 3.19. Disclosures.    67
Section 3.20. Investment Company Act; Margin Stock Regulation.    67
Section 3.21. Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions; Export and Import Laws.    68
Section 3.22. Broker’s Fees.    69
Section 3.23. Data Privacy and Information Security.    69
Section 3.24. Benefit Plans.    71
Section 3.25. Internal Controls.    72
Section 3.26. Fiscal Unity.    72
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER    72
Section 4.01. Organization.    72
Section 4.02. Authorization.    72
Section 4.03. Broker’s Fees.    72
Section 4.04. Conflicts.    72
ARTICLE V. COVENANTS    73
Section 5.01. Notices; Access; Information.    73
Section 5.02. Reports.    76
Section 5.03. Compliance with Law; Existence and Maintenance of Properties; Material Contracts; Payment of Obligations.    78
Section 5.04. Confidentiality; Public Announcement.    79

Section 5.05. Security Interest.    80
Section 5.06. Further Assurances; Creation/Acquisition of Subsidiaries; Additional Collateral.    80
Section 5.07. Put Option; Call Option.    82
Section 5.08. Intellectual Property; Regulatory Approvals.    84
Section 5.09. Use of Proceeds.    85
Section 5.10. Protective Covenants.    85
Section 5.11. Insurance.    87
Section 5.12. Taxes.    87
Section 5.13. Material Contracts.    88
Section 5.14. Benefit Plans and Arrangements.    89
Section 5.15. Compliance with Sanctions and Anti-Money Laundering Laws.    89
Section 5.16. Transactions with Affiliates.    90
Section 5.17. Fiscal Unity.    90
Section 5.18. Operating Accounts; Control Agreements.    90
Section 5.19. Post-Closing Obligations.    91
ARTICLE VI. TERMINATION    92
Section 6.01. Termination Date.    92
Section 6.02. Effect of Termination.    92
ARTICLE VII. MISCELLANEOUS    93
Section 7.01. Limitations on Damages.    93
Section 7.02. Notices.    93
Section 7.03. Successors and Assigns.    94
Section 7.04. Indemnification.    95

Section 7.05. No Implied Representations and Warranties; Survival of Representations and Warranties.    96
Section 7.06. Independent Nature of Relationship.    96
Section 7.07. Entire Agreement.    96
Section 7.08. Amendments; No Waivers.    97
Section 7.09. Interpretation.    97
Section 7.10. Headings and Captions.    97
Section 7.11. Counterparts; Effectiveness; Electronic Signature.    97
Section 7.12. Severability.    98
Section 7.13. Expenses.    98
Section 7.14. Governing Law; Jurisdiction.    98
Section 7.15. Waiver of Jury Trial.    98

Exhibit A    -    Form of Guaranty and Security Agreement
Exhibit B    -    Intercompany Reorganization

REVENUE INTEREST PURCHASE AGREEMENT
This REVENUE INTEREST PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of October 19, 2022, by and between Insmed Incorporated, a Virginia corporation (the “Company”), and ORBIMED ROYALTY & CREDIT OPPORTUNITIES IV, LP (the “Purchaser”).
WHEREAS, the Company wishes to obtain financing for general corporate purposes, future acquisitions and to pay fees and expenses associated with the foregoing; and
WHEREAS, the Purchaser wishes to purchase the right to receive the Revenue Interest Payments (as hereinafter defined) and other payments required to be made hereunder from the Company, and the Company wishes to agree to make the Revenue Interest Payments and other payments required to be made hereunder to the Purchaser in consideration for its payment of the Purchase Price (as hereinafter defined) all upon and subject to the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, the parties hereto agree as follows:
Article I.

DEFINITIONS
Section 1.01.Definitions.
Unless otherwise specified herein, the following terms that are defined in the UCC (as hereinafter defined), when used in this Agreement, will have the meanings provided for such terms in the UCC (and, in the event any such term is defined differently for purposes of Article 9 of the UCC than for any other purpose or purposes of the UCC, the Article 9 definition shall govern): Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Intermediary, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Proceeds, Securities Account, Securities Intermediary and Tangible Chattel Paper. In addition, the following, as used herein, shall have the following meanings:
“1x Return Date” means the date on which the Purchaser has received aggregate Revenue Interest Payments (excluding, for avoidance of doubt, any payment of interest made in accordance with Section 2.02(d)) equal to 100.0% of the Purchase Price.
~~“2025 Convertible Notes” means the 1.75% Convertible Senior Notes due January 15, 2025 issued by the Company pursuant to that certain First Supplemental Indenture, dated as of January 26, 2018, by and between the Company and Wells Fargo Bank, National Association.~~
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“2028 Convertible Notes” means the 0.75% Convertible Senior Notes due June 1, 2028 issued by the Company pursuant to that certain Second Supplemental Indenture, dated as of May 13, 2021, by and between the Company and Wells Fargo Bank, National Association.
“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.
“Affiliate” means any Person that Controls, is Controlled by, or is under common Control with another Person.
“Agreement” has the meaning set forth in the first paragraph hereof.
“ANDA” has the meaning set forth in Section 3.11(d).
“Anti-Money Laundering Laws” has the meaning set forth in Section 3.21(b).
“APPI” means the Japanese Act on the Protection of Personal Information (Act No. 57 of 2003 as amended in 2015), as amended by the Amended Act on the Protection of Personal Information (Act No. 57 of 2003 as amended in 2020), and including all related guidelines issued by the Japanese Personal Information Protection Commission or other relevant Governmental Authority.
“Applicable Law” means, as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, order, policy, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including all statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by any foreign Governmental Authority) in each case, applicable to and binding upon such Person or any of its assets or properties or to which such Person or any of its assets or properties are subject, including, with respect to the Company, the rules or requirements of any applicable U.S. national securities exchange applicable to the Company or any of its Equity Interests.
“Applicable Percentage” means as of any time of determination:
(a)with respect to Arikayce, (i) at all times prior to, but not including, September 1, 2025, 4.00% and (ii) at all times on and after September 1, 2025, 4.50%; and
(b)with respect to Brensocatib, 0.75%;
provided that if the Purchaser has not received aggregate Revenue Interest Payments (excluding, for avoidance of doubt, any payment made in accordance with Section 2.02(d)) under this Agreement for all fiscal quarters ending on or prior to March 31, 2028, in an aggregate amount equal to or greater than 100.0% of the Purchase Price, the Applicable Percentage with respect to Arikayce shall be increased for all subsequent fiscal quarters to a single defined percentage amount that would have provided the Purchaser with an amount equal to 100.0% of the Purchase Price for all fiscal quarters ended on or prior to March 31, 2028 had such percentage amount applied at all times from and after the Closing Date. Solely as used in this definition of “Applicable Percentage” and notwithstanding anything to the contrary elsewhere in this Agreement, the amount of Revenue Interest Payments shall be calculated without giving effect to payments made in accordance with Section 2.02(d).

“Arikayce” means amikacin liposome inhalation suspension and the Lamira® Nebulizer System, or other nebulizer approved for use by the FDA, used for the treatment of Mycobacterium avium complex (MAC) or any lung disease, condition or disorder, including the product approved by the FDA under NDA 207356 and any supplements thereto or any other approval of a product including amikacin in any form for inhalation or non-systemic delivery to patients that is owned or controlled by Purchaser.
“Asset Acquisition” means, with respect to the Company or any of its Subsidiaries, any purchase, exclusive or nonexclusive in-license or other acquisition of any properties or assets of any other Person (other than assets used and acquired in the ordinary course of business consistent with past practice for consideration that does not include any Contingent Obligation or other contingent consideration), including any purchase or other acquisition of any business unit, line of business or division of such Person~~)~~. Notwithstanding the foregoing, “Asset Acquisition” does not include any in-license or any collaboration, co-promotion or co-marketing arrangement pursuant to which the Company or any Subsidiary acquires rights to research, develop, use, make, promote, sell, lease or market the products of another Person.
“Audit Costs” means, with respect to any audit of the books and records of the Company and its Affiliates and Licensees with respect to amounts payable or paid under this Agreement, the reasonable and documented out-of-pocket cost of such audit, including all reasonable and documented fees, costs and expenses incurred in connection therewith.
“Audited Financial Statements” has the meaning set forth in the definition of “Financial Statements”.
“Bankruptcy Event” means the occurrence of any of the following:
(a)the Company or any Subsidiary shall commence any case, proceeding or other action (i) under the laws of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, examinership or similar relief, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, administration, protection, liquidation, examinership or dissolution (other than a solvent winding-up, dissolution or liquidation of a Subsidiary into the Company or a Subsidiary Guarantor), or (ii) seeking appointment of a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian, examiner or other similar official for it or for all or any portion of its assets, or the Company or any Subsidiary shall make a general assignment for the benefit of its creditors or enter into a composition, assignment or arrangement with any of its creditors (whether by way of a voluntary arrangement, scheme of arrangement, deed of compromise or otherwise);
(b)there shall be commenced against the Company or any Subsidiary any case, proceeding or other action seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, administration, winding up, reorganization, arrangement, adjustment, protection, examinership, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian, examiner or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian, examiner or other similar official for it or for any substantial part of its property) shall occur;
(c)the Company or any Subsidiary shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally as such debts become due;
(d)an affirmative vote by the applicable Board to commence any case, proceeding or other action described in clause (a) above or any other action by the Company or any Subsidiary to otherwise cause, consent to, approve or acquiesce in any of the acts described in clauses (a) through (c) inclusive above; or
(e)without limiting the generality of clauses (a) to (d) above, in relation to ~~any Subsidiary of the Company~~ Credit Party incorporated in Switzerland and/or having its registered office in Switzerland, the (insolvency) terms referred to above shall include any steps and actions under Swiss law which are analogous to those described above, in particular, without limitation of the scope of clauses (a) ~~to~~through (d) above, in respect of the following proceedings: “Drohende Zahlungsunfähigkeit (threat of illiquidity/insolvency) within the meaning of art. 725 and 820 of the Swiss Code of Obligations, “Zahlungsunfähigkeit” (inability to pay its debts), “Zahlungseinstellung” (suspending making payments), “hälftiger Kapitalverlust” or “Überschuldung” within the meaning of art. ~~725~~725a, 725b and art. 820 ~~para 1~~ of the Swiss Code of Obligations (half of the share capital and the legal reserves not covered; over-indebtedness, i.e. liabilities not covered by the assets), duty of filing of the balance sheet with the judge due to over-indebtedness or insolvency pursuant to art. 725b and art. 820 para. 1 of the Swiss Code of Obligations, “Nachlassverfahren” (composition with creditors) including in particular “Nachlassstundung” (moratorium) and proceedings regarding “Nachlassvertrag” (composition agreements) and “Notstundung” (emergency moratorium), “Fälligkeitsaufschub” (postponement of maturity of indebtedness), “Konkursaufschub / Gesellschaftsrechtliches Moratorium” (postponement of the opening of bankruptcy; moratorium proceedings) pursuant to art. 725, 725a, 725b and 820 CO, notification of the courts under these provisions and actions for “Auflösung / Liquidation” (dissolution/liquidation).
“Benefit Plan” means any employee benefit plan, as defined in section 3(3) of ERISA, that is either (i) a “multiemployer plan,” as defined in section 3(37) of ERISA, (ii) subject to section 412 of the Code, section 302 of ERISA or Title IV of ERISA, (iii) has assets that are invested in Equity Interests of the Company or any Subsidiaries or any of their respective ERISA Affiliates, (iv) provides welfare benefits to terminated employees, other than to the extent required by section 4980B(f) of the Code and the corresponding provisions of ERISA or similar local law (other than employer-subsidized COBRA premiums whereby the terminated employee pays no less than active employee rates), or (v) provides medical insurance, dental insurance, vision insurance, life insurance or long-term disability benefits and is not fully insured by a third-party insurance company. The term “Benefit Plan” excludes (A) any defined contribution retirement plan, (B) any medical insurance, dental insurance, vision insurance, life insurance or long-term disability benefits that are fully insured by a third-party insurance company, (C) any plan sponsored by a governmental entity to which the employer’s only obligation is to make legally required contributions and (D) any equity incentive plan and any award granted thereunder; provided that such equity incentive plan was approved by the Board of the Company (or a committee thereof).

“Board” means the Board of Directors of the Company or board of directors or similar governing body of any Subsidiary, as applicable.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Books” means all books and records including ledgers, records regarding an Obligor’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Brensocatib” means any proposed or approved pharmaceutical product owned or controlled by Purchaser that contains as an active ingredient brensocatib, in any form, for any indication including treatment of cystic fibrosis and related conditions, non-cystic fibrosis bronchiectasis and related conditions, or any other lung disease, disorder or condition.
“Business Day” means any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.
“Buy-Out Price” means, as of any date of determination:
(a)in the case of an exercise by the Company or the Purchaser of a Change of Control Purchase Option, (i) if such Change of Control Purchase Option is consummated on or before the 18 month anniversary of the Closing Date, an amount equal to 125.0% of the Purchase Price (i.e., $187,500,000), (ii) if such Change of Control Purchase Option is consummated after the 18 month anniversary of the Closing Date but on or before the 24 month anniversary of the Closing Date, an amount equal to 130.0% of the Purchase Price (i.e., $195,000,000), (iii) if such Change of Control Purchase Option is consummated after the 24 month anniversary of the Closing Date but on or before the 36 month anniversary of the Closing Date, an amount equal to 150.0% of the Purchase Price (i.e., $225,000,000), and (iv) if such Change of Control Purchase Option is consummated after the 36 month anniversary of the Closing Date, an amount equal to 180.0% of the Purchase Price (i.e., $270,000,000), minus, in each case, the sum of all Revenue Interest Payments made by the Company to the Purchaser prior to the consummation of such Change of Control Purchase Option (which, for avoidance of doubt, shall exclude any payment of interest made in accordance with Section 2.02(d)); provided that the Buy-Out Price shall not be less than zero;
(b)in the case of an exercise by the Company of any Call Option other than a Change of Control Call Option (i) if such Call Option is consummated on or before the eighth (8th) anniversary of the Closing Date, an amount equal to 180% of the Purchase Price (i.e., $270,000,000.00), and (ii) if such Call Option is consummated after the eighth (8th) anniversary of the Closing Date, an amount equal to 190% of the Purchase Price (i.e., $285,000,000.00), minus, in each case, the sum of all Revenue Interest Payments made by the Company to the Purchaser prior to the consummation of such Call Option (which, for avoidance of doubt, shall exclude any payment of interest made in accordance with Section 2.02(d)); provided that the Buy-Out Price shall not be less than zero; and
(c)in the case of an exercise by the Purchaser of its Put Option (other than under clause (d) of the definition of “Put Option Event”), (i) if such Put Option is exercised on or before the eighth (8th) anniversary of the Closing Date, an amount equal to 180% of the Purchase Price (i.e., $270,000,000.00), and (ii) if such Put Option is exercised after the eighth (8th)

anniversary of the Closing Date, an amount equal to 190% of the Purchase Price (i.e., $285,000,000.00), minus, in each case, the sum of all Revenue Interest Payments made by the Company to the Purchaser prior to the exercise of such Call Option, as applicable (which, for avoidance of doubt, shall exclude any payment of interest made in accordance with Section 2.02(d)); provided that the Buy-Out Price shall not be less than zero.
For the avoidance of doubt, the Buy-Out Price shall be calculated as of the date such Buy-Out Price is required to be paid.
“Call Closing Date” has the meaning set forth in Section 5.07(b).
“Call Option” has the meaning set forth in Section 5.07(b).
“Capital Lease” means, as applied to any Person, any lease of, or other arrangement conveying the right to use, any property by that Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalents” means:
(a)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government or by the government of any other member country of the Organisation for Economic Co-operation and Development (“OECD”) (provided that the full faith and credit of the United States or such other member country of OECD, as applicable, is pledged in support of those securities) or any agency or instrumentality of the OECD, in each case, having maturities of not more than two (2) years from the date of acquisition;
(b)certificates of deposit, time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits and demand deposits, in each case, with any commercial bank having (i) capital and surplus in excess of $500,000,000 in the case of U.S. banks or (ii) capital and surplus in excess of $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks or a rating for its long-term unsecured and noncredit enhanced debt obligations of “A” or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or “A2” or higher by Moody’s Investors Service Limited;
(c)commercial paper or marketable short-term money market or readily marketable direct obligations and similar securities having a credit rating of either A-1 or higher by Standard & Poor’s Rating Service or F1 or higher by Fitch Ratings Ltd or P-1 or higher Moody’s Investors Service Limited, and, in each case, maturing within two (2) years after the date of acquisition;
(d)repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (c) above entered into with any financial institution meeting the qualifications specified in clause (b) above;
x

(e)investment funds investing ninety-five percent (95.0%) of their assets in securities of the types described in clauses (a) through (d) above and clause (f) below;
(f)investments in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Service or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited (or, if at any time none of Fitch Ratings Ltd, Moody’s Investors Service Limited or Standard & Poor’s Rating Service shall be rating such obligations, an equivalent rating from another rating agency) and that have portfolio assets of at least $1,000,000,000; and
(g)other investments in accordance with the Company’s investment policy as of the Closing Date or otherwise approved in writing by the Purchaser (such approval not to be unreasonably withheld, conditioned or delayed).
“CCPA” means the provisions and implementing regulations of the California Consumer Privacy Act, as amended and codified at Cal. Civ. Code § 1798.100 et seq.
“Change in Law” means the occurrence, after the Closing Date (or, with respect to any successors or assigns of the Purchaser, after the date such Person acquires its interest hereunder), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any court or other Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means, at any time, the occurrence of any of the following events or circumstances:
(a)the acquisition by any “person” or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of any Equity Interests of the Company, if after such acquisition, such “person” or “group” would be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;
(b)a merger or consolidation of the Company with any other Person, other than a merger or consolidation of the Company in which the Company is the surviving Person and in which the persons holding more than fifty percent (50%) of the combined voting power of the Company’s voting securities outstanding immediately prior to such merger or consolidation, continue to hold at least fifty percent (50%) of the combined voting power of the Company’s voting securities outstanding immediately after such merger or consolidation; or

(c)any Transfer of all of the assets of the Company and its Subsidiaries on a consolidated basis to a Third Party.
“Change of Control Call Option” means a Call Option exercised by the Company in connection with a Change of Control; provided that no Call Option shall qualify as a Change of Control Call Option unless the Buy-Out Price payable in connection therewith is paid in full in cash no earlier than the date on which the related Change of Control is consummated and no later than two (2) days following such date of consummation.
“Change of Control Purchase Option” means a Change of Control Call Option or a Put Option exercised by the Purchaser pursuant to clause (d) of the definition of Put Option Event.
“Clinical Trial” means any clinical trial or investigation of any Specified Product conducted by or on behalf of the Company or any Subsidiary.
“Clinical Updates” means material information and developments with respect to each Clinical Trial.
“Closing Date” means October 19, 2022.
“CMIA” means the California Confidentiality of Medical Information Act, Cal. Civ. Code pt. 2.6 § 56 et seq.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means collectively, “Collateral”, as such term is defined in the Guaranty and Security Agreement, “Collateral,” as such term is defined in the Dutch Security Documents, “Secured Assets,” as such term is defined in the Irish Security Documents and “Pledged Portfolio,” as such term is defined in the Japanese Equity Pledge, any tangible or intangible assets, equity or other property pledged or assigned for security purposes, as the case may be, under the Swiss Security Documents, any tangible or intangible assets, equity or other property pledged under the English Security Documents, and any and all other assets and properties of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document, but in any event excluding all Excluded Property (as defined in the Guaranty and Security Agreement).
“Collateral Account” means any Deposit Account of an Obligor maintained with a bank or other depository or financial institution located in the United States, any Securities Account of an Obligor maintained with a securities intermediary located in the United States, or any Commodity Account of an Obligor maintained with a commodity intermediary located in the United States, in each case, other than an Excluded Account.
“Commercial Updates” means material information and developments with respect to the Company’s Commercialization plans and prospects for the Specified Products.
“Commercialization” means any and all activities, other than Manufacturing, directed to the preparation for sale of, or sale of any Specified Product, including activities related to marketing, promoting, distributing, and importing any such Specified Product, and interacting with Regulatory Agencies regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.
“Company” has the meaning set forth in the first paragraph hereof.
“Competitor” means, at any time of determination, any Person (and the Affiliates of such Person) that is directly and primarily engaged in the same, substantially the same, or similar line of business as the Company and its Subsidiaries as of such time.
“Confidential Information” means all confidential business information, financial data and other like information and other proprietary information or material, together with such other information that either party identifies to the other as confidential or the nature of which or the circumstances of the disclosure of which could reasonably indicate that such information is confidential.
“Contingent Obligation” means, for any Person, (a) any direct or indirect liability, contingent or not, of that Person for any indebtedness, lease, dividend, letter of credit or other obligation of another Person directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable (other than by endorsements of instruments in the course of collection) and (b) any obligation of that Person to pay an earn-out payment, milestone payment or ~~similar~~ other contingent payment or contingent compensation (including purchase price adjustments ~~but excluding~~, royalties and milestone payments payable and ~~sales milestones based on~~upon achievement of levels of net sales) to a counterparty incurred or created in connection with an Acquisition, Transfer or, Investment or otherwise in connection with any license, collaboration, development or similar agreement, in each instance where such contingent payment or compensation becomes due and payable upon the occurrence of an event or the performance of an act (and not solely with the passage of time). The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the amount required to be shown as liability on the balance sheet of such Person in accordance with GAAP (or, if not required to be so shown, the maximum reasonably anticipated amount reasonably determined by a Responsible Officer of such Person in good faith); but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement. Notwithstanding anything to the contrary in the foregoing, Permitted Equity Derivatives shall not constitute a Contingent Obligation.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that with respect to any Intellectual Property, “control” means that the applicable Persons owns or has a license to such item or right and has the ability to grant to a party a license, sublicense, or rights of access and use under such item or right without (a) violating the terms or conditions of any agreement or other arrangement between such Person and any Third Party in existence as of the time such party would be required hereunder to grant such license, sublicense, or rights of access and use, and (b) paying any consideration to any Third Party. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means, with respect to any Deposit Account, Securities Account, Commodity Account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Purchaser, among the Purchaser, the Term Loan Agent (if the obligations of the Company under the Term Loan Agreement have not been paid in full), the financial institution or other Person located in the United States at which such account is maintained or with which such entitlement or contract is carried and the Obligor maintaining such account, effective to grant “control” (as defined under the relevant UCC) over such account to the Purchaser (or to the Intercreditor Agent), subject to the terms of the Intercreditor Agreement as applicable.
“Convertible Indebtedness Scheduled Maturity Date” means (i) with respect to the ~~2025 Convertible Notes and the~~ 2028 Convertible Notes~~, as applicable~~, the respective scheduled maturity date for the Indebtedness evidenced thereby as in effect on the date hereof, and (ii) with respect to any other Permitted Convertible Indebtedness, the scheduled maturity date (or equivalent) therefore as in effect as of the date of issuance thereof.
“CPRA” means the California Privacy Rights Act.
“Data Processors” means any Third Party service providers, software developers, outsourcers, or others to which Company or its Subsidiaries engage and allow access to Personal Data or IT Assets (including, for clarity, all information and transactions stored or contained therein or transmitted thereby).
“Data Protection Laws” means any and all applicable foreign or domestic (including U.S. federal, state and local), statutes, ordinances, orders, rules, regulations, judgments, Regulatory Approvals, or any other requirements of Governmental Authorities relating to the privacy, security, notification of breaches or confidentiality of Personal Data, including, to the extent applicable to the Company or any of its Subsidiaries, HIPAA, Section 5 of the FTC Act and other consumer protection laws, GDPR, APPI, CCPA, CPRA and other comprehensive state privacy laws, CMIA and other U.S. state medical information privacy laws and genetic testing laws.
“Development” means all activities related to discovery, research, development, creation and prosecution of Intellectual Property, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Agency as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

“Disclosure Letter” means that certain Confidential Disclosure Letter, dated as of the Closing Date, delivered by the Company to the Purchaser.
“Dispute” has the meaning set forth in Section 3.11(d).
“Disqualified Equity Interests” means Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, (c) contain any repurchase obligation or (d) provide for required scheduled payments or the payment of cash dividends or distributions; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Company or any Subsidiary or their directors, officers, employees and/or consultants or by any such plan to directors, officers, employees or consultants of the Company or any Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Company or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such director, officer, employee or consultant’s termination, death or disability.
“Disqualified Persons” has the meaning set forth in the definition of “Eligible Assignee”.
“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States.
“Drug Approval Application” means a New Drug Application as defined in the FFDCA, or any analogous foreign application.
“Dutch CC” means the Dutch Civil Code (Burgerlijk Wetboek).
“Dutch Obligor” means any Subsidiary Guarantor which is incorporated or established under Dutch law.
“Dutch Security Documents” means
(d)the Dutch law governed deed of pledge of receivables, moveable assets and IP security assets between (i) Insmed Netherlands B.V. as a pledgor, (ii) Insmed Netherlands Holdings B.V., as a pledgor and (ii) the Purchaser as pledgee; and
(e)the Dutch law governed deed of pledge of shares in the capital of Insmed Netherlands B.V. between Insmed Ireland Limited as pledgor, the Purchaser as pledgee and Insmed Netherlands B.V. as company.
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” is (i) the Purchaser, (ii) any Affiliate of the Purchaser or any fund or investment vehicle managed by the Purchaser or an Affiliate of the Purchaser or under common management with the Purchaser and (iii) any Person that, to the knowledge of the Purchaser, is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7)) with assets under management (together with its Affiliates) of at least $150,000,000, as determined by the Purchaser in its good faith discretion; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include, unless a Put Option Event has occurred and is continuing, (x) any Competitor, (y) any Person identified to the Purchaser by the Company in writing on or prior to the Closing Date, and in case any Affiliate thereof that is identifiable as such by name (or otherwise known to the Purchaser to be an Affiliate of such Person), or (z) any stockholder activist fund (each such Person described in clauses (x), (y) and (z), collectively, “Disqualified Persons”).
“ENCORE Event” means the occurrence of a statistically significant improvement in the change from baseline to Month 13 in the respiratory symptom score and the proportion of subjects achieving durable culture conversion at Month 15 between the ARIKAYCE® treatment group and the placebo control group
“English Obligor” means Insmed Ltd.
“English Security Documents” means:
(a)the English law governed debenture dated 22 February 2024 between (i) Insmed Innovation UK Ltd. as chargor and (ii) the Purchaser; and
(b)the English law governed share charge dated 22 February 2024 between (i) Insmed Incorporated as chargor and (ii) the Purchaser.
“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Equity Cash Proceeds” means, with respect to any issuance of Equity Interests after the Closing Date, the amount in excess of $[***] in cash proceeds (net of reasonable costs associated therewith) actually received by the Company from all such issuances, which have not been previously used to redeem Permitted Convertible Indebtedness.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of equity interests of a corporation, any and all equivalent ownership interests in a Person other than a corporation (including, without limitation, partnership interests, membership interests and similar ownership interests), any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, and all other ownership or profit interests in a Person (including partnership, member or trusts interests in such Person), in each case whether voting or non-voting and whether or not outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of section 414(b) of the Code of which that Person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of section 414(c) of the Code of which that Person is a member, or (iii) any member of an affiliated service group within the meaning of section 414(m) or 414(o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.
“EU” means the European Union.
“EU GDPR” has the meaning set forth in the definition of “GDPR”
“EU5 Countries” means, collectively, the United Kingdom, Germany, France, Spain and Italy.
“Excluded Accounts” means (a) accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Obligor’s employees, (b) zero balance accounts; provided that, within two (2) Business Days of any deposit made into any such zero balance account, such deposit is swept in full to an account subject to a Control Agreement, (c) accounts (including trust accounts) used exclusively for escrow, customs, insurance or fiduciary purposes, (d) merchant accounts, (e) accounts used exclusively for compliance with any Applicable Law to the extent such Applicable Law prohibits the granting of a Lien thereon, (f) accounts which constitute cash collateral in respect of a Permitted Lien and (g) any other account, established or maintained in the ordinary course of business or in furtherance of a bona fide general corporate purpose, designated as an Excluded Account by a Responsible Officer of the Company in writing delivered to the Purchaser, with respect to which the aggregate amount on deposit at any time in aggregate with all other such accounts excluded under this clause (g), does not exceed $[***].
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Excluded Subsidiaries” means, collectively: (i) any Subsidiary with respect to which the grant to the Purchaser of a security interest in and Lien upon, and the pledge to the Purchaser of such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Transaction Document and the Equity Interests in such Subsidiary to secure the Obligations (and any guaranty thereof) are validly prohibited by Applicable Laws (for the avoidance of doubt, not including the organizational or governing documents of such Subsidiary, except to the extent covered in clause (ii) or (iii) below); (ii) any Subsidiary with respect to which the grant to the Purchaser of a security interest in and Lien upon, and the pledge to the

Purchaser, of, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Transaction Document and the Equity Interests in such Subsidiary to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any Governmental Authority or other third party (other than the Company or an Affiliate of the Company) and any such consent, approval or waiver has not been obtained, directly or indirectly, by the Company following the Company’s direct and indirect commercially reasonable efforts to obtain the same; (iii) any Subsidiary that is a non-Wholly-Owned Subsidiary, with respect to which, the grant to the Purchaser of a security interest in and Lien upon, and the pledge to the Purchaser of the properties and assets of such non-Wholly-Owned Subsidiary to secure the Obligations (and any guaranty thereof) are validly prohibited by, or would give any third party (other than the Company or an Affiliate of the Company) the right to terminate its obligations under, such non-Wholly-Owned Subsidiary’s Organization Documents or the joint venture agreement or shareholder agreement with respect thereto or any other contract with such third party relating to such non-Wholly-Owned Subsidiary, including any contract evidencing Indebtedness of such non-Wholly-Owned Subsidiary (other than customary non-assignment provisions which are ineffective under Article 9 of the Code or other Applicable Laws), but only, in each case, to the extent, and for so long as such Organization Document, joint venture agreement, shareholder agreement or other contract is in effect; (iv) any Subsidiary that owns properties and assets with an aggregate fair market value (as reasonably determined in good faith by a Responsible Officer of the Company) of less than $[***]; (v) each of (A) Celtrix Pharmaceuticals, Inc., (B) any Foreign Subsidiary organized under the laws of France, the United Kingdom, Italy or Germany and existing as of the Closing Date, and (C) any other Subsidiary not organized in Japan, Ireland, the Netherlands, Switzerland and the United States, unless, in each case of sub-clauses (A), (B) and (C) above, such Subsidiary at any time (w) owns, co-owns or otherwise maintains any material Intellectual Property, (x) licenses any Product Intellectual Property from any third party, (y) enters into any Material Contract or otherwise becomes a party thereto or bound thereby or (z) otherwise engages in any business operations material to any aspect of the research, development, manufacture, production, use, Commercialization, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale or lease, distribution or sale or lease of Product (in which case the parties hereto agree that any such Subsidiary shall constitute an Obligor for all purposes under the Transaction Documents as of the date of such ownership, co-ownership, maintenance, license, entry or becoming so bound, or engagement); and (vi) any other Subsidiary with respect to which, the Company and the Purchaser reasonably determine by mutual agreement that the cost (including Tax costs) of granting the Purchaser, a security interest in and Lien upon, and pledging to the Purchaser such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Transaction Document and the Equity Interests of such Subsidiary to secure the Obligations (and any guaranty thereof) are excessive relative to the value to be afforded to the Purchaser. Notwithstanding the foregoing or any other provision of this Agreement, no Subsidiary existing as of the Closing Date or organized, formed or acquired, directly or indirectly, by any Obligor from and after the Closing Date (including any Intercompany Reorganization Subsidiary), that (A) owns, co-owns or otherwise maintains any material Product Assets, (B) licenses any Product Intellectual Property from any third party, (C) enters into any Material Contract or otherwise becomes a party thereto or bound thereby or (D) otherwise engages in any business operations material to any aspect of the research, development, Manufacture, production, use, Commercialization, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale or lease, distribution or sale or lease of any Specified Product in the United States, Japan, France, Germany, Italy Spain or the United Kingdom shall be (or shall be deemed to be) an Excluded Subsidiary without the prior written consent of the Purchaser.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Purchaser or required to be withheld or deducted from a payment to the Purchaser: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Purchaser being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Purchaser with respect to an applicable interest in the Obligations (i) to the extent they are imposed pursuant to a law in effect on the date on which (A) the Purchaser acquires such interest in the Obligations or (B) the Purchaser changes its applicable lending office, except in each case to the extent that, pursuant to Section 2.05, amounts with respect to such Taxes were payable either to the Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its applicable lending office, or (ii) because the transactions hereunder are not treated in accordance with the Intended Tax Treatment as a result of any administrative or judicial decision; provided that in such case such U.S. federal withholding Taxes shall be Excluded Taxes only to the extent such U.S. federal withholding Taxes exceed the amount of U.S. federal withholding Taxes (if any) imposed that would not be Excluded Taxes if the Intended Tax Treatment had applied; (c) Taxes attributable to the Purchaser’s failure to comply with Section 2.05(e); and (d) any withholding Taxes imposed under FATCA.
“Exclusive License” means any outbound License of Product Intellectual Property that (i) is exclusive (whether as to use, field, geography or otherwise) within the United States and (ii) has a term that is longer than twelve (12) months from the date of the original effective date of such License or is subject to any automatic renewal right or similar obligation binding on the parties thereto that would cause the term of such License to extend automatically beyond such twelve (12) month period.
“Export and Import Laws” means any applicable law, regulation, order or directive that applies to the import, export, re-export, transfer, disclosure or provision of goods, software, technology or technical assistance including, without limitation, restrictions or controls administered pursuant to the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774, administered by the U.S. Department of Commerce, Bureau of Industry and Security; U.S. Customs regulations; and similar import and export laws, regulations, orders and directives of other jurisdictions to the extent applicable.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” has the meaning set forth in Section 3.21(a).
“FDA” means the United States Food and Drug Administration or any successor federal agency thereto.
“FDA Approval Date” means the date on which the FDA has granted approval (including accelerated approval) of an NDA for brensocatib in any form for the treatment of bronchiectasis, or an indication that is substantially the same.
“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
“Financial Statements” means (a) the audited consolidated balance sheets of the Company as of December 31, 2021 and 2020 and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and shareholders’ (deficit) equity and cash flows for the years then ended (the “Audited Financial Statements”), (b) the unaudited balance sheets of the Company as of March 31, 2022 and June 30, 2022 and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ (deficit) equity and cash flows for the three (3) month periods then ended (the “Interim Financial Statements”) and (c) each financial statement delivered pursuant to Section 5.02(b).
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Foreign Security Documents” means the Irish Security Documents, the Dutch Security Documents, the Swiss Security Documents, the Japanese Security Documents, the English Security Documents and any other pledge, security or other collateral agreement pursuant to which the assets owned by a Foreign Subsidiary are made subject to a Lien in favor of the Purchaser and which is governed by the laws of the jurisdiction in which such Foreign Subsidiary is formed, in each case in form and substance reasonably satisfactory to the Purchaser and in each case as amended, restated, supplemented or otherwise modified from time to time.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time. Notwithstanding anything in this Agreement to the contrary, for purposes of determining compliance with any covenant contained in Section 5 or the existence of any Put Option Event, in determining whether any lease is required to be accounted for as a capital lease or an operating lease, such determination shall be made based on GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02.

“GDPR” means, collectively, (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) (the “EU GDPR”) and (ii) the EU GDPR as it forms part of the laws of the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”).
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency (including Regulatory Agencies, data protection authorities, and agencies acting as supervisory governmental organizations on issues of privacy protection), government department, authority (including state attorneys general), instrumentality, regulatory body, ministry, commission, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization, whether U.S. or non-U.S., federal, state, provincial, local or supranational (domestic or foreign), including each Patent Office, the FDA, the United States National Institutes of Health or non-U.S. equivalent, the Centers for Medicare and Medicaid Services, the United States Department of Health and Human Services Office of the Inspector General, and the United States Department of Justice.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranty and Security Agreement” means the Second Lien Guaranty and Security Agreement, dated as of October 19, 2022, by and among the Company, each Subsidiary Guarantor and the Purchaser providing for, among other things, the grant by the Company in favor of the Purchaser of a valid continuing, perfected Lien on and security interest in the Collateral described therein, which shall be substantially in the form of Exhibit A, as amended, restated, supplemented or otherwise modified from time to time.
“Hedging Agreement” means any interest rate, currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity or equity prices or values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation execution in connection with any such agreement or arrangement. Notwithstanding anything to the contrary in the foregoing, any Permitted Equity Derivative shall not constitute a Hedging Agreement.
“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for advanced or borrowed money of, or credit extended to, such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of assets, properties, services or rights (other than (i) accrued expenses and trade payables entered into in the ordinary course of business which are not more than one hundred and eighty (180) days past due or subject to a bona fide dispute, (ii) obligations to pay for services provided by employees and individual independent contractors in the ordinary course of business which are not more than one hundred and twenty (120) days past due or subject to a bona fide dispute, (iii) liabilities associated with customer prepayments and deposits, and (iv) prepaid or deferred revenue arising in the ordinary course of business), including (A) any obligation or liability to pay deferred purchase price or other similar deferred consideration for such assets, properties, services or rights where such deferred purchase price or consideration becomes due and payable solely upon the passage of time, and (B) any obligation described in clause (b) of the definition of “Contingent Obligation”; (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds, performance bonds and other similar instruments issued by such Person; (d) all obligations of such Person evidenced by notes, bonds, debentures or other debt securities or similar instruments (including debt securities convertible into Equity Interests, including Permitted Convertible Indebtedness), including obligations so evidenced incurred in connection with the acquisition of properties, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations of such Person; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product by such Person; (h) Disqualified Equity Interests; (i) all indebtedness referred to in clauses (a) through (g) above of other Persons secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in assets or properties (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness of such other Persons; and (i) all Contingent Obligations of such Person described in clause (a) of the definition thereof. For the avoidance of doubt, “Indebtedness” shall include Permitted Convertible Indebtedness, but shall not include any Permitted Equity Derivative.
“Indemnified Liabilities” means, collectively, all Excluded Liabilities and any and all liabilities, obligations, losses, assessments, awards, causes of action, damages, penalties, claims, charges, fines, judgments, reasonable and documented costs, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented expenses of investigation and the reasonable and documented fees and disbursements of counsel for Indemnified Parties), whether direct, indirect or consequential, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral)).
“Indemnified Party” has the meaning set forth in Section 7.04(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Intellectual Property” means all intellectual property and other proprietary rights of any kind or nature, whether registered or unregistered and whether registrable or not, protected, created or arising under any law, including any and all rights in: proprietary information; technical data; laboratory notebooks; clinical data; priority rights; regulatory rights providing full or partial market exclusivity such as the U.S. Orphan Drug Exclusivity, “GAIN” exclusivity, Pediatric Exclusivity and any similar right in the U.S. and non-U.S.; Trade Secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application); Patents; registered or unregistered trademarks, trade names, service marks, trade dress, logos, slogans, including all goodwill associated therewith; domain names; registered and unregistered copyrights and all applications thereof and all rights in works of authorship of any type, in all forms or media, designs rights, registered designs, database rights and rights in compilations of data.
“Intellectual Property Updates” means a summary, prepared in reasonable detail, of any new Patents, trademarks or copyrights issued or patent, trademark or copyright applications filed, amended or supplemented, constituting Product Intellectual Property (in form sufficient to allow Purchaser to prepare appropriate filings in respect thereof to protect its Liens thereon).
“Intended Tax Treatment” has the meaning set forth in Section 5.12(b).
“Intercreditor Agent” means BioPharma Credit PLC, acting as gratuitous bailee and non-fiduciary agent on behalf of, and for the benefit of, the Purchaser, and its successors and assigns.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and between the Intercreditor Agent and the Purchaser, and acknowledged and agreed to by the Company, as may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms set forth therein.
“Intercompany Reorganization” means any and all entity formations, asset transfers, capital contributions, Indebtedness, licensing and supply transactions and any other arrangements solely between or among the Company and its Wholly-Owned Subsidiaries or Company’s Wholly-Owned Subsidiaries, to effect the reorganization of the organizational structure or capital structure of the Company and its Subsidiaries for the purpose of optimizing the overall economic performance and efficiency of the Company and its Subsidiaries as a whole, to occur and be consummated: (a) on or before March 31, 2023 as to the agreements and transactions described on Exhibit B hereto; and (b) thereafter; provided, however, that in each case under clause (b) above, such formation, transfer, contribution, Indebtedness, transaction or arrangement has been approved by the Purchaser prior to the consummation thereof, such approval not to be unreasonably withheld or delayed.
“Intercompany Reorganization Subsidiary” means any direct or indirect Wholly-Owned Subsidiary of the Company that is formed pursuant to the Intercompany Reorganization.
“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the Closing Date, by and among the Company, its Subsidiaries party thereto, the Term Loan Agent and the Purchaser, as may be amended, restated, supplemented or otherwise modified from time to time.
“Interim Financial Statements” has the meaning set forth in the definition of “Financial Statements”.
“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person in the form of loans, guarantees, advances or other extensions of credit (excluding accounts receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), (b) beneficial ownership interests in any Equity Interests of such Person, or (c) any Acquisition of such Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“Irish Companies Act” means the Companies Act 2014 of Ireland.
“Irish Debenture” means the Irish law governed debenture by and among the Irish Obligors and the Purchaser, in form and substance reasonably satisfactory to the Purchaser, as amended, restated, supplemented or otherwise modified from time to time.
“Irish Security Documents” means the Irish Debenture and the Irish Share Charge.
“Irish Share Charge” means the Irish law governed share charge by the Company and the Purchaser, in form and substance reasonably satisfactory to the Purchaser, as amended, restated, supplemented or otherwise modified from time to time.
“Irish Obligors” means Insmed Holdings Limited and Insmed Ireland Limited.
“Japanese Equity Pledge” means Second Lien Membership Interest Pledge Agreement, dated as of ~~the Closing Date~~ October 31, 2024, by and among ~~the Company~~ Insmed Netherlands Holdings B.V., as pledgor, the Purchaser, as pledgee, and the Japanese Obligor, as amended, restated, supplemented or otherwise modified from time to time.
“Japanese Obligor” means Insmed Godo Kaisha.

“Japanese Security Documents” means the Japanese Equity Pledge, and any other documents designated as a Japanese Security Documents by the Purchaser and the Company (or that is specified in such document as being a Japanese Security Documents).
“IT Assets” means the computers and other information technology infrastructure and assets used by the Company or any of the Subsidiaries in the conduct of their business as operated and as proposed to be operated.
“Knowledge” means the actual knowledge, after reasonable inquiry of a Person. “Knowledge of the Company” means the Knowledge of any Knowledge Person.
“Knowledge Person” means any of the persons listed on Schedule 1.01(a) of the Disclosure Letter.
“Legal Reservations” means, solely in respect of the English Obligor, (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors; (b) defences of set-off or counterclaim; and (c) the principle that security expressed to be fixed security may take effect a floating security.
“License” means any existing or future license (including sublicenses), Commercialization, co-promotion, collaboration, distribution, marketing, partnering or similar agreement entered into before or during the Revenue Interest Period by the Company or any of its Affiliates that grants a license to a Third Party under, or in respect of, any Product or Intellectual Property.
“Licensees” means any licensee or sublicensee under any License (other than licensees or sublicensees of the type described in clause (c) or clause (d) of the definition of Permitted Licenses).
“Liens” means all liens, encumbrances, security interests, mortgages, rights to preferential payments or charges of any kind, but excluding any Permitted Licenses.
“Manufacture” and “Manufacturing” means all activities and operations related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of any Specified Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.
“Manufacturing Agreement” means (a) any contract or agreement entered into on or prior to the Closing Date by any Obligor or any of its Subsidiaries with third parties for (i) the clinical or commercial Manufacture or in-bound supply of any Specified Product for any indication, or (ii) for the commercial Manufacture or in-bound supply of any active pharmaceutical ingredient, prodrug, or medical device component material incorporated therein that was included in the Drug Approval Application for any Specified Product (with the Manufacturing Agreements in effect as of the Closing Date being set forth in Schedule 5.13(b) of the Disclosure Letter), and (b) any future contract or agreement entered into after the Closing Date by any Obligor or any of its Subsidiaries with third parties for (i) the clinical or commercial Manufacture or in-bound supply of any Specified Product for any indication or (ii) for the commercial Manufacture or in-bound supply of any active pharmaceutical ingredient, prodrug, or medical device component material incorporated therein.
“Margin Stock” means “margin stock” within the meaning of Regulation U and Regulation X.
“Marketing Authorization” means, with respect to any Specified Product, the Regulatory Approval required by Applicable Law to sell such Specified Product in a country or region, including, to the extent required by Applicable Law for the sale of such Specified Product, all pricing approvals and government reimbursement approvals.
“Material Adverse Effect” means (a) the effect of a material adverse change in the business, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) a material adverse effect on the validity or enforceability of any of the Transaction Documents, (c) a material adverse effect on the ability of the Company or any Obligor to perform any of its material obligations under the Transaction Documents, including its obligation to make Revenue Interest Payments as provided herein, (d) a material adverse effect on the rights or remedies of the Purchaser under any of the Transaction Documents, (e) a material adverse effect on (i) prior to receipt of FDA approval of Brensocatib, Arikayce and the Product Intellectual Property related thereto, taken as a whole, and (ii) upon and at all times after receipt of FDA approval of Brensocatib, the Specified Products and the Product Intellectual Property related thereto, taken as a whole, (f) a material adverse effect on the ability of the Company or a Person acting on behalf of the Company to Develop, Commercialize or Manufacture the Specified Products, taken as a whole, (g) the occurrence of any revocation, withdrawal, suspension or cancellation of any Regulatory Approval in the United States for Arikayce which results in the Company or any of its Subsidiaries being prevented from marketing or selling Arikayce in the United States, or (h) a material adverse effect on the validity, perfection (except to the extent permitted under the Security Documents) or priority of Liens in favor of the Purchaser (except to the extent permitted under the Intercreditor Agreement or resulting solely from any actions or inactions on the part of the Purchaser despite timely receipt of information regarding the Company and its Subsidiaries as required by this Agreement).
“Material Contract” means (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act of 1933, as amended, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Company or its Affiliates that relates to the Development, Manufacture, or Commercialization of any Specified Product; (b) any development agreement, collaboration agreement, marketing agreement, co-promotion agreement, license agreement, option agreement, distribution agreement, partnering agreement or similar agreement with respect to Company or its Affiliates related to the Development, Manufacture, or Commercialization of any Specified Product to the extent the breach, non-performance or failure to renew could reasonably be expected to have a Material Adverse Effect; and (c) any agreement with respect to Company or its Affiliates relating to any Material Patent, including any license, option, assignment, or agreement related to control of such Material Patent, in each case, to the extent the breach, non-performance or failure to renew by the Company or its Affiliates or the respective counterparty could reasonably be expected to have a Material Adverse Effect.
“Material Indebtedness” means (i) Indebtedness outstanding under the Term Loan Agreement and (ii) any other Indebtedness of the Company or any of its Subsidiaries, the outstanding principal amount of which exceeds $[***].
“Material Patents” has the meaning set forth in Section 3.11(c).
“NDA” means a new drug application, submitted to the FDA pursuant to 21 U.S.C. § 355 seeking authorization to market a new drug in the United States, or any foreign equivalent.
“Net Sales” means for any period and with respect to any Specified Product, net revenue of the Company and its Subsidiaries on account of sales of such Specified Product, including, to the extent included in net revenues, license fees, royalty income, milestone payments, of the Company and the Subsidiaries during such period, as determined in accordance with GAAP. Net Sales shall be determined in a manner consistent with the methodologies, practices and procedures used in developing the Company’s audited financial statements.
“Net Sales Report” has the meaning set forth in Section 2.02(a)(ii).
“Net Sales Report Date” means each date on which financial statements are required to be delivered pursuant to Section 5.02(a)(i) or (a)(ii), commencing on the first such date to occur following the Closing Date; provided that, if any such date shall occur on a day that is not a Business Day, the applicable Net Sales Report Date shall be the next succeeding Business Day.
“Obligations” means, without duplication, all obligations of the Company in respect of the Revenue Interests, including all obligations to make Revenue Interest Payments and to pay the applicable Buy-Out Price, and all present and future Indebtedness, taxes, liabilities, obligations, covenants, duties, and debts, Indemnified Liabilities owing by the Company to the Purchaser, arising under or pursuant to the Transaction Documents, including all Reimbursable Expenses (and including any interest, fees and other charges that would accrue but for the filing of a bankruptcy action with respect to the Company, whether or not such claim is allowed in such bankruptcy action).
“Obligors” means the Company and each Subsidiary Guarantor.
“OECD” has the meaning set forth in the definition of “Cash Equivalents”.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor thereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or incorporation, organization and operating agreement or constitutional documents, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Purchaser and the jurisdiction imposing such Tax (other than connections arising from the Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Obligation or Transaction Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Patent Office” means the respective patent office, including the United States Patent and Trademark Office, the European Patent Office and any comparable patent office in any other jurisdiction, for any Patents.
“Patents” means patent and patent applications of any and every type issued under law in any jurisdiction and rights related to patents and patent applications, including by way of example, and not as a limitation, all issued national, regional and international patents and patent applications (and any patents that issue as a result of those patent applications or from an application that does or could claim priority from any of those), all certificates of invention and applications for certificates of invention, in-licensed and out-licensed patent and patent application rights and any renewals, restorations, reissues, reexaminations, inter partes review, or any other patent review proceedings, rulings and judgments related to patents by any court or Patent Office, extensions, improvements, continuations, continuations-in-part, divisions, revisions, registrations, revalidations, utility models, supplemental protection certificates, patent term extensions of any type, patent term adjustments, any regulatory exclusivity rights related to patents, pediatric exclusivity periods and substitutions relating to any of the issued patents and patent applications, in any jurisdiction.
“Payment Date” means the forty-fifth day following each of March 31st, June 30th, September 30th and December 31st, commencing on the first such date to occur following the Closing Date; provided that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the immediately preceding Business Day.

“PCI Cap” means an amount equal to the sum of (a) $[***] plus (b) such amount of proceeds that will be used solely to repay or retire existing Permitted Convertible Indebtedness and is placed into an escrow account solely dedicated to such use, plus, (c) so long as (i) no Put Option Event has occurred and is continuing, (ii) no Material Adverse Effect has occurred and (iii) the ENCORE Event has occurred, $[***].
“Permitted Acquisition” means any Acquisition, so long as:
(a)no Put Option Event shall have occurred and be continuing as of, or could reasonably be expected to result from, the consummation of such Acquisition;
(b)the properties or assets being acquired or licensed, or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, (i) the same, similar or related line of business as that then-conducted by the Company and its Subsidiaries, or (ii) a line of business that is related or ancillary to or in furtherance of a line of business as that then-conducted by the Company and its Subsidiaries;
(c)in the case of any Asset Acquisition, any and all assets are being acquired or licensed in such Acquisition by an Obligor and, within the timeframes expressly set forth in Section 5.06 with respect to all such assets constituting Collateral, such Obligor shall have executed and delivered or authorized, as applicable, any and all joinders, security agreements, financing statements and any other documentation, and made such other deliveries, required by Section 5.06 or reasonably requested by the Purchaser in order to include such newly acquired or licensed assets within the Collateral, in each case to the extent required by Section 5.06;
(d)in the case of any Stock Acquisition, any and all Equity Interests are being acquired in such Acquisition by an Obligor and, such Obligor shall have complied with its obligations under Section 5.06, in each case to the extent such Equity Interests are subject thereto; and
(e)any Indebtedness or Liens assumed in connection with such Acquisition are otherwise permitted under Section 5.10(a)(iii) or 5.10(a)(viii), respectively.
“Permitted Convertible Indebtedness” means Indebtedness of the Company or any Subsidiary of the Company that is an Obligor having a feature which entitles the holder thereof in certain circumstances to convert or exchange all or a portion of such Indebtedness into Equity Interests in the Company or such Subsidiary (or other securities or property following a merger event or other change of the common stock of the Company or such Subsidiary), cash or any combination of cash and such Equity Interests (or such other securities or property) based on the market price of such Equity Interests (or such other securities or property); provided, however, that (a) such Indebtedness shall be unsecured, (b) such Indebtedness shall not be guaranteed by any Subsidiary of the Company, (c) such Indebtedness shall bear interest at a rate per annum not to exceed the greater of [***] percent ([***]%) and such rate as is customary in the market at such time, as determined by the Company in its reasonable commercial judgment, (d) such Indebtedness shall not include covenants and defaults (other than covenants and defaults customary for convertible indebtedness but not customary for loans, as determined by the Company in its good faith judgment) that are, taken as a whole, more restrictive on the Obligors than the provisions of this Agreement (as determined by the Company in its good faith judgment), (e) immediately prior to and after giving effect to the incurrence of such

Indebtedness, no Put Option Event shall have occurred and be continuing or could reasonably be expected to occur as a result therefrom (after giving effect to this Agreement), (f) such Indebtedness shall not (i) mature or be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) be redeemable at the option of the holder thereof, in whole or in part or (iii) provide for the scheduled payment of dividends or distributions (other than scheduled cash interest payments) in cash, in each case of the foregoing sub-clauses (i), (ii) and (iii), prior to June 14, 2029 (it being understood, for the avoidance of doubt, that (w) a redemption right of the Company or such Subsidiary in respect of such Indebtedness, (x) conversion rights of holders in respect of such Indebtedness, (y) acceleration rights of holders of such Indebtedness upon the occurrence of an event of default specified in the agreement governing such Indebtedness and (z) the obligation to pay customary amounts to holders of such Indebtedness in connection with a “change of control” or “fundamental change”, in each case, shall not be considered in connection with the determination of scheduled maturity date for purposes of this clause (f)); (g) at all times prior to the 1x Return Date, immediately after giving effect to the incurrence of any such Indebtedness, the difference of (x) the amount of all Permitted Convertible Indebtedness (including all Indebtedness under the ~~2025 Convertible Notes and the~~  2028 Convertible Notes and the ~~indentures~~ indenture relating thereto) permitted hereunder and then outstanding less (y) the amount of proceeds of such Indebtedness that (1) will be used solely to repay or retire existing Permitted Convertible Indebtedness and (2) is placed into an escrow account solely dedicated to such use, shall not exceed the PCI Cap; and (h) the Company shall have delivered to the Purchaser a certificate of a Responsible Officer of the Company certifying as to the foregoing clauses (a) through (g) with respect to any such Indebtedness. For the avoidance of doubt, the ~~2025 Convertible Notes and the~~ 2028 Convertible Notes ~~constitute~~ constitutes Permitted Convertible Indebtedness.
“Permitted Convertible Redemption” means ~~(a)~~ the payment of the principal amount of any Indebtedness under the ~~2025 Convertible Notes or the~~ 2028 Convertible Notes (or the ~~indentures~~ indenture relating thereto) prior to maturity, with cash (other than any cash in the Cash Collateral Account), unless the last reported sale price of Company’s common stock is at least 1.3 times the conversion price of such Indebtedness then in effect for at least twenty (20) Trading Days (whether or not consecutive) during any thirty (30) consecutive Trading Day period ending on the Trading Day prior to the date on which the Company provides the redemption notice in accordance with the indenture governing such Indebtedness~~, or (b) the redemption of the 2025 Convertible Notes with Equity Cash Proceeds~~.
“Permitted Distributions” means:
(a)dividends, distributions or other payments by any Wholly-Owned Subsidiary of the Company on its Equity Interests to, or the redemption, retirement or purchase by any Wholly-Owned Subsidiary of the Company of its Equity Interests from, the Company or any other Wholly-Owned Subsidiary of the Company;
(b)dividends, distributions or other payments by any non-Wholly-Owned Subsidiary on its Equity Interests to, or the redemption, retirement or purchase by any non-Wholly-Owned Subsidiary of its Equity Interests from, the Company or any other Subsidiary or each other owner of such non-Wholly-Owned Subsidiary’s Equity Interests based on their relative ownership interests of the relevant class of such Equity Interests;

(c)exchanges, redemptions or conversions by the Company in whole or in part any of its Equity Interests for or into another class of its Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests;
(d)any such payments arising from (i) the Intercompany Reorganization (but only to the extent pursuant to any distribution described in clause (a) of the definition of Intercompany Reorganization, and then, only if and to the extent such payments are described in Exhibit B hereto), (ii) a Permitted Acquisition or (iii) other Permitted Investment, in each case of this clause (d) by the Company or any of its Subsidiaries;
(e)[reserved];
(f)cash payments in lieu of the issuance of fractional shares arising out of stock dividends, splits or combinations or in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests, including Permitted Convertible Indebtedness;
(g)in connection with any Acquisition or other Investment by the Company or any of its Subsidiaries, (i) the receipt or acceptance of the return to the Company or any of its Subsidiaries of Equity Interests of the Company constituting a portion of the purchase price consideration in settlement of indemnification claims, or as a result of a purchase price adjustment (including earn-outs or similar obligations) and (ii) payments or distributions to equity holders pursuant to appraisal rights required under Applicable Laws;
(h)the distribution of rights pursuant to any shareholder rights plan or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan;
(i)dividends, distributions or payments on its Equity Interests by any Subsidiary to any Obligor;
(j)dividends, distributions or payments on its Equity Interests by any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor;
(k)purchases of Equity Interests of the Company or its Subsidiaries in connection with the exercise of stock options by way of cashless exercise, or in connection with the satisfaction of withholding tax obligations;
(l)issuance to directors, officers, employees or contractors of the Company or its Subsidiaries of awards or common stock of the Company pursuant to awards, of restricted stock, restricted stock units, or other rights to acquire common stock of the Company, in each case pursuant to plans or agreements approved by the Company’s Board or stockholders;
(m)he repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its Subsidiaries held by any future, present or former employee, consultant, officer or director (or spouse, ex-spouse or estate of any of the foregoing or trust for the benefit of any of the foregoing or any lineal descendants thereof) of the Company or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement or employment agreement; provided, however, that the aggregate payments made under this clause (m) do not exceed in any calendar year the sum of (i) $[***] plus (ii) the amount of any payments received in such calendar year under key-man life insurance policies;

(n)dividends or distributions on its Equity Interests by the Company or any of its Subsidiaries payable solely in additional shares of its common stock; and
(o)solely in connection with Permitted Convertible Indebtedness and any Refinancing Convertible Debt relating thereto, the Obligors or its Subsidiaries may enter into Permitted Equity Derivatives (and may settle, terminate or unwind any such Permitted Equity Derivatives in connection with any refinancing, early conversion or maturity of such Permitted Convertible Indebtedness).
“Permitted Equity Derivative” means any call or capped option (or substantively equivalent equity derivative transaction) or call spread transaction relating to the Equity Interests of the Company or any other Obligor purchased by the Company or such Obligor in connection with the issuance of Permitted Convertible Indebtedness and any Refinancing Convertible Debt relating thereto by the Company or such other Obligor; provided, that the purchase price for such call or capped option does not exceed the net cash proceeds received by the Company or such other Obligor from the issuance of such Permitted Convertible Indebtedness or Refinancing Convertible Debt.
“Permitted Indebtedness” means:
(a)Indebtedness owed to the Purchaser under this Agreement and the other Transaction Documents;
(b)Indebtedness existing on the Closing Date, including Indebtedness outstanding under the Term Loan Agreement, and disclosed on Schedule 5.10(a)(iii) of the Disclosure Letter;
(c)Permitted Convertible Indebtedness (including, for the avoidance of doubt, all Indebtedness under the ~~2025 Convertible Notes and the~~  2028 Convertible Notes and the ~~indentures~~indenture relating thereto); provided that, the difference of (x) the amount of such Permitted Convertible Indebtedness permitted hereunder and then outstanding less (y) the amount of proceeds of such Indebtedness that (1) will be used solely to repay or retire existing Permitted Convertible Indebtedness and (2) is placed into an escrow account solely dedicated to such use, shall not at any time exceed the PCI Cap;
(d)(i) (A) Indebtedness incurred to finance the purchase, construction, repair, or improvement of fixed assets and (~~ii~~B) Capital Lease Obligations not covered under clause (d)(ii) of this definition; provided, however, that until the 1x Return Date, such Indebtedness shall not exceed (x) prior to the occurrence of the FDA Approval Date, $[***] in the aggregate, or (y) on or after the occurrence of the FDA Approval Date, $[***] in the aggregate, in either case at any time outstanding, and (ii) Capital Lease Obligations for new research and operations spaces and related equipment, and for the expansion of existing research and operations spaces and related equipment; provided, however, that until the 1x Return Date, such Indebtedness shall only be permitted following the FDA Approval Date and the aggregate amount of all such Indebtedness shall not exceed $~~[***] in the aggregate~~ [***] at any time outstanding;
(e)Indebtedness in connection with trade credit, corporate credit cards, purchasing cards or bank card products; provided that until the 1x Return Date, ~~any~~ the aggregate amount of all such Indebtedness that is secured by a Lien shall not exceed $[***]~~[***] in the aggregate~~ at any time outstanding;
(f)guarantees of Permitted Indebtedness;

(g)Indebtedness assumed in connection with any Permitted Acquisition, Permitted Transfer or Permitted Investment, so long as such Indebtedness was not incurred in connection with, or in anticipation of, such Permitted Acquisition, Permitted Transfer, Permitted Investment;
(h)Indebtedness of the Company or any of its Subsidiaries with respect to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments outstanding and to the extent secured by a Lien, secured solely by cash or Cash Equivalents, in each case entered into in the ordinary course of business;
(i)Indebtedness owed: (i) by an Obligor to another Obligor; (ii) by a Subsidiary of the Company that is not an Obligor to another Subsidiary of the Company that is not an Obligor; (iii) by an Obligor to a Subsidiary of the Company that is not an Obligor; or (iv) by a Subsidiary of the Company that is not an Obligor to an Obligor, not to exceed (x) with respect to any Indebtedness of the type described in clause (iv), until the 1x Return Date, such Indebtedness shall not exceed (x) prior to the occurrence of the FDA Approval Date, $[***] in the aggregate, or (y) on or after the occurrence of the FDA Approval Date, $[***] in the aggregate, in either case at any time outstanding and (y) all such Indebtedness described in this clauses (i) and (iii) shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;
(j)Indebtedness consisting of Contingent Obligations described in clause (a) of the definition thereof: (i) of an Obligor of Permitted Indebtedness of another Obligor (or obligations that do not constitute Indebtedness hereunder and are not prohibited hereunder); (ii) of a Subsidiary of the Company which is not an Obligor of Permitted Indebtedness (or obligations that do not constitute Indebtedness hereunder and are not prohibited hereunder) of another Subsidiary of the Company which is not an Obligor; (iii) of a Subsidiary of the Company which is not an Obligor of Permitted Indebtedness (or obligations that do not constitute Indebtedness hereunder and are not prohibited hereunder) of an Obligor; or (iv) of an Obligor of Permitted Indebtedness (or obligations that do not constitute Indebtedness hereunder and are not prohibited hereunder) of a Subsidiary of the Company which is not an Obligor not to exceed, until the 1x Return Date, $[***] in the aggregate at any time outstanding;
(k)Indebtedness consisting of Contingent Obligations described in clause (b) of the definition thereof, not to exceed, until the 1x Return Date, $[***]~~[***]~~ in the aggregate at any time outstanding~~,~~ and then due and payable, in each instance (i) incurred in connection with any Permitted Acquisition, Permitted Transfer, Permitted Investment or any in-licensing or any collaboration, co-promotion ~~or~~, co-marketing arrangement, and (ii) only if such Indebtedness is due and payable upon the occurrence of an event or the performance of an act (and not solely with the passage of time);
(l)Indebtedness of any Person that becomes a (direct or indirect) Subsidiary of the Company (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary of the Company in a transaction permitted hereunder, including pursuant to the Intercompany Reorganization, but only to the extent described in clause (a) of the definition of Intercompany Reorganization, and then, only if and to the extent such Indebtedness is described in Exhibit B hereto) after the Closing Date; provided that no such Indebtedness shall have been created or incurred in contemplation of or in connection with such Person becoming a (direct or indirect) Subsidiary of the Company (or merging or consolidating with or into a Subsidiary of the Company) or the Permitted Acquisition of related assets;
(m)(i) Indebtedness with respect to workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations or (ii) Indebtedness related to employee benefit plans, including annual employee bonuses, accrued wage increases and 401(k) plan matching obligations, in each case, incurred in the ordinary course of business;
(n)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations arising in the ordinary course of business;
(o)Indebtedness in respect of netting services, overdraft protection and other cash management services, in each case in the ordinary course of business;
(p)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(q)Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by any Obligor in the ordinary course of business;
(r)unsecured Indebtedness incurred in connection with any items of Permitted Distributions in clause (m) of the definition of “Permitted Distributions”;
(s)to the extent constituting Indebtedness, Permitted Equity Derivatives;
(t)other unsecured Indebtedness in an aggregate amount not to exceed $[***]~~[***]~~ at any one time outstanding;
(u)any Indebtedness arising under a declaration of joint and several liability used for the purpose of section 2:403 of the Dutch CC (and any residual liability (overblijvende aansprakelijkheid) under such declaration arising pursuant to section 2:404(2) of the Dutch CC);
(v)Indebtedness in respect of any liability arising as a result of a fiscal unity (fiscale eenheid) between Obligors incorporated in the Netherlands (or equivalent in any other jurisdiction);
(w)Indebtedness under any (i) unsecured Hedging Agreements entered into for hedging and not speculative purposes, and (ii) Hedging Agreements with respect to interest rates that are secured by cash or Cash Equivalents and entered into for hedging and not speculative purposes; and
(x)subject to the proviso immediately below, extensions, refinancings, renewals, modifications, amendments, restatements and, in the case of any items of Permitted Indebtedness in clause (b) of the definition thereof or Permitted Indebtedness constituting notes governed by an indenture (including Permitted Convertible Indebtedness), exchanges, of any items of Permitted Indebtedness in clauses (a) through (w) above; provided that in the case of clause (b) above, the principal amount thereof is not increased (other than by any reasonable amount of premium (if any), interest (including post-petition interest), fees, expenses, charges or additional or contingent interest reasonably incurred in connection with the same and the terms thereof); provided further that in the case of any Indebtedness permitted under clause (c) above, (x) prior to the 1x Return Date, the maturity thereof shall not be not shortened, (y) the difference of (A) the amount of all Permitted Convertible Indebtedness permitted hereunder and then outstanding less (B) the amount of proceeds of such Indebtedness that (1) will be used solely to repay or retire existing Permitted Convertible Indebtedness and (2) is placed into an escrow account solely dedicated to such use, does not exceed the PCI Cap, and (z) there shall not be any change to or addition of any direct or indirect obligor with respect thereto unless such new obligor thereto is or shall become a Guarantor hereunder.

“Permitted Investments” means:
(a)Investments (including Investments in Subsidiaries) existing on the Closing Date and shown on Schedule 5.10(a)(iv) of the Disclosure Letter, including any extensions, renewals or reinvestments thereof;
(b)Investments consisting of cash and Cash Equivalents;
(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(d)subject to Section 5.19, Investments consisting of deposit accounts or securities accounts;
(e)Investments in connection with (i) the Intercompany Reorganization (but only to the extent described in clause (a) of the definition of Intercompany Reorganization, and then, only if and to the extent such Investments are described in Exhibit B hereto), (ii) Permitted Transfers, and (iii) the establishment and maintenance of an Intercompany Reorganization Subsidiary;
(f)Investments consisting of (i) travel advances and employee relocation loans and other employee advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Company pursuant to employee stock purchase plans or agreements approved by the Company’s Board;
(g)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h)Investments consisting of accounts receivable of, or prepaid royalties and other credit extensions or advances, to customers, suppliers or manufacturers who are not Affiliates, in the ordinary course of business or otherwise to support capacity demand; provided that this clause (h) shall not apply to Investments of any Obligor in any of its Subsidiaries;
(i)joint ventures or strategic alliances consisting of the licensing or development of technology or the providing of technical support;
(j)Investments (i) required in connection with a Permitted Acquisition (including the formation of any Subsidiary for the purpose of effectuating such Permitted Acquisition, the capitalization of such Subsidiary whether by capital contribution or intercompany loans to the extent otherwise permitted by the terms of this Agreement, related Investments in Subsidiaries necessary to consummate such Permitted Acquisition and the receipt of any non-cash consideration in such Permitted Acquisition) and (ii) consisting of earnest money or escrow deposits required in connection with a Permitted Acquisition or other acquisition of properties or assets not otherwise prohibited hereunder;
(k)Investments constituting the formation of any Subsidiary for the purpose of consummating a merger or acquisition transaction permitted by Section 6.3(a)(i) through (iv) hereof, which such transaction is otherwise a Permitted Investment;
(l)Investments of any Person that (i) becomes a Subsidiary of the Company (or of any Person not previously a Subsidiary of the Company that is merged or consolidated with or into a Subsidiary of the Company in a transaction permitted hereunder) after the Closing Date, or (ii) are assumed after the Closing Date by the Company or any Subsidiary of the Company in connection with an acquisition of assets from such Person by the Company or such Subsidiary, in either case, in a Permitted Acquisition; provided, that in each case, any such Investment (w) does not constitute Indebtedness of such Person, (x) exists at the time such Person becomes a Subsidiary of the Company (or is merged or consolidated with or into a Subsidiary of the Company) or such assets are acquired, (y) was not made in contemplation of or in connection with such Person becoming a Subsidiary of the Company (or merging or consolidating with or into a Subsidiary of the Company) or such acquisition of assets, and (z) could not reasonably be expected to result in a Put Option Event;
(m)Investments arising as a result of the licensing of Intellectual Property in the ordinary course of business and not prohibited under this Agreement;
(n)to the extent constituting an Investment, any Permitted Equity Derivative, including the payment of premiums in connection therewith;
(o)Investments by: (i) any Obligor in any other Obligor; (ii) any Subsidiary of the Company which is not an Obligor in another Subsidiary of the Company which is not an Obligor; (iii) any Subsidiary of the Company which is not an Obligor in any Obligor; (iv) any Obligor in a Subsidiary of the Company which is not an Obligor, not to exceed $[***] in the aggregate outstanding at any time; and (v) the Company and its Subsidiaries consisting of Equity Interests in their respective Subsidiaries existing on the Closing Date;
(p)Repurchases of capital stock of the Company or any of its Subsidiaries deemed to occur upon the exercise of options, warrants or other rights to acquire capital stock of the Company or such Subsidiary solely to the extent that shares of such capital stock represent a portion of the exercise price of such options, warrants or such rights;
(q)Investments consisting of non-cash consideration received for any Permitted Transfer;
(r)Investments consisting of acquisitions from third parties of inventory, equipment, office supplies, software and other similar assets in the ordinary course of business;
(s)Investments consisting of in-licensing agreements, provided that no Indebtedness that is not Permitted Indebtedness is incurred or assumed in connection therewith;
(t)other Investments, not to exceed $[***] outstanding at any time; and
(u)(i) unsecured Hedging Agreements entered into for hedging and not speculative purposes, and (ii) Hedging Agreements with respect to interest rates that are secured by cash or Cash Equivalents and entered into for hedging and not speculative purposes provided, however, that, none of the foregoing Investments shall be a “Permitted Investment” if any Indebtedness or Liens assumed in connection with such Investment are not otherwise permitted under Section 5.10(a)(iii) or 5.10(a)(viii), respectively.
“Permitted License” means (a) any License for the Commercialization of any Product; provided that, with respect to any such License for the Commercialization of any Specified Product or Product Intellectual Property, such License shall not qualify as a Permitted License if (i) such License qualifies as an Exclusive License, (ii) the terms of such License, directly or indirectly, provide for a sale or assignment of any Product Intellectual Property or otherwise result in a legal transfer of title to the licensed property, (iii) except with the consent of the Purchaser (which consent not to be unreasonably withheld or delayed), the terms of such License, directly or indirectly, restrict, in any material respect, the ability of the Company or any Subsidiary, as applicable, to pledge or grant a security interest in or Lien on any Product Intellectual Property or related Product Assets in favor of the Purchaser as required pursuant to the Security Documents or restrict or interfere with the rights of the Purchaser in respect of such Product Intellectual Property of Product Assets as provided pursuant to the Security Documents; provided that this clause (iii) shall not be deemed to prohibit any customary anti-assignment or similar provision in respect of such License or contractual rights or interests arising thereunder, or (iv) the License fails to comply with the terms of Sections 5.08 and 5.18 hereof; (b) any License acquired in an Acquisition; (c) any License granted to any vendor or service provider in order to provide services for the benefit of the Company or its Subsidiaries with respect to the Development, Commercialization or Manufacturing of Products, but granting no exclusive rights to sell, offer to sell, have sold or otherwise Commercialize any Specified Product in the United States, the EU5 Countries and Japan; provided that any such License complies with Sections 5.08 and 5.18 hereof; (d) any sponsored research or similar agreement providing for the Development of any Product (including any Specified Product) that does not grant the counterparty any right to sell, offer to sell, have sold or otherwise Commercialize any Specified Product; and (e) for the avoidance of doubt, any License solely related to any Product other than any Specified Product.
“Permitted Liens” means:
(a)Liens in favor and for the benefit of the Purchaser securing the Obligations pursuant to any Transaction Document;
(b)Liens existing on the Closing Date and set forth on Schedule 5.10(a)(viii) of the Disclosure Letter;
(c)Liens for Taxes, assessments or governmental charges which (i) are not yet due and payable or (ii) if due and payable, are being contested in good faith and by appropriate proceedings; provided that, in each case, adequate reserves therefor have been set aside on the books of the applicable Person and maintained in conformity with GAAP;
(d)(i) pledges or deposits made in the ordinary course of business (other than Liens imposed by ERISA) in connection with workers’ compensation, payroll taxes, employment insurance, unemployment insurance, old-age pensions, or other similar social security legislation, (ii) pledges or deposits made in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any of its Subsidiaries, (iii) statutory or common law Liens of landlords, (iv) Liens otherwise arising by operation of law in favor of the owner or sublessor of leased premises and confined to the property rented, (v) Liens that are restrictions on transfer of securities imposed by applicable securities laws, (vi) Liens resulting from a filing by a lessor as a precautionary filing for a true lease, and (vii) pledges or deposits to secure performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature, in each case other than for borrowed money and entered into in the ordinary course of business;

(e)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting a Put Option Event or an “Event of Default” under Section 7.4 or 7.7 of the Term Loan Agreement;
(f)Liens (including the right of set-off) in favor of banks or other financial institutions incurred on deposits made in accounts held at such institutions in the ordinary course of business; provided that such Liens (i) are not given in connection with the incurrence of any Indebtedness, (ii) relate solely to obligations for administrative and other banking fees and expenses incurred in the ordinary course of business in connection with the establishment or maintenance of such accounts and (iii) are within the general parameters customary in the banking industry;
(g)Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (ii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Subsidiaries in the ordinary course of business, including vendors’ liens to secure payment arising under Article 2 of UCC or similar provisions of Applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(h)Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any Permitted Acquisition, Permitted Investment or other acquisition of assets or properties not otherwise prohibited under this Agreement;
(i)Liens existing on assets or properties at the time of its acquisition or existing on the assets or properties of any Person at the time such Person becomes a Subsidiary of the Company, in each case after the Closing Date; provided that (i) neither such Lien was created nor the Indebtedness secured thereby was incurred in contemplation of such acquisition or such Person becoming a Subsidiary of the Company, (ii) such Lien does not extend to or cover any other assets or properties (other than the proceeds or products thereof and other than after-acquired assets or properties subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that requires, pursuant to its terms and conditions in effect at such time, a pledge of after-acquired assets or properties, it being understood that such requirement shall not be permitted to apply to any assets or properties to which such requirement would not have applied but for such acquisition), (iii) the Indebtedness and other obligations secured thereby is permitted under Section 5.10(a)(iii) hereof and (iv) such Liens are of the type otherwise permitted under Section 5.10(a)(viii) hereof;
(j)Liens securing Indebtedness permitted under clause (d) of the definition of “Permitted Indebtedness” (including any extensions, refinancings, modifications, amendments or restatements of such Indebtedness permitted under clause (w) of the definition of “Permitted Indebtedness”); provided, that such Lien does not extend to or cover any assets or properties other than those that are (i) subject to such Capital Lease Obligations or (ii) acquired with or otherwise financed or refinanced by such Indebtedness;
(k)servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by Applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor defects or other irregularities in title which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Obligor or any Subsidiary of any Obligor;

(l)to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any Permitted Acquisition or Permitted Investment;
(m)(i) leases or subleases of real property granted in the ordinary course of business (including, if referring to a Person other than an Obligor or a Subsidiary, in the ordinary course of such Person’s business), (ii) licenses, sublicenses, leases or subleases of personal property (other than Intellectual Property) granted to third parties in the ordinary course of business, in each case which do not interfere in any material respect with the operations of the business of any Obligor or any of its Subsidiaries and do not prohibit granting the Purchaser a security interest in any Obligor’s personal property held at such location, (iii) Permitted Licenses, and (iv) retained interests of lessors or licensors or similar parties under any in-licenses;
(n)Liens on cash or other current assets pledged to secure: (i) Indebtedness in respect of corporate credit cards, purchasing cards or bank card products to the extent such Indebtedness qualifies as Permitted Indebtedness; or (ii) Indebtedness in the form of letters of credit or bank guarantees entered into in the ordinary course of business, provided, that any such Indebtedness is secured solely by cash or Cash Equivalents;
(o)Liens on any properties or assets of the Company or any of its Subsidiaries which do not constitute Collateral under the Transaction Documents, other than (i) any Intellectual Property that does not constitute Collateral under the Transaction Documents but is related to any research, development, Manufacture, production, use, Commercialization, importing, storage, transport, offer for sale or lease, distribution or sale or lease of Specified Product and (ii) Equity Interests of any Subsidiary;
(p)Liens on any properties or assets of the Company or any of its Subsidiaries imposed by law or regulation which were incurred in the ordinary course of business, including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, contractors’, suppliers of materials’, architects’ and repairmen’s Liens, and other similar Liens arising in the ordinary course of business; provided that such Liens (i) do not materially detract from the value of such properties or assets subject thereto or materially impair the use of such properties or assets subject thereto in the operations of the business of the Company or such Subsidiary or (ii) are being contested in good faith by appropriate proceedings which conclusively operate to stay the sale or forfeiture of any portion of such properties or assets subject thereto, and for which adequate reserves have been set aside on the books of the applicable Person and maintained in conformity with GAAP, if required;
(q)Liens in favor of customs and revenue authorities arising under the Applicable Laws which were incurred in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(r)Liens on any goods sold to the Company or any of its Subsidiaries in the ordinary course of business in favor of the seller thereof, but only to the extent securing the unpaid purchase price for such goods and any related expenses;
(s)Liens securing Permitted Indebtedness of an Obligor in favor of any other Obligor;
(t)Liens securing Indebtedness owed by a Subsidiary of the Company that is not an Obligor permitted under clause (i) of the definition of “Permitted Indebtedness,” in favor of an Obligor or another Subsidiary of the Company that is not an Obligor;
(u)other Liens to the extent that the obligations secured thereby (determined as of the date such Lien is incurred) do not exceed $[***];

(v)any security interest or right to set-off arising under articles 24 or 25 respectively of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or similar terms applied by an account bank;
(w)Liens on cash and Cash Equivalents securing Hedging Agreements with respect to interest rates that are entered into for hedging and not speculative purposes; and
(x)subject to the provisos immediately below, the modification, replacement, extension or renewal of the Liens described in clauses (a) through (w) above; provided, however, that any such modification, replacement, extension or renewal must (i) be limited to the assets or properties encumbered by the existing Lien (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) and (ii) not increase the principal amount of any Indebtedness secured by the existing Lien (other than by any reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred in connection therewith); provided, further, that to the extent any of the Liens described in clauses (a) through (w) above secure Indebtedness of an Obligor, such Liens, and any such modification, replacement, extension or renewal thereof, shall constitute Permitted Liens if and only to the extent that such Indebtedness is permitted under Section 5.10(a)(iii) hereof.
“Permitted Transaction” means (w) the conversion to Equity Interests by holders of Permitted Convertible Indebtedness (including any cash payment upon conversion) or required payment of any interest with respect to any Permitted Convertible Indebtedness, in each case, in accordance with the terms of the indenture or other documentation governing such Permitted Convertible Indebtedness; (x) any Permitted Convertible Redemption, (y) the exchange of existing Permitted Convertible Indebtedness for or redemption of existing Permitted Convertible Indebtedness with (1) new Permitted Convertible Indebtedness (the “Refinancing Convertible Debt”) (or the cash proceeds from the issuance of such Refinancing Convertible Debt) to the extent such Refinancing Convertible Debt is permitted to be issued under the terms of this Agreement and to the extent that such new Refinancing Convertible Debt bears interest at a rate per annum not to exceed the greater of [***] percent ([***]%) and such rate as is customary in the market at such time, as determined by the Company in its reasonable commercial judgment, (2) Equity Interests, (3) the cash proceeds, if any, received pursuant to the exercise, early unwind or termination of any Permitted Equity Derivative entered into in connection with such existing Permitted Convertible Indebtedness, or (4) cash in respect of accrued and unpaid interest on such exchanged existing Permitted Convertible Indebtedness, or (z) delivery of Equity Interests and cash in lieu of fractional shares or in respect of accrued and unpaid interest to any holder of Permitted Convertible Indebtedness to induce such holder to convert Permitted Convertible Indebtedness in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness.
“Permitted Transfer” means:
(a)Transfers of Inventory in the ordinary course of business;
(b)Transfers of surplus, damaged, worn out or obsolete equipment that is, in the reasonable judgment of a Responsible Officer of the Company exercised in good faith, no longer economically practicable to maintain or useful in the ordinary course of business, and Transfers of other properties or assets in lieu of any pending or threatened institution of any proceedings for the condemnation or seizure of such properties or assets or for the exercise of any right of eminent domain;
(c)Transfers made in connection with (i) the Intercompany Reorganization (but only to the extent described in clause (a) of the definition of Intercompany Reorganization, and then, only if and to the extent such Transfers are described in Exhibit B hereto), (ii) Permitted Liens, (iii) Permitted Acquisitions or (iv) Permitted Investments;
(d)Transfers of cash and Cash Equivalents in the ordinary course of business for equivalent value and in a manner that is not prohibited under this Agreement or the other Transaction Documents;
(e)Transfers (i) between or among Obligors, including pursuant to the Intercompany Reorganization (but only to the extent described in clause (a) of the definition of Intercompany Reorganization, and then, only if and to the extent such Transfers are described in Exhibit B hereto); provided that any and all steps as may be required to be taken in order to create and maintain a valid perfected security interest in and Lien upon such properties and assets in favor of the Purchaser are taken contemporaneously with the completion of any such Transfer, (ii) by Obligors to non-Obligors, not to exceed $[***] in the aggregate per fiscal year, and (iii) between or among non-Obligors, including pursuant to the Intercompany Reorganization (but only to the extent described in clause (a) of the definition of Intercompany Reorganization, and then, only if and to the extent such Transfers are described in Exhibit B hereto).
(f)(i) the sale or issuance of Equity Interests of any Subsidiary of the Company to any Obligor or Subsidiary; provided, that any such sale or issuance by an Obligor shall be to another Obligor; and (ii) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of any Subsidiary of the Company in order to qualify members of the governing body of such Subsidiary if required by Applicable Laws;
(g)the discount without recourse or sale or other disposition of unpaid and overdue accounts receivable arising in the ordinary course of business in connection with the compromise, collection or settlement thereof and not part of a financing transaction;
(h)any abandonment, disclaimer, forfeiture, dedication to the public, cancellation, non-renewal or discontinuance of use or maintenance of Product Intellectual Property that a Responsible Officer of the Company reasonably determines in good faith (i) is no longer economically practicable to maintain or useful in the ordinary course of business and that (ii) could not reasonably be expected to be adverse to the rights, remedies and benefits available to, or conferred upon, the Purchaser under any Transaction Document in any material respect;
(i)Transfers by the Company or any of its Subsidiaries pursuant to any Permitted License;
(j)intercompany licenses or grants of rights of distribution, co-promotion or similar commercial rights: (i) between or among Obligors; or (ii) between or among Obligors and Subsidiaries of the Company that are not Obligors that are otherwise permitted hereunder;
(k)any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(l)licenses, sublicenses, leases or subleases, in each case other than relating to any Product Intellectual Property, granted to third parties in the ordinary course of business and not material to any aspect of the research, development, Manufacture, production, use (by any

Obligor or its Subsidiaries), Commercialization, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale or lease, distribution or sale or lease of any Specified Product;
(m)the abandonment disclaimer, forfeiture, dedication to the public, or other disposition of any Product Intellectual Property that is (i) not material to any aspect of the research, development, Manufacture, production, use (by any Obligor or its Subsidiaries), Commercialization, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale or lease, distribution or sale or lease of Specified Product or (ii) no longer used or useful in any material respect in any line of business of the Company and its Subsidiaries;
(n)any involuntary disposition or any sale, lease, license or other disposition of property (other than, for the avoidance of doubt, any Specified Product or Product Assets) in settlement of, or to make payment in satisfaction of, any property or casualty insurance;
(o)sales, leases, licenses, transfers or other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, lease, license, transfer or other disposition are promptly applied to the purchase price of similar replacement property;
(p)any early unwind, settlement or termination of any Permitted Equity Derivative;
(q)other Transfers made in the ordinary course of business on commercially reasonable arm’s length terms; and
(r)other Transfers of assets or property, so long as the fair market value (as reasonably determined in good faith by a Responsible Officer of the Company) thereof does not exceed, individually or in the aggregate, $[***] per fiscal year.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.
“Personal Data” means any information that relates to an identifiable natural person or that is otherwise considered personally identifiable information or personal data under Applicable Law.
“Personal Data Breach” has the meaning set forth in Section 3.23(b).
“Prime Rate” means, for any day, the per annum rate of interest in effect for such day quoted by the Wall Street Journal as the “prime rate”.
“Product” means any service or product developed, licensed, marketed, sold, distributed or otherwise commercialized by the Company or any of its Subsidiaries, including any such service or product in development or which may be developed.
“Product Assets” means (a) all Product Intellectual Property; (b) each Material Contract related to Specified Products; (c) all Regulatory Approvals related to Specified Products; (d) all inventory of Specified Products and any raw materials and work-in-process relating thereto; (e)

all accounts receivables and payment intangibles arising out of sales of any Specified Product or licenses of any Product Intellectual Property; (f) all other assets primarily related to the Development, Manufacture or Commercialization of any Specified Product and that are owned by, licensed to, or otherwise Controlled by the Company or any Subsidiary; (g) any other assets that are owned by, licensed to, or otherwise Controlled by the Company or any Subsidiary that are reasonably necessary for the Development, Commercialization, Manufacture, formulation, use, or sale of any Specified Products; (h) all books and records of the Company that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection or realization thereof; and (i) all proceeds and products of any of the foregoing; provided that cash and Cash Equivalents shall not be deemed “Product Assets”.
“Product In-License” means any in-license of Intellectual Property rights by the Company or any of its Subsidiaries to Develop, Manufacture or Commercialize a drug or pharmaceutical product, other than a non-exclusive license under which the Company is not granted any right to Develop or Commercialize a pharmaceutical product, therapeutic, medical device or diagnostic.
“Product Intellectual Property” means all Intellectual Property that is necessary for, or otherwise material to, the Development, Commercialization, and/or Manufacture of any Specified Product, including Intellectual Property that protects product market by exclusion of competitors including regulatory exclusivities and further includes any patents that are or are intended to be listed in the FDA’s so-called “Orange Book” as covering a Specified Product, and similar regulatory listing worldwide that is owned, licensed or otherwise controlled by any Obligor as of the Closing Date or acquired by an Obligor thereafter.
“Purchase Price” means $150,000,000.
“Purchaser” has the meaning set forth in the first paragraph hereof.
“Purchaser Representative” has the meaning set forth in Section 5.01(c).
“Put Option” has the meaning set forth in Section 5.07(a).
“Put Option Closing Date” has the meaning set forth in Section 5.07(a).
“Put Option Event” means the occurrence of any one of the following events:
(a)any Bankruptcy Event;
(b)the Company fails to make any payment when due under Section 2.02; provided that, with respect to the first three (3) times that the Company fails to make any such payment (but no more than three (3) times) during the term of this Agreement, the Company shall be deemed to have cured such failure, and such failure shall not constitute a Put Option Event, if the Company makes such payment within five (5) Business Days of the applicable due date when such payment should have been made;
(c)the Company or any Subsidiary fails to pay any Material Indebtedness (other than the Indebtedness represented by this Agreement and the other Transaction Documents) within any applicable grace period after such payment is due and payable (including at final maturity) or the due date of any such Material Indebtedness is accelerated by the holder(s) thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $[***];
(d)any Change of Control;
(e)any representation, warranty or statement made, or deemed made, by or on behalf of any Obligor in, or pursuant to, any Transaction Document shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty is qualified by materiality, a Material Adverse Effect or similar qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty is not qualified by materiality, Material Adverse Effect or similar qualifier; or
(f)the Company breaches any covenant or agreement set forth in any Transaction Document (other than those specified in clause (b) above) and (i) the consequence of such breach results in (or could reasonably be expected to result in) a Material Adverse Effect, and (ii) solely in the case of a breach that is capable of cure, such breach is not cured within thirty (30) days after the earlier of (x) receipt of written notice of such breach from the Purchaser and (y) Knowledge of the Company of such breach.
“Qualified Equity Interests” of any Person means Equity Interests of such Person that are not Disqualified Equity Interests.
“Reconciliation Report” has the meaning set forth in Section 5.02(b).
“Refinancing Convertible Debt” has the meaning set forth in the definition of “Permitted Transaction”.
“Register” has the meaning set forth in Section 7.03(b).
“Regulation” has the meaning set forth in Section 3.14(b).
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.
“Regulatory Agency” means the FDA and any other Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals.
“Regulatory Approval” means all approvals and exclusivities, including, without limitation, where applicable, Drug Approval Applications, including approval under pathways such as the Limited Population Pathway for Antibacterial and Antifungal Drugs pursuant to 21

U.S.C. § 356 and Accelerated Approval Pathway pursuant to 21 U.S.C. § 356(c), as well as designations conferring priority review status and marketing exclusivities, such as Fast Track designation pursuant to 21 U.S.C. § 356(b), Breakthrough Therapy designation pursuant to 21 U.S.C. § 356(a), Qualified Infection Disease Product designation pursuant to 21 U.S.C. 355f, including an award of “GAIN” exclusivity Orphan Drug designation pursuant to 21 U.S.C. § 360bb including an award of Orphan Drug exclusivity, and Priority Review designation, pricing and reimbursement approval, labeling approval and schedule classifications), licenses, registrations, certificates, permits or authorizations (including, without limitation, pre- and post-approval Marketing Authorizations) of any Governmental Authority necessary for the Manufacture, use, storage, import, export, transport, offer for sale, or sale of each Specified Product, together with all amendments, supplements and updates thereto and all benefits arising therefrom, including any orphan drug exclusivities or other non-patent exclusivities or priority review vouchers.
“Regulatory Filings” means all applications, filings, dossiers and other submissions submitted to a Regulatory Agency in support of or for the purpose of obtaining Regulatory Approval from that Regulatory Agency. Regulatory Filings shall include, but not be limited to, all Drug Approval Applications, including approval under pathways such as the Limited Population Pathway for Antibacterial and Antifungal Drugs pursuant to 21 U.S.C. § 356 and Accelerated Approval Pathway pursuant to 21 U.S.C. § 356(c), as well as submissions for Fast Track designation pursuant to 21 U.S.C. § 356(b), Breakthrough Therapy designation pursuant to 21 U.S.C. § 356(a), Qualified Infection Disease Program designation pursuant to 21 U.S.C. 355f, Orphan Drug designation pursuant to 21 U.S.C. § 360bb, and Priority Review designation.
“Regulatory Updates” means material information and developments with respect to any Regulatory Filing.
“Reimbursable Expenses” means all costs and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, consulting fees, advisory fees, fees incurred on account of lien searches, inspection fees and filing fees) incurred as a result of or arising from or relating to or in connection with preparing, amending, executing, negotiating, administering, defending and enforcing the Transaction Documents (including, without limitation, those incurred in connection with appeals or any Bankruptcy Event) or otherwise incurred by the Purchaser in connection with the Transaction Documents.
“Responsible Officers” means, with respect to any Obligor, collectively, each of the Chief Executive Officer, Chief Financial Officer, General Counsel, Chief People Strategy Officer, Chief Medical Officer, Chief Operating Officer, and Chief Commercial Officer of such Obligor or, in each case, if none, of the Company.
“Restricted Payments” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Person or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of (i) any shares (or equivalent) of any class of Equity Interests of any Person or any of its Subsidiaries, now or hereafter outstanding or (ii) any call option on any shares (or equivalent) of any class of Equity

Interests or any Person or any of its Subsidiaries (irrespective of whether such call option can be cash, net share or physically settled), and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Person or any of its Subsidiaries, now or hereafter outstanding; provided that except to the extent expressly prohibited pursuant Section 5.10(a)(x), Restricted Payments shall not include any payment of interest or payments to redeem, retire or otherwise repay amounts under ~~the 2025 Convertible Notes,~~ the 2028 Convertible Notes or any other Permitted Convertible Indebtedness.
“Return Cap” means, as of any date of determination, (i) an amount equal to 180.0% of the Purchase Price (i.e., $270,000,000) or (ii) if the Purchaser has not received the amount set forth in clause (i) on or before the 8th (eighth) anniversary of the Closing Date, an amount equal to 190.0% of the Purchase Price (i.e., $285,000,000).
“Revenue Base” means, as of any date of determination and with respect to any Specified Product, the amount of world-wide Net Sales resulting from sales of such Specified Product, including royalty payments, milestone payments, license payments and all other forms of consideration made to the Company and its Subsidiaries in respect of such Specified Product, calculated in accordance with GAAP, during the fiscal quarter ending immediately prior to such date of determination.
“Revenue Interest Payments” means, with respect to each fiscal quarter, or relevant portion thereof, during the Revenue Interest Period, payments to the Purchaser in an aggregate amount calculated by multiplying (i) the Applicable Percentage for each Specified Product by (ii) the Revenue Base for such Specified Product for such fiscal quarter; provided that for the fiscal quarter in which the Closing Date occurs, the Revenue Interest Payment shall be an aggregate amount calculated by multiplying the Revenue Interest Payment that would have otherwise been applicable to such fiscal quarter, by a percentage calculated by dividing (x) the number of days from the Closing Date to and including the last day of such fiscal quarter by (y) the total number of days in such fiscal quarter.
“Revenue Interest Period” means the period from the Closing Date through and including the date on which the Purchaser has received Revenue Interest Payments equal to the Return Cap, unless earlier terminated upon (i) the Purchaser’s exercise, or deemed automatic exercise, of the Put Option in accordance with Section 5.07(a) or (ii) the Company’s exercise of a Call Option in accordance with Section 5.07(b), in each case upon the indefeasible payment of the Buy-Out Price.
“Revenue Interests” means, with respect to the Specified Products, all of the right, title and interest of the Company and its Subsidiaries in and to that portion of the Revenue Base equal to the Revenue Interest Payments for each fiscal quarter (or portion thereof) during the Revenue Interest Period.
“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Company, any Subsidiary or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Products.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (currently, those portions of the Donetsk People’s Republic and the Luhansk People’s Republic regions (and such other regions) of Ukraine over which any Sanctions authority imposes comprehensive Sanctions, Crimea, Cuba, Iran, Syria and North Korea).
“Sanctioned Person” means an individual or entity that is, or is owned or controlled by individuals or entities that are: (i) the target of Sanctions; or (ii) located, organized or resident in a Sanctioned Country.
“Sanctions” has the meaning set forth in Section 3.21(c). “SEC” means the Securities and Exchange Commission.
“Section 5 of the FTC Act” means the Section 5(a) of the U.S. Federal Trade Commission Act (15 U.S.C. § 45), which prohibits unfair and deceptive acts or practices in or affecting commerce and serves as the primary basis for U.S. Federal Trade Commission authority on privacy and security.
“Security Incidents” has the meaning set forth in Section 3.23(b).
“Security Documents” means, collectively, the Guaranty and Security Agreement, the Foreign Security Documents, each intellectual property security agreement, the Control Agreements and all other instruments, documents and agreements delivered by any Obligor pursuant or incidental to this Agreement or any of the other Transaction Documents, in each case, in order to grant to the Purchaser, or perfect a Lien on any Collateral as security for the Obligations, and all amendments, restatements, modifications or supplements thereof or thereto.
“Security Program” has the meaning set forth in Section 3.23(b).
“Sensitive Information” means, collectively, (a) any Personal Data that is subject to any Data Protection Law, (b) any information in which the Company or any of its Subsidiaries have any Intellectual Property rights, (c) any information with respect to which the Company or any of its Subsidiaries have contractual non-disclosure obligations, and (d) nonpublic Regulatory Filings.
“Specified Product” means either (a) Arikayce, any authorized generic of Arikayce, or any amikacin liposome inhalation suspension approved for use by FDA under a Drug Approval Application used or controlled by Company to treat any lung disorder, or (b) Brensocatib, any authorized generic of Brensocatib, or any reversible inhibitor of dipeptidyl peptidase 1 (DPP1), developed by, or on behalf of, the Company for the treatment of patients with bronchiectasis and other neutrophil-mediated diseases or, if the context so requires, both clauses (a) and (b).

“Stock Acquisition” means the purchase or other acquisition by the Company or any of its Subsidiaries of any of the Equity Interests (by merger, stock purchase or otherwise) in any other Person.
“Subsidiary” means with respect to any Person, a corporation , partnership, limited liability company or other entity of which more than fifty percent (50.0%) of whose shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of an Obligor.
“Subsidiary Guarantor” means any Subsidiary of the Company that is a guarantor of the Obligations under the Guaranty and Security Agreement (or under another guaranty agreement in form and substance satisfactory to the Purchaser) or has granted to the Purchaser a Lien upon and security interest in its right, title and interest in, to and under the Collateral pursuant to the Security Documents; provided that no Excluded Subsidiary shall be required to be a Subsidiary Guarantor for so long as such Subsidiary remains an Excluded Subsidiary.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more currencies.
“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.
“Swiss Security Documents” means:
(a)the Swiss law governed quota pledge agreement between (i) the Intercreditor Agent (acting for itself and as direct representative in the name and on behalf of the other pledgees), (ii) Insmed Incorporated as pledgor, and (iii) Insmed Switzerland GmbH as the company whose quotas are pledged; and
(b)the Swiss law governed bank accounts pledge agreement between (i) the Intercreditor Agent (acting for itself and as direct representative in the name and on behalf of the other pledgees), and (ii) Insmed Switzerland GmbH as pledgor; and
(c)the Swiss law governed intellectual property pledge agreement between (i) the Intercreditor Agent (acting for itself and as direct representative in the name and on behalf of the other pledgees), and (ii) Insmed Switzerland GmbH as pledgor; and
(d)the Swiss law governed security assignment agreement between (i) the Intercreditor Agent (acting for itself and for the benefit of the other secured parties) and (ii) Insmed Switzerland GmbH as assignor; and
(e)any other Foreign Security Document governed by the laws of Switzerland.

“Swiss Obligor” means an obligor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to art 9 of the Swiss Withholding Tax Act.
“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.
“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.
“Systems” has the meaning set forth in Section 3.23(a).
“Tax” or “Taxes” means any present or future U.S. or non-U.S. federal, state, or local tax, levy, impost, duty, assessment, fee, deduction or withholding or other charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees, imposed by any Governmental Authority (and including any interest, fines, penalties and additions applicable or related thereto).
“Tax Return” means any report, return, form (including elections, declarations, statements, amendments, claims for refund, schedules, information returns or attachments thereto) or other information supplied or required to be supplied to a Governmental Authority with respect to Taxes.
“Term” has the meaning set forth in Section 6.01.
“Term Lenders” means the “Lenders” under the Term Loan Agreement.
“Term Loan Agent” means BioPharma Credit plc, as collateral agent for the Term Lenders under the Term Loan Agreement.
“Term Loan Agreement” means that certain Amended and Restated Loan Agreement, dated as of ~~the date hereof~~ October 31, 2024, by and among the Company, certain subsidiaries of the Company from time to time party thereto, the Term Lenders and the Term Loan Agent.
“Term Transaction Documents” means the “Transaction Documents” under and as defined in the Term Loan Agreement.
“Third Party” means any Person other than (i) the Purchaser, the Company or any Subsidiary of the Company and (ii) any other Person Controlled by or under common Control with any of the foregoing.
“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, excluding any lender, officer, directors, employee or agent or other representative of a party to this Agreement, including any investigation by any Governmental Authority.
“Trade Secret” means all forms and types of financial, business, scientific, technical, economic or engineering information, including patterns, plans, compilations, program devices,

formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically or in writing if (A) the owner thereof has taken reasonable measures to keep such information secret and (B) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another Person who can obtain economic value from the disclosure or use of the information, or as otherwise defined or construed under 18 U.S.C. Section 1839.
“Trading Day” means a day on which exchanges in the United States are open for the buying and selling of securities.
“Transaction Documents” means, collectively, this Agreement, the Security Documents, the Disclosure Letter, the Intercreditor Agreement, each intellectual property security agreement, the Control Agreements and any related ancillary documents or agreements (including without limitation waivers or consents), in each case as may be amended, restated, supplemented or otherwise modified from time to time.
“Transfer” means the sale, conveyance, transfer, license, sublicense, lease or other disposition of any property, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UCC Financing Statements” means the UCC-1 financing statements, in form and substance reasonably satisfactory to the Purchaser, that shall be filed by the Purchaser at or promptly following the Closing Date, as well as any additional UCC-1 financing statements or amendments thereto as reasonably requested from time to time, to perfect the Purchaser’s security interest in the Collateral.
“UKBA” has the meaning set forth in Section 3.21(a).
“UK GDPR” has the meaning set forth in the definition of “GDPR”
“United States” and “U.S.” mean the United States of America and each of its territories and possessions, including the Commonwealth of Puerto Rico.
“Withholding Agent” means the Obligors.
“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Applicable Laws) are owned by such Person or another Wholly-Owned Subsidiary of such Person. Unless the context otherwise requires, each reference
l

to a Wholly-Owned Subsidiary herein shall be a reference to a Wholly-Owned Subsidiary of the Company.
Section 1.02.Irish terms.
In this Agreement, any reference to an “examiner” shall mean an examiner (including an interim examiner) appointed under section 509 of the Irish Companies Act and “examinership” shall be construed accordingly.
Article II.

PURCHASE OF REVENUE INTEREST PAYMENTS; PAYMENTS
Section 2.01.Purchase of Revenue Interest Payments.
(a)Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase and accept from the Company, free and clear of all Liens, the right to receive the Revenue Interest Payments and, upon the exercise (or deemed exercise) by any applicable party of the Call Option or the Put Option, as the case may be, the Buy-Out Price in respect thereof. The Purchaser’s right to receive the Revenue Interest Payments and, upon the exercise (or deemed exercise) by any applicable party of the Call Option or the Put Option, as the case may be, the Buy-Out Price in respect thereof shall vest immediately upon the Company’s receipt of payment of the Purchase Price pursuant to Section 2.03(b), subject to the termination provisions of Section 6.01.
(b)The Company hereby consents to the Purchaser’s recording and filing, at the Company’s sole cost and expense, the UCC Financing Statements and other financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable) and any other notices of security or notices of charge meeting the requirements of Applicable Law in such manner and in such jurisdictions as are necessary or appropriate to perfect the Liens in the Collateral granted to the Purchaser under the Security Documents, subject as to priority only to the obligations arising in connection with the Term Loan Agreement as provided pursuant to the Intercreditor Agreement.
Section 2.02.Payments by the Company.
(a)Payments in Respect of the Revenue Interests.
(i)In consideration of the Purchase Price paid by the Purchaser, the Purchaser shall be entitled to receive, and the Company shall pay to the Purchaser, on the applicable Payment Dates, the Revenue Interest Payments during the Revenue Interest Period and, upon the exercise (or deemed exercise) by any applicable party of the Call Option or the Put Option, as the case may be, the Buy-Out Price in respect thereof.
(ii)With respect to each fiscal quarter, commencing with the first fiscal quarter ending after the Closing Date, the Company shall deliver to the Purchaser, on or before the forty-fifth (45th) day following the end of such fiscal quarter, a report with respect to the fiscal quarter most recently ended, setting forth a calculation of the Net Sales for such fiscal quarter and the applicable Revenue Interest Payment (each such report, a “Net Sales Report”). On each Payment Date, the Company shall pay to the Purchaser, the Revenue Interest Payment for the applicable fiscal quarter as specified in the applicable Net Sales Report; provided that all such payments in respect of any fiscal quarter shall be subject to reconciliation based on the final

Net Sales for the applicable fiscal year in which such fiscal quarter occurs based on the audited financial statements for such fiscal year on the Payment Date for the first fiscal quarter after delivery of such audited financial statements pursuant to Section 5.02(a)(ii), with such reconciliation to be prepared by the Company and delivered to the Purchaser in the form of a Reconciliation Report in accordance with Section 5.02(b). With respect to each reconciliation, any overpayments shall be credited against, and any underpayments shall be added to, subject to Section 2.02(d), the subsequent payments in respect of the Revenue Interests. For the avoidance of doubt, the Purchaser shall not be required to refund any Revenue Interest Payments.
(iii)If the Purchaser has not received Revenue Interest Payments (excluding, for avoidance of doubt, any payment of interest made in accordance with Section 2.02(d)) under this Agreement for all fiscal quarters ending on or prior to March 31, 2028 in an aggregate amount equal to or greater than 100.0% of the Purchase Price, the Company shall, on the date that is thirty days (30) days after the Payment Date with respect to the fiscal quarter ending March 31, 2028 (i.e., June 14, 2028), make a one-time payment to the Purchaser in an amount that, when added to the aggregate amount of Revenue Interest Payments received by the Purchaser as of such date, would equal to 100.0% of the Purchase Price.
(b)Reimbursable Expenses. The Company shall pay to the Purchaser all Reimbursable Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Closing Date, when due. It is the intention of the parties hereto that the Company shall pay Reimbursable Expenses directly; provided that, at the discretion of the Purchaser, any part of the Reimbursable Expenses incurred and outstanding as of the Closing Date may be deducted from the Purchase Price to the extent invoiced at least one (1) Business Day prior to the Closing Date. In the event the Purchaser pays any of such expenses directly, the Company will promptly reimburse the Purchaser for such expenses.
(c)Payment Procedure; Currency Conversion; Late Payments. Any payments to be made by the Company to the Purchaser hereunder or under any other Transaction Document shall be made in United States dollars by wire transfer of immediately available funds. All Revenue Interest Payments and other payments by the Company (other than payments in respect of Reimbursable Expenses and indemnification obligations pursuant to Section 7.04) shall be made to the Purchaser. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the buying and selling rates on the last five (5) Business Days of the fiscal quarter to which such amounts pertain, as published by The Wall Street Journal, Internet Edition at www.wsj.com.
(d)Default Interest. All Revenue Interest Payments and any other Obligations required to be paid to the Purchaser on each Payment Date but not paid when due (other than good faith underpayments subject to reconciliation pursuant to Section 2.02(a)(ii)) shall bear interest at a rate of the Prime Rate plus three percent (3.00%) per annum (calculated on the basis of a three hundred sixty (360) day year and the actual days elapsed) from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law.
(e)Minimum Interest Payments; Swiss Withholding Tax. The rates of interest provided for in this Agreement are minimum interest rates. When entering into this Agreement, the parties hereto have assumed that the interest payable at the rates set out in this Section 2.02 or in other Sections of this Agreement, if any, is not and will not become subject to Swiss Withholding Tax. This notwithstanding, if a Tax deduction is required by law in respect of any interest payable by any Obligor under any Transaction Document and should it be unlawful for any Obligor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act to comply with Section 2.05 for any reason, where this would otherwise be required by the terms of Section

2.05, then (i) the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for by this Section 2.02 divided by one minus the rate at which the relevant Tax deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of one) and (b) such Obligor shall (x) pay the relevant interest at the adjusted rate in accordance with paragraph (i) above and (y) make the Tax deduction on the interest so recalculated, and all references to a rate of interest under any Transaction Document shall be construed accordingly.
Section 2.03.Purchase Price; Conditions Precedent.
(a)Purchase Price. Subject to the applicable conditions precedent set forth in clause (b) below, which may be waived by the Purchaser in its sole discretion, on the Closing Date, the Purchaser shall pay to the Company, and the Company shall accept, the Purchase Price (less any then unpaid Reimbursable Expenses) by wire transfer of immediately available funds.
(b)Conditions Precedent to the Closing Date and the Purchase Price. The Company and each other Obligor, as applicable, shall have delivered to the Purchaser:
(i)this Agreement, duly executed by the Company;
(ii)evidence that the Term Transaction Documents have been duly executed and delivered by all parties thereto, in form and substance reasonably satisfactory to the Purchaser, and that, pursuant to the terms thereof, not less $350,000,000 will be funded to the Company by the Term Lenders prior to or substantially simultaneously with the payment of the Purchase Price pursuant to Section 2.03(a) above;
(iii)the Guaranty and Security Agreement and short-form security agreements in respect of the Product Intellectual Property, in each case duly executed by the relevant Obligors;
(iv)the Japanese Equity Pledge, duly executed by the relevant Obligors;
(v)the Intercompany Subordination Agreement, duly executed by the Company and its Subsidiaries party thereto;
(vi)evidence that the Intercreditor Agreement has been duly executed and delivered by all parties thereto;
(vii)a UCC-1 financing statement in proper form for filing against each Obligor;
(viii)a completed Perfection Certificate, duly executed by the Company;
(ix)one or more legal opinions of counsel to each Obligor or the Purchaser, as the case may be, in each case in form and substance reasonably satisfactory to the Purchaser;
(x)the legal opinion of Matheson LLP, Irish counsel to the Purchaser, in form and substance reasonably satisfactory to the Purchaser;
(xi)a secretary’s or director’s certificate executed by an authorized officer or director of each Obligor attaching certified organizational or constitutional documents, certificates of good standing, up-to-date extract of the chamber of commerce and incumbency certificates of each Obligor (where applicable in the subject jurisdiction) and resolutions of the governing body, holders of the issued shares or supervisory Board of each Obligor, as applicable, authorizing such Obligor to enter into the Transaction Documents and perform the transactions contemplated thereby;
(xii)the Purchaser’s receipt of a letter of status with respect to any Obligor incorporated in Ireland, certified by a Director or the Secretary of such Obligor;
(xiii)evidence that the Obligors have obtained all consents required by the Obligors under any Applicable Law, their respective organizational or constitutional documents and Governmental Authorities necessary in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions;
(xiv)subject to Section 5.18, duly executed Control Agreements in respect of each of the deposit accounts and securities accounts in the United States of the Company and the Subsidiary Guarantors (other than Excluded Accounts);
(xv)an officer’s or director’s certificate, certifying as to the following conditions: (I) the representations and warranties in Article III hereof and in any other Transaction Document shall be true, accurate and complete in all material respects on the Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and (II) no Put Option Event shall have occurred and be continuing;
(xvi)to the extent not deducted from the Purchase Price, payment of Reimbursable Expenses then due as specified in Section 2.02(b), to the extent such Reimbursable Expenses are invoiced at least one (1) Business Day prior to the Closing Date;
(xvii)certificates of insurance evidencing that the insurance required to be maintained pursuant to Section 5.11 is in full force and effect, and, subject to Section 5.18, endorsements naming the Intercreditor Agent, on behalf of the Purchaser, as additional insured and loss payee thereunder, in each case, in form and substance reasonably satisfactory to the Purchaser; and
(xviii)In respect of each Dutch Obligor:
(A)a copy of a resolution of its Board approving its execution and the terms of, and the transactions contemplated by, the Guaranty to which it is a party;
(B)if required, a copy of a resolution of its board of supervisory directors (if any) approving its execution and the terms of, and the transactions contemplated by, the Guaranty to which it is a party;
(C)if applicable, copy of a resolution of its general meeting of shareholders approving its execution and the terms of, and the transactions contemplated by, the Guaranty to which it is a party; and
(D)if it is required by law or any arrangement binding on it to obtain works council advice in respect of its or any other person’s entry into the Guaranty, a copy of a positive or neutral advice from its (central) works council (and, if such advice is not unconditional, confirmation from the Company that (i) the conditions set by the works council are and will be complied with and (ii) such compliance does and will not have a Material Adverse Effect) including the request for advice or, a confirmation of its

Board included in the board resolution that no works council has jurisdiction in respect of any of the transactions contemplated by the Transaction Documents to which it is a party.
(c)For the avoidance of doubt, each of the conditions precedent in Section 2.03 may be waived by the Purchaser in its sole discretion.
Section 2.04.No Assumed Obligations.
Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is acquiring only the right to receive the Revenue Interest Payments and, upon the exercise (or deemed exercise) by any applicable party of the Call Option or the Put Option, as the case may be, the Buy-Out Price in respect thereof, and are not assuming any liability or obligation of the Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Company or its Affiliates (the “Excluded Liabilities”).
Section 2.05.Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.05) the Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes. The Obligors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Purchaser, timely reimburse it for the payment of any Other Taxes.
(c)Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by an Obligor to a Governmental Authority pursuant to this Section 2.05, such Obligor shall deliver to the Purchaser the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Purchaser.
(d)Indemnification. The Obligors hereby agree to indemnify, hold harmless and reimburse the Purchaser, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.05) payable or paid by the Purchaser or required to be withheld or deducted from a payment to the Purchaser and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by the Purchaser shall be conclusive absent manifest error. The Purchaser hereby agrees to indemnify, hold harmless and reimburse each Obligor, within ten (10) days after demand therefor, of the full amount of Taxes (including any interest and penalties imposed in connection therewith) that such Obligor was required to, but did not withhold as a result of the Purchaser failing to comply with Section 2.05(e) or the transactions contemplated by this Agreement failing to be treated according to the Intended Tax Treatment. A certificate as to the amount of such liability for withholding delivered to the Purchaser by the Company shall be conclusive absent manifest error.
(e)Status of Purchaser. The Purchaser shall deliver to the Company, from time to time upon reasonable request by the Company, properly completed and executed documentation by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Purchaser, if reasonably requested by the Company, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company as will enable the Company to determine whether or not the Purchaser is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, before the Purchaser becomes a party to this Agreement, the Purchaser shall deliver (i) if the Purchaser is a United States person within the meaning of Section 7701(a)(30) of the Code, IRS Form W-9 certifying that the Purchaser is not subject to backup withholding or (ii), if the Purchaser is not a United States person, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8EXP, IRS Form W-8ECI or IRS Form W-8IMY if applicable, as well as any applicable supporting documentation or certifications, certifying that the Purchaser is exempt from U.S. withholding tax and backup withholding with respect to payments of interest (as determined for U.S. federal income tax purposes).
(f)The Purchaser agrees that if any form or certification described in Section 2.05(e) it previously delivered to the Company expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so.
(g)Survival. Each party’s obligations under this Section 2.05 shall survive any assignment of rights by, or the replacement of, the Purchaser, and the repayment, satisfaction or discharge of all Obligations under any Transaction Document.
Section 2.06.Additional Costs; Changes in Law Generally.
If, on or after the date hereof (or such later date on which the Purchaser or its assignee becomes party to this Agreement), the adoption of any Applicable Law, or any Change in Law, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, against assets of, deposits with or for the account of, or credit extended by, the Purchaser or shall impose on the Purchaser any other condition affecting the Purchaser’s interest in the Obligations or Transaction Documents, and the result of any of the foregoing is to increase the cost to the Purchaser of making or maintaining its interest in the Obligations or Transaction Documents, or to reduce the amount of any sum received or receivable by such the Purchaser under this Agreement or any other Transaction Document, or subject the Purchaser to any Taxes on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (iii) and Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes), then the Company shall pay to the Purchaser within five (5) Business Days after any demand for such additional amount or amounts as will compensate the Purchaser for such increased cost or reduction.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Purchaser as follows:
Section 3.01.Organization.
Each Obligor is duly incorporated or formed, as applicable, validly existing and in good standing under the laws of its respective jurisdiction of formation (to the extent that such concept is applicable in such jurisdiction) and has all corporate, limited liability company or similar powers and all licenses, authorizations, consents and approvals required to carry on its respective business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents. Each Obligor is duly qualified to do business as a foreign corporation or foreign limited liability company, as applicable, and is in good standing (to the extent that such concept is applicable in such jurisdiction) in every jurisdiction in which the failure to do so would be reasonably expected to have a Material Adverse Effect. As of the Closing Date, the Subsidiaries of the Company are listed on Schedule 3.01 of the Disclosure Letter.
Section 3.02.Authorization; Enforceability.
Each Obligor has all necessary power and authority to enter into, execute and deliver the Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. Each Transaction Document has been duly authorized, executed and delivered by each Obligor party thereto, and each Transaction Document constitutes the valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles or, solely in respect of the English Obligor, Legal Reservations.
Section 3.03.Governmental Authorization.
The execution and delivery by each Obligor of the Transaction Documents to which it is a party, and the performance by such Obligor of its obligations thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority, except for the filing of the UCC Financing Statements, short-form intellectual property security agreements with the United States Patent and Trademark Office or the United States Copyright Office, and any filings with the SEC, and registration of the Dutch law security agreement at the Dutch tax authorities and any filings that may be required to be made in the Irish Companies Registration Office in respect of the Irish Security Agreements.
Section 3.04.Ownership.
(a)The Company owns, controls or holds a valid license granting all rights purported to be held by it to all of the Product Intellectual Property, Regulatory Filings and the Regulatory Approvals related to each Specified Product, in each case material to the Company, free and clear of all Liens (other than Permitted Liens), has in its possession all records granting or assigning ownership of, or a valid license to, such Product Intellectual Property, Regulatory Filings and the Regulatory Approvals and is aware of no claims by any Person to its ownership of such Product Intellectual Property, Regulatory Filings and the Regulatory Approvals, or challenging the ownership rights of the Company as owner thereof or the validity or enforceability of any such rights.
(b)The Company, owns, and is the sole holder of all Collateral, free and clear of any and all Liens (other than Permitted Liens). Except as set forth on Schedule 3.04(b) of the Disclosure Letter or as permitted pursuant to this Agreement, no Obligor has Transferred or granted any Lien in respect of or agreed to Transfer or grant any Lien in respect of the Collateral, other than Permitted Liens. Except as set forth on Schedule 3.04(b) of the Disclosure Letter, no Person other than the Company or any of its Subsidiaries has any right to receive any payments in respect of Net Sales or the Revenue Base. The Company has the full right grant to the Purchaser the right to receive the payments hereunder in respect of the Revenue Interests pursuant to this Agreement and perform its obligations hereunder, without any requirement to obtain the consent of any Person, except such consents as are obtained at or prior to the Closing Date. At the Closing Date, the Purchaser shall have acquired good and valid rights and interests in the right to receive the Revenue Interest Payments and, upon the exercise (or deemed exercise) by any applicable party of the Call Option or the Put Option, as the case may be, the Buy-Out Price in respect thereof, free and clear of any and all Liens, subject to the terms of this Agreement.
Section 3.05.Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material liabilities required to be reflected in such financial statements under GAAP.
(b)The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material liabilities required to be reflected in such financial statements under GAAP.
(c)The financial statements delivered pursuant to Section 5.02(a) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 5.02(a)) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby.
(d)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 3.06.[Intentionally Omitted].
Section 3.07.Solvency; No Fraudulent Transfer.

The Company and the Subsidiaries, taken as a whole, are not insolvent as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the Commonwealth of Virginia. Assuming consummation of the transactions contemplated by the Transaction Documents and the Term Transaction Documents, (a) the present fair saleable value of the Company’s and the Subsidiaries’ assets is greater than the total amount of liabilities of the Company and the Subsidiaries as such liabilities mature, (b) the Company and the Subsidiaries, taken as a whole, do not have unreasonably small capital with which to engage in its business, and (c) the Company and the Subsidiaries, taken as a whole, have not incurred, nor do they have present plans to or intend to incur, debts or liabilities beyond their ability to pay such debts or liabilities as they become absolute and matured. No transfer of property was or is being made by any Obligor and no obligation was or is being incurred by any Obligor in connection with the transactions contemplated by this Agreement or the other Transaction Documents and the Term Transaction Documents with the intent to hinder, delay, or defraud either present or future creditors of such Obligor.
Section 3.08.Litigation.
Other than as set forth on Schedule 3.08 of the Disclosure Letter, there is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding (whether administrative, judicial or otherwise) pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or (b) any governmental inquiry pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, which in each case with respect to clauses (a) and (b) above, (x) as of the Closing Date, individually or in the aggregate, would reasonably result in liabilities in excess of $[***] or that would reasonably be likely to adversely affect this Agreement or the transactions contemplated herein or (y) at any time after the Closing Date, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 3.09.Compliance with Laws.
Neither the Company nor any Subsidiary (a) is in violation of, has violated, or to the Knowledge of the Company, is under investigation with respect to, or (b) has been threatened to be charged with or been given notice of any violation of, any Applicable Law with respect to the Company or any of its Subsidiaries, the Revenue Interests or any Specified Product or any other Collateral, in each case of (a) and (b) which could reasonably be expected to have a Material Adverse Effect.
Section 3.10.Conflicts; Adverse Agreements.
Except as set forth on Schedule 3.10 of the Disclosure Letter, neither the execution and delivery of any of this Agreement or the other Transaction Documents to which any Obligor is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of: (i) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or any Subsidiary or any of their respective assets or properties may be subject or bound; or (ii) any material contract, agreement, commitment or instrument to which the Company or any Subsidiary is a party or by which the Company or its Subsidiary or any of their respective assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the articles or certificate of incorporation or bylaws (or other organizational or constitutional documents) of the Company or any Subsidiary; (c) except for the filing of the UCC Financing Statements and any other notices of security or notices of charge required hereunder and filings with the United States Patent and Trademark Office, require any notification to, filing with, or consent of, any Person or Governmental Authority, except such consents that are obtained at or prior to the Closing Date; (d) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, any Subsidiary or any other Person or to a loss of any benefit relating to the Revenue Interests; or (e) other than pursuant to this Agreement, any other Transaction Document or any Term Transaction Document, result in the creation or imposition of any Lien on (i) the assets or properties of the Company or any Subsidiaries or (ii) the Revenue Interests or any Collateral, except, in the case of the foregoing clauses (a) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect. No Obligor or any of its Subsidiaries is a party to any contractual obligation or subject to any restriction or limitation in any organizational document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.
Section 3.11.Intellectual Property.
(a)Schedule 3.11(a) of the Disclosure Letter sets forth, as of the Closing Date, an accurate, true and complete list of all (i) worldwide Patents and patent applications, (ii) trade names, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (iii) registered copyrights, and (iv) domain name registrations and websites, in each case with respect to clauses (i), (ii), (iii) and (iv) above in this clause (a) that constitute Product Intellectual Property. Except as disclosed therein, to the Knowledge of the Company, each issued Patent and trademark listed on Schedule 3.11(a) of the Disclosure Letter is valid, enforceable and subsisting and has not lapsed, expired, been cancelled or become abandoned, except in the ordinary course of business and where such lapse or abandonment would not reasonably be likely to result in a Material Adverse Effect.
(b)Except for Product Intellectual Property licensed to or owned by any Obligor and set forth on Schedule 3.11(a) of the Disclosure Letter, to the Knowledge of the Company, no other Intellectual Property is necessary to use, Develop, Manufacture, import or Commercialize any Specified Product, including the use of Patents to protect product markets by excluding competitors. To the Knowledge of the Company, the use, Development, Manufacture, import or Commercialization of the Specified Products does not infringe any Patents or misappropriate any other Intellectual Property that is owned or controlled by a Third Party.
(c)To the Knowledge of the Company, there are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Patents necessary for, or otherwise material to, the Development, Commercialization, and/or Manufacture, or other exploitation, of any Specified Product, including those listed on Schedule 3.11(c) of the Disclosure Letter (such Patents, collectively, “Material Patents”).

(d)There is, and has been, no pending, decided or settled opposition, interference proceeding, reexamination proceeding, inter partes proceeding, cancellation proceeding, injunction, claim, lawsuit, declaratory judgment, administrative post-grant or patent review proceeding, other administrative or judicial proceeding, hearing, investigation, complaint, arbitration, mediation, International Trade Commission investigation, decree, notice of an Abbreviated New Drug Application (“ANDA”), notice of a Drug Approval Application under Section 505(b)(2) of the Federal Food, Drug, and Cosmetics Act, or notice or litigation under the so-called Hatch-Waxman amendments to the FFDCA or any other filed claim (collectively referred to hereinafter as “Disputes”), related to any of the Material Patents nor has any such Dispute been threatened in writing challenging the legality, validity, enforceability or ownership of any Material Patents or referencing a Specified Product. To the Knowledge of the Company, there are no Disputes by any Person or Third Party against the Company, its Affiliates or its Licensees or its licensor as pertaining to any Specified Product, and the Company has not received any written notice or claim of any such Dispute as pertaining to any Specified Product.
(e)To the Knowledge of the Company, the Company and its Affiliates have taken commercially reasonable measures and precautions to protect and maintain (i) the confidentiality and secrecy of all trade secrets with respect to each Specified Product and (ii) the value of all Intellectual Property related to each Specified Product, except where such failure to take action would not reasonably be expected to have a Material Adverse Effect.
(f)To the Knowledge of the Company, no material Trade Secret, including but not limited to clinical data supporting FDA approval of product and information about product development and use, of the Company or its Affiliates with respect to any Specified Product has been published or disclosed to any Person except pursuant to a written agreement requiring such Person to keep such Trade Secret confidential, except where such disclosure would not reasonably be expected to have a Material Adverse Effect.
Section 3.12.Regulatory Approvals, Etc.
(a)The Company and its Affiliates and Licensees have made available to the Purchaser any written reports or other written communications received from a Governmental Authority that would indicate that any Regulatory Agency (A) is likely to revise or revoke any current Regulatory Approval granted by any Regulatory Agency with respect to any Specified Product or may not accept for review or grant Regulatory Approval for any Specified Product or (B) is likely to pursue any material compliance actions against the Company. To the Knowledge of the Company there are no other facts or circumstances that could reasonably be expected to (i) indicate that any of the events specified in the immediately preceding clauses (A) or (B) may occur or (ii) cause the Company or any of its Subsidiaries to voluntarily revise, withdraw or not apply for any Regulatory Approval.
(b)The Company and its Subsidiaries possess all material Regulatory Approvals issued or required by the Regulatory Agencies, which Regulatory Approvals are necessary to conduct the business relating to the Specified Products, including to conduct the current clinical trials relating to the Specified Products, and neither the Company nor its Subsidiaries has received any notice of proceedings relating to, and there are no facts or circumstances to the Knowledge of the Company that could reasonably be expected to lead to, the revocation, suspension, termination or modification of any such Regulatory Approvals. All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any Regulatory Filings when submitted to the FDA or other Regulatory Agency were true, complete and correct in all material respects as of the date of submission, including any updates, changes, corrections or modifications to such Regulatory Filings when submitted to the FDA or other Regulatory Agency. None of the officers or directors, or, to the Knowledge of the Company,

Affiliates or employees of the Company or any Subsidiary or any agent or consultant has (i) made an untrue statement of material fact or fraudulent statement to any Regulatory Agency or failed to disclose a material fact required to be disclosed to a Regulatory Agency; or (ii) committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).
(c)The Company and its Affiliates and Licensees are in compliance with, and have complied with, all applicable federal, state, local and foreign laws, rules, regulations, standards, orders and decrees governing its business, including to the extent applicable, the following laws:

(d)the laws composing the Medicare and Medicaid Programs, including applicable provisions of the Social Security Act, (e.g., Civil Monetary Penalties Act, 42 U.S.C. Sec. 1320a-7a, and the Anti-Kickback Statute, 42 U.S.C. Section 1320a-7b(b)); (b) any other laws prohibiting rebates, kickbacks, fee-splitting or other financial incentives or inducements; (c) the False Claims Act, 31. U.S.C. 3729 et seq.; (d) the FFDCA and Public Health Service Act and (e) all regulations promulgated by each Regulatory Agency, the failure of compliance with which could reasonably be expected to result in a Material Adverse Effect; the Company and its Affiliates and Licensees have not received any notice citing action or inaction by any of them that would constitute any non-compliance with any applicable federal, state, local and foreign laws, rules, regulations, or standards, which could reasonably be expected to result in a Material Adverse Effect; and to the Knowledge of the Company, no prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted which, when made effective, could reasonably be expected to result in a Material Adverse Effect.
(e)All preclinical and clinical trials conducted on behalf of the Company or its Affiliates or Licensees relating to each Specified Product were conducted in all material respects in compliance with Applicable Law and, in all material respects, in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards. The Company and its Affiliates and Licensees are in material compliance with the requirements and conditions of all Regulatory Approvals, including any requirements to conduct confirmatory studies as part of an Accelerated Approval pursuant to 21 U.S.C. § 356(c), as such requirements and conditions may have been amended by a Regulatory Agency or comparable authority. Neither the Company nor its Affiliates and Licensees has received any notices or correspondence from any Regulatory Agency or comparable authority requiring the termination, suspension, or clinical hold of any ongoing clinical trials conducted by or on behalf of the Company or its Affiliates and Licensees with respect to any Specified Product.
(f)Neither the Company nor any of its Affiliates or Licensees have received any notices from, (i) any Governmental Authority or (ii) any pricing and reimbursement representative of any Person, in each case exercising authority with respect to pricing and reimbursement for the Specified Products, that have resulted in any non-coverage decision in respect of, or material reduction in the expected pricing of, the Specified Products in the United States.
(g)All Manufacturing conducted by or on behalf of the Company and its Affiliates and Licensees relating to the Specified Products, to the Knowledge of the Company, with respect to Manufacturing conducted on behalf of the Company and its Affiliates, have been and are being conducted in compliance with applicable current good manufacturing practices set forth in 21 C.F.R. Parts 210 and 211 and applicable FDA guidance documents, except as could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, with respect to any Specified Product being tested or manufactured by the Company and its Subsidiaries, as of the Closing Date, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is conducting an investigation or review of (i) the Company and its Subsidiaries’ (or any third party contractors therefor) manufacturing facilities and processes for Manufacturing any Specified Product or the marketing and sales of any Specified Product, in each case which have identified any material deficiencies or violations of Applicable Laws or the permits related to the Manufacture, marketing and/or sales of any Specified Product that could reasonably be expected to result in a Material Adverse Effect, or (ii) any such Regulatory Approval that could be reasonably expected to result in a revocation or withdrawal of such Regulatory Approval, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, marketing or sales of any Specified Product by the Company and its Subsidiaries should cease or that any Specified Product should be withdrawn from the marketplace. Neither the Company nor any Subsidiary of the Company has experienced any significant failures in the Manufacturing of any Specified Product for commercial sale that has had or could reasonably be expected to have, if such failure occurred again, a Material Adverse Effect.
(h)Neither the Company, its Affiliates, its Licensees nor, to the Knowledge of the Company, their respective officers, employees or agents, has been convicted of any crime or engaged in any conduct for which (i) debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b); or (ii) exclusion is required pursuant to 42 U.S.C. § 1320a-7b and related regulations, nor is any such debarment or exclusion threatened or pending.
(i)Neither the Company nor any Subsidiary has received from the FDA a Warning Letter, Form FDA-483, “Untitled Letter,” or similar written correspondence or notice alleging violations of laws and regulations enforced by the FDA, or any comparable correspondence from any other Governmental Authority with regard to any Specified Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Company or such Subsidiary could reasonably be expected to have a Material Adverse Effect.
(j)There have been no Safety Notices, (i) to the Company’s Knowledge, there are no unresolved material product complaints with respect to any Specified Product which could reasonably be expected to have a Material Adverse Effect, and (ii) to the Company’s Knowledge, there are no facts that would be reasonably likely to result in (A) a material Safety Notice with respect to any Specified Product, (B) a material change in the labeling of any Specified Product or (C) a termination or suspension of marketing of any Specified Product.
(k)The Company and its Affiliates and Licensees are in material compliance with all applicable federal, state and local laws and regulations regarding the privacy and security of health information and electronic transactions, including, to the extent applicable, the Health Insurance Portability and Accountability Act (HIPAA), and has implemented adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance.
Section 3.13.Material Contracts.
Schedule 3.13 of the Disclosure Letter sets forth a true and complete list of all Material Contracts, including any amendments or modifications thereto, as of the Closing Date. Neither the Company nor its Affiliates is in breach of any Material Contract or in default under any Material Contract which breach or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. There is no event or circumstance that with notice or lapse of time, or both, would reasonably be expected to (a) constitute a breach or default by the Company and/or its Affiliates or (to the Knowledge of the Company) any other party under any Material Contract, (b) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (c) give any Person the right to accelerate the maturity or performance of any Material Contract or (d) give any Person the right to cancel, terminate or modify any Material Contract. To the Knowledge of the Company, nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract. Neither the Company nor its Affiliates has received any notice or, to the Knowledge of the Company, any threat (in writing) of termination of any such Material Contract. To the Knowledge of the Company, no other party to a Material Contract is in breach of or in default under such Material Contract which breach or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All Material Contracts are valid and binding on the Company and its Affiliates and, to the Knowledge of the Company, on each other party thereto, and are in full force and effect.
Section 3.14.Place of Business.
(a)The Company’s principal place of business, chief executive office and each office where each of the Company and its Subsidiaries keeps its records regarding the Collateral are, as of the Closing Date, each set forth on Schedule 3.14 of the Disclosure Letter. None of the Company (or any predecessor by merger or otherwise) and its Subsidiaries has, within the five (5) year period preceding the date hereof, had a name that differs from its name as of the date hereof.
(b)For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), each Obligor’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
Section 3.15.[Intentionally Omitted].
Section 3.16. Section 3.16. Perfection; Subordination.
The Transaction Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Transaction Documents, perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions). Other than as permitted by this Agreement or provided for in the Intercreditor Agreement, the claims and rights of the Purchaser created by any Transaction Document are not, and shall not be, subordinated to any creditor of any Obligor or any other Person and the Liens created pursuant to the Transaction Documents will have first ranking priority and will not be subject to any prior ranking or pari passu ranking Lien other than Permitted Liens.
Section 3.17.Insurance.
There are in full force and effect insurance policies maintained by reputable insurance companies in accordance with standards customary for companies such as the Company, with coverage of the Company and each of its Subsidiaries in amounts customary for companies of comparable size and condition similarly situated in the same industry as, including product liability insurance, directors and officers insurance and insurance against litigation liability, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type.
Section 3.18.Tax.
Each of the Company and its Subsidiaries has timely filed all federal income and other material Tax Returns and has paid when due all material Taxes levied or imposed upon them or their property, income or assets. There are no Liens in respect of Taxes applicable to the Company or any of its Subsidiaries except Permitted Liens. There is no material tax assessment proposed against the Company or its Subsidiaries for Taxes that is not being actively contested in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as are required in conformity with GAAP have been made or provided therefor.
Section 3.19.Disclosures.
All written information heretofore furnished to the Purchaser by or on behalf of the Company for purposes of or in connection with any Transaction Document or any transaction contemplated hereby, after giving effect to all supplements thereto made prior to the Closing Date, is or will be, taken as a whole, true, complete and correct in all material respects and the Company has not omitted to state a material fact necessary in order to make such information, taken as a whole, not misleading in light of the circumstances under which they were furnished; provided that projections and other forward looking information are based on estimates believed by management to be reasonable on the date as of which such information is stated or certified (it being understood that forecasts and projections are subject to contingencies and no assurance can be given that any forecast or projection will be realized).
Section 3.20.Investment Company Act; Margin Stock Regulation.
(a)Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.
(b)No Obligor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Purchase Price will be used to buy or carry any Margin Stock in violation of Regulation T, Regulation U or Regulation X.
Section 3.21.Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions; Export and Import Laws.
(a)None of the Company, its Subsidiaries, their directors or officers, or, to the Knowledge of such Obligor, any agent or employee of the Company or any Subsidiary of the Company has, at any time in the last three (3) years, (i) used any corporate funds of the Company or any Subsidiary of the Company for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or, to the Knowledge of such Obligor, indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of the Company or any Subsidiary of the Company, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010 (“UKBA”) or any other applicable anti-corruption laws or (iv) made any bribe, improper rebate, payoff, influence payment, kickback or other unlawful payment, and no part of the proceeds of the Purchase Price will be used, directly or, to the Knowledge of such Obligor, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation of the FCPA, UKBA or any other applicable anti-corruption laws. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the FCPA, UKBA or any other applicable anti-corruption laws is pending or to the Knowledge of such Obligor, threatened in writing, nor is there a basis for such an action, suit or proceeding.
(b)(i) The operations of the Company and its Subsidiaries are and have been conducted at all times in the last five (5) years with applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act of 1970 (as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001) and the anti-money laundering laws, rules and regulations of each jurisdiction (foreign or domestic) in which the Company or any of its Subsidiaries is subject to such jurisdiction’s Applicable Laws (collectively, the “Anti-Money Laundering Laws”) and (ii) no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or to the Knowledge of such Obligor, threatened in writing.
(c)None of the Company, its Subsidiaries, or, their directors, officers or, to the Knowledge of such Obligor, any employee or agent of the Company or any Subsidiary of the Company is, or is fifty percent (50.0%) or more owned or otherwise controlled by individuals or entities that are, the target or subject of any economic, trade or financial sanctions or restrictive measures administered and enforced by the OFAC, the U.S. Department of State, the United Nations Security Council, the European Union and each member state thereof, or Switzerland (the Swiss State Secretariat for Economic Affairs of Switzerland (SECO) or the Swiss Directorate of International Law (DIL)) or His Majesty’s Treasury of the United Kingdom (collectively “Sanctions”). Neither the Company nor any of its Subsidiaries: (i) has assets located in, or otherwise directly or indirectly derives revenues from or engages in, investments, dealings, activities, or transactions in or with, any Sanctioned Country; or (ii) directly or indirectly derives revenues from, conducts any business or engages in investments, dealings, activities, or transactions with, any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctioned Person. the Company will not, directly or indirectly (including through an agent or any other Person), use the proceeds of the Purchase Price, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for (i) the purpose of financing the activities of any Person that is the target or subject of Sanctions or in any country or territory that at the time of such funding, is the subject of Sanctions, (ii) in any Sanctioned Country, or (iii) any purpose that could cause any Person to be in violation of Sanctions. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to Sanctions is pending or to the Knowledge of such Obligor, threatened in writing, nor is there a basis for such action, suit or proceeding.
(d)The Company will not, directly or, to the Knowledge of such Obligor, indirectly (including through an agent or any other Person), use any of the proceeds of the Purchase Price,

or lend, contribute or otherwise make available such proceeds of the Purchase Price to any Subsidiary, joint venture partner or other Person, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation of the FCPA, UKBA or any other applicable anti-corruption laws, (ii) in violation of any Anti-Money Laundering Laws, or (iii) in violation of Sanctions.
(e)The Company, its Subsidiaries, their respective officers and directors, and to the Knowledge of the Company their respective agents and employees, are in compliance in all respects with Sanctions. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Money Laundering Laws, Export and Import Laws, and applicable anti-corruption laws, including the FCPA and UKBA.
(f)the Company and its Subsidiaries are in compliance in all material respects with applicable Export and Import Laws.
Section 3.22.Broker’s Fees.
The Company and its Subsidiaries have not taken any action that would entitle any Person to any commission or broker’s fee in connection with this Agreement (other than any fee payable to SVB Securities).
Section 3.23.Data Privacy and Information Security.
(a)Except as set forth in Schedule 3.23(a) of the Disclosure Letter, to the Knowledge of such Obligor, the information technology systems used in the business of each of the Company and its Subsidiaries (“Systems”) operate and perform in all material respects as required to permit each of the Company and its Subsidiaries to conduct their respective businesses as presently conducted. To the Knowledge of such Obligor, no System contains any material ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that are designed or intended to delete, destroy, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any data, files, software, system, network, or other device. The Company and its Subsidiaries have and maintain back-up systems, consistent with the industry in which the Company and each of its Subsidiaries operate and the size and condition of the Company and its Subsidiaries, designed to provide continuing availability of the material functionality provided by the Systems in the event of any malfunction of, or other event interrupting access to and/or the functionality of, such Systems. The Company and its Subsidiaries use commercially reasonable efforts to promptly implement material security patches that are generally available for the Systems.
(b)Except as set forth on Schedule 3.23(b) of the Disclosure Letter, the Company and each of its Subsidiaries has implemented and maintains a commercially reasonable, enterprise-wide privacy and information security program (“Security Program”) with plans, policies, and procedures for privacy, physical and cyber security, disaster recovery, business continuity, incident detection, and incident response, and that includes commercially reasonable and appropriate administrative, technical and physical safeguards to protect the integrity and availability of the Systems, consistent with the industry in which the Company and each of its Subsidiaries operate and the size and condition of the Company and its Subsidiaries, and to protect against (i) any unauthorized, accidental, or unlawful access to or acquisition, use, disclosure, processing, loss, destruction, or modification of Personal Data that would require notification to affected individuals or any Governmental Authority under any applicable Data Protection Law (each, a “Personal Data Breach”), (ii) any unauthorized, accidental, or unlawful access to or acquisition, use, disclosure, or loss of Sensitive Information that is not Personal Data, and (iii) security incidents that would result in unauthorized, accidental, or unlawful access to or acquisition, use, control, disruption, destruction, or modification of any of the Systems (including cyber-attacks) that would reasonably be expected to result in a material and adverse effect on the operation of the Company’s or any of its Subsidiaries’ business operations as currently conducted (sub-clauses (i) through (iii), collectively, “Security Incidents”).
(c)The Company and each of its Subsidiaries has conducted commercially reasonable privacy and security audits and penetration tests at reasonable intervals on all Systems that maintain, store, access, or process Sensitive Information, in each case consistent with the industry in which the Company and each of its Subsidiaries operate and the size and condition of the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries has taken commercially reasonable steps to address and remediate all material privacy or data security issues identified as “critical,” “high risk,” or similar level of risk rating that are raised in any such audits or penetration tests (including any third party audits of the Systems).
(d)The Company and each of its Subsidiaries has conducted commercially reasonable privacy and data security diligence, consistent with the industry in which the Company and each of its Subsidiaries operate and the size and condition of the Company and its Subsidiaries, on all vendors (including CROs, CMSs and other service providers and contractors) that (i) collect, create, receive, access, maintain, store, or otherwise process Sensitive Information for or on behalf of the Company or any of its Subsidiaries, or (ii) access or maintain the Systems. Except as set forth on Schedule 3.23(d) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has, in the past five (5) years, received notice from any vendor that such vendor experienced a Security Incident impacting the Company’s or any of its Subsidiaries’ Sensitive Information.
(e)Except as set forth on Schedule 3.23(e) of the Disclosure Letter, to the Knowledge of the Company neither the Company nor any of its Subsidiaries, has in the past five (5) years suffered any (i) Personal Data Breaches or (ii) other Security Incidents that could reasonably be expected to have a material adverse effect on the Company’s or any of its Subsidiaries’ business operations, such as a material disruption of drug development, manufacturing or Commercialization programs.
(f)The Company and each of its Subsidiaries is in material compliance with the requirements of (i) their respective Security Programs, (ii) their respective contractual obligations regarding the privacy, security, and notification of breaches of Personal Data, including customer, consumer, patient, clinical trial participant and employee information, (iii) their respective contractual non-disclosure obligations, (iv) their respective publicly available privacy notices and policies, and (v) all applicable Data Protection Laws.
(g)Except as set forth on Schedule 3.23(g) of the Disclosure Letter, in the past five (5) years: (i) neither the Company nor any of its Subsidiaries has received any written third party claims or, to the Knowledge of Company, any threat (in writing) of a third party claim, related to any Personal Data Breaches or other Security Incidents; and (ii) neither the Company nor any of its Subsidiaries has received any written notice of any claims or investigations (including investigations by any Governmental Authority) relating to any Personal Data Breaches or other Security Incidents, except in each case of sub-clauses (i) and (ii) as could not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(h)In the past five (5) years, the Company and each of its Subsidiaries has maintained all database registrations required under applicable Data Protection Laws material to the Company and its Subsidiaries.

Section 3.24.Benefit Plans.
Except as set forth on Schedule 3.24 of the Disclosure Letter, none of the Company or any of the other Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or has any actual or potential liability with respect to, any Benefit Plan. None of the Company or any of the other Subsidiaries is a party to any collective bargaining agreement. Each “employee benefit plan,” as defined in Section 3(3) of ERISA, that provides retirement benefits, is sponsored by the Company or any of their ERISA Affiliates, and is intended to be tax qualified under section 401 of the Code has a determination letter or opinion letter from the Internal Revenue Service on which it remains entitled to rely, and no assets of any such plan are invested in Equity Interests of the Company. Each Benefit Plan has complied, both in form and in operation, in all respects with its terms and Applicable Law, except as would not, individually or in the aggregate, result in any Material Adverse Effect.
Section 3.25.Internal Controls.
The Company acknowledges that its management is responsible for the preparation and fair presentation of the financial statements of the Company and each of its Subsidiaries delivered to the Purchaser pursuant to Sections 5.02(b), in each case, in accordance with GAAP. The Company has, suitable for a company of its size and stage of development, designed, implemented and maintained internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Section 3.26.Fiscal Unity.
No Obligor incorporated under Dutch law is or has been a member of a fiscal unity (fiscale eenheid) for Dutch corporate income tax or value added tax purposes (unless such fiscal unity consists solely of Obligors).
Article IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Company as follows:
Section 4.01.Organization.
The Purchaser is a duly organized and validly existing under the laws of its jurisdiction of organization.
Section 4.02.Authorization.
The Purchaser has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by the Purchaser and each Transaction Document constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.
Section 4.03.Broker’s Fees.
The Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with this Agreement.
Section 4.04.Conflicts.
Neither the execution and delivery of this Agreement or any other Transaction Document to which the Purchaser is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any respects any provisions of: (i) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Purchaser or any of its assets or properties may be subject or bound; or (ii) any material contract, agreement, commitment or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of the Purchaser; or (c) require any notification to, filing with, or consent of, any Person or Governmental Authority, except, in the case of the foregoing clauses (a) or (c), as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to perform any of its obligations under the Transaction Documents.
Article V.

COVENANTS
From the date hereof through and including the end of the Revenue Interest Period, the following covenants shall apply:
Section 5.01.Notices; Access; Information.
(a)Notices. The Company shall provide the written notice to the Purchaser of the following events:
(i)promptly (and in any event within five (5) Business Days) upon the Company’s obtaining Knowledge thereof, the occurrence of any Put Option Event;
(ii)promptly (and in any event within five (5) Business Days) upon the Company’s obtaining Knowledge thereof, the occurrence of any Material Adverse Effect or any event which could reasonably be expected to have a Material Adverse Effect;
(iii)promptly (and in any event within five (5) Business Days) upon the Company’s obtaining Knowledge thereof, any litigation or proceedings to which the Company or any Subsidiary is a party of the type and materiality described in Section 3.08 or any material adverse development in any litigation or proceeding described on Schedule 3.08 of the Disclosure Letter;
(iv)promptly (and in any event within five (5) Business Days) upon the Company’s obtaining Knowledge thereof, the occurrence of (x) any voluntary or involuntary withdrawal, suspension of sales or recall of any Specified Product in the United States, the EU or Japan, (y) the loss of marketing authorization for any Specified Product in the United States, the EU or Japan by the Company or any of its Subsidiaries or (z) the receipt by the Company any of its Subsidiaries of any written notice from the FDA or any other Regulatory Agency of a pending recommendation or final decision to withdraw marketing authorization for any Specified Product in the United States, the EU or Japan;
(v)promptly, and in any event, within five (5) Business Days after receipt thereof by the Company or any Subsidiary thereof, (A) copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Company or any Subsidiary thereof may become subject from time to time (in any applicable U.S. or non-U.S. jurisdiction) concerning any investigation or possible investigation or other material inquiry by such agency regarding financial or other operational results of the Company or any such Subsidiary and (B) copies of any material written correspondence or any other material written communication from the FDA or any other Regulatory Agency, in the case of clause (B) that could reasonably be expected to result in a Material Adverse Effect;
(vi)promptly (and in any event within five (5) Business Days) upon the Company’s obtaining Knowledge thereof, any infringement by any Third Party of Product Intellectual Property and any infringement by any Specified Product of any Third Party Intellectual Property;
(vii)not less than ten (10) calendar days prior thereto, any change in, or amendment or alteration of, any Obligor’s legal name, form of legal entity or jurisdiction of organization;
(viii)to the extent permitted by Applicable Law, promptly following receipt by the Company of any written notice, claim or demand challenging the legality, validity, enforceability or ownership of any of the Product Intellectual Property or pursuant to which any Third Party commences or threatens (in writing) any action, suit or other proceeding against the Company and relating to any Specified Product that could reasonably be expected to result in a Material Adverse Effect, the Company shall (i) inform the Purchaser in writing (and in reasonable detail) of such receipt and (ii) furnish the Purchaser with a copy of such notice, claim or demand;
(ix)promptly (and in any event within five (5) Business Days), any material change in accounting policies or financial reporting practices by the Company or any Subsidiary (to the extent not previously disclosed in a public filing or furnishing by the Company to the SEC); ~~and~~
(x)such other financial and other information as the Purchaser may from time to time reasonably request.; and
(xi)as promptly as practicable following the occurrence thereof, written notice with reasonable detail that the FDA Approval Date has occurred.
Notwithstanding anything to the contrary, the Company may provide to the Purchaser all notices and information required by Section 5.01(a) by publicly filing or furnishing such information to the SEC or otherwise making such information publicly available (e.g., a press release), in which event the Company shall be deemed to have satisfied its applicable notice obligations hereunder; provided the Company shall also promptly notify the Purchaser of any public filing containing such notices or information, including where such public filing can be accessed and the provisions of this Agreement to which the notices or information contained therein is responsive.
(b)Maintenance of Books and Records. The Company shall keep and maintain, and cause its Affiliates to keep and maintain, at all times full and accurate books of account and records adequate to correctly reflect (and in sufficient detail to permit the Purchaser to confirm the accuracy of) all payments paid and/or payable with respect to the Revenue Interests. Such records shall be kept and maintained for a minimum of seven (7) years from the end of the calendar year to which they pertain.
(c)Inspection Rights. The Purchaser shall have the right, not more than once a year, to designate a Third Party independent public accounting firm (the “Purchaser Representative”) to visit the Company’s and its Subsidiaries’ offices and properties where the Company and its Subsidiaries keep and maintain their books and records relating or pertaining to the Revenue Base or the Revenue Interests and the Collateral for purposes of conducting an audit of such books and records, and to inspect and audit such books and records, during normal business hours. With respect to the foregoing, with prior written notice given by the Purchaser to the Company, the Company will provide the Purchaser Representative reasonable access to such books and records, and shall permit the Purchaser Representative to discuss the business, operations, properties and financial and other condition of the Company or its Affiliates including, but not limited to, matters relating or pertaining to the Revenue Interests and any Collateral with officers of the Company; provided that any audit of the Company and its Subsidiaries conducted pursuant to this Section 5.01(c) shall be at the Purchaser’s expense; provided that, in the event (i) a Put Option Event has occurred and is continuing or (ii) the audit reveals a shortfall in any Revenue Interest Payment in excess of [***] percent ([***]%) and the Company agrees with the underlying calculations evidencing such shortfall, the Company shall bear the Audit Costs of such audit. Notwithstanding the foregoing, after the occurrence and during the continuance of a Put Option Event, the Purchaser shall have the right, as often, and at such times and with such prior notice, as the Purchaser shall determine, in its reasonable discretion, to have the Purchaser Representative review the relevant documents and records of the Company and its Subsidiaries. Upon the reasonable request by the Purchaser, the Company shall use its commercially reasonable efforts to conduct an audit of any Licensee (to the extent that (i) the applicable License is for the Commercialization of any Specialized Product and (ii) such audit is permitted under the applicable License). To the extent that the Company conducts such audit, the Company shall, to the extent permitted by the applicable agreement with such Licensee, provide a general summary regarding the results of such audit. The Purchaser acknowledges and agrees that any such summary report shall be treated as Confidential Information of the Company.
(d)Purchaser Meetings. During the Revenue Interest Period, the Purchaser shall be entitled to a quarterly update call or meeting (in person, via teleconference or videoconference or at a location and time mutually agreed by the Purchaser and the Company) to discuss the reports delivered by the Company pursuant to Section 5.02(a) and the progress of sales and product development and marketing efforts made by the Company with respect to any Specified Product, the status and the historical and potential performance of any Specified Product, any regulatory developments or such other matters that the Purchaser deems appropriate (including, to the extent made publicly available on “EDGAR”, with respect to any of the Specified Products, (a) Clinical Updates, (b) Regulatory Updates, (c) Commercial Updates and (d) Intellectual Property

Updates). Notwithstanding the foregoing, after the occurrence and during the continuance of a Put Option Event, the Purchaser shall have the right, as often, at such times and with such prior notice, as the Purchaser shall determine, in its reasonable discretion, to have such update meetings or inspect any records and operations of the Company and its Affiliates.
Section 5.02.Reports.
(a)Periodic Reports. The Company shall deliver to the Purchaser the following information:
(i)as soon as available and in any event no later than forty-five (45) days after the last day of each of the first three fiscal quarter of each fiscal year, (A) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, and (B) the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for each such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (C) a certificate of the chief financial officer of the Company stating that such financial statements (x) fairly present the financial condition of the Company and its Subsidiaries as at such date and the results of operations of the Company and its Subsidiaries for the period ended on such date, and (y) have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and the addition of notes and (D) a statement, on a region by region (as reported in the Company’s public filings with the SEC) and Specified Product by Specified Product basis, of the amount of Net Sales of Specified Products during the applicable fiscal quarter, the applicable Revenue Base for the period ending on the last day of such fiscal quarter, the calculation of the amount of Revenue Interest Payment due with respect to such fiscal quarter, and the exchange rates used, if applicable;
(ii)as soon as available and in any event no later than ninety (90) days after the end of each fiscal year, (A) the audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, and (B) the related audited consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Ernst & Young LLP or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Purchaser, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification (other than any “going concern” or like qualification or exemption with respect to, or resulting from, the impending maturity of the Indebtedness under the Term Transaction Documents) or exception or any qualification or exception as to the scope of such audit, and in the case of such consolidated financial statements, certified by a Responsible Officer of the Company;
(iii)within forty five (45) days following the end of each fiscal quarter, a Net Sales report as required pursuant to Section 2.02(a)(ii) above;
(iv)[reserved];
(v)upon request by the Purchaser, copies of any material statement or report furnished to any holder of debt securities of the Company or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement;
(vi)[reserved];

(vii)[reserved];
(viii)the information regarding insurance maintained by the Company and its Subsidiaries as required under Section 5.11; and
(ix)such other information respecting the operations, properties, business, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries (including with respect to the Collateral) as the Purchaser may from time to time reasonably request.
Notwithstanding anything to the contrary (including herein or in any Transaction Document), the Company hereby acknowledges that the Purchaser may not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and the Purchaser or its personnel may be engaged in investment and other market-related activities with respect to such Person’s securities. The Company and the Purchaser covenant and agree that, notwithstanding anything to the contrary (including herein or in any Transaction Document) except for (x) the notices specified above in Section 5.01(a)(i) and Section 5.01(a)(ii), and (y) delivery of the Net Sales Reports pursuant to Section 5.02(a)(iii) above, none of the Company, any Subsidiary thereof, nor any Person acting on its or their behalf, will provide, or become obligated to provide, under any other provision of this Agreement, any other Transaction Document or otherwise, the Purchaser or its representatives or agents with any information that the Company reasonably believes constitutes material non-public information, unless prior thereto the Purchaser shall have notified the Company in writing that it has elected to receive such information. Neither the Company nor any of its Subsidiaries shall have liability to the Purchaser as a result of the delivery to the Purchaser of (w) notices specified in Section 5.01(a)(i) and Section 5.01(a)(ii), (x) the Net Sales Reports referenced above, (y) any other material non-public information that the Purchaser has requested in writing to receive from the Company or its Subsidiaries or (z) any other information delivered to the Purchaser that the Company or its Subsidiaries believed, acting reasonably and in good faith, was not material non-public information as of the time of such delivery.
Notwithstanding anything to the contrary, the Company may provide to the Purchaser all notices and information required by Section 5.02(a) by publicly filing or furnishing such information to the SEC or otherwise making such information publicly available (e.g., a press release), in which event the Company shall be deemed to have satisfied its applicable notice obligations hereunder; provided that, except with respect to deliverables under Section 5.02(a)(i) and Section 5.02(a)(ii), the Company shall also promptly notify the Purchaser of any public filing containing such notices or information, including where such public filing can be accessed and the provisions of this Agreement to which the notices or information contained therein is responsive.
(b)Reconciliation Reports. Concurrently with the delivery of financial statements pursuant to Section 5.02(a)(ii) above, the Company shall produce and deliver to the Purchaser a report (a “Reconciliation Report”) showing Net Sales for the Specified Products for such fiscal year, and a reconciliation of all payments made by the Company to the Purchaser pursuant to this Agreement during such fiscal year, together with a certificate of the Company certifying that to the Knowledge of the Company, (i) such Reconciliation Report is a true and complete copy and (ii) any statements and any data and information therein prepared by the Company are true, correct and accurate in all material respects. Upon request by the Purchaser, the Company and the Purchaser shall meet in person or by teleconference to discuss each Reconciliation Report.
Section 5.03.Compliance with Law; Existence and Maintenance of Properties; Material Contracts; Payment of Obligations.
(a)The Company shall, and shall cause its Subsidiaries to, (i) comply with all material federal, state, local and foreign laws, regulations and orders applicable to the Company or any Subsidiary or any of their respective assets, including all Environmental Laws, (ii) obtain and maintain any and all material licenses, permits, franchises, governmental authorizations, Intellectual Property or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by Applicable Law and (iii) maintain each material Regulatory Approval necessary to sell the Specified Products, except in the case of (i) or (ii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)The Company and its Subsidiaries have instituted and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Money Laundering Laws, Export and Import Laws and applicable anti-corruption laws, including the FCPA and UKBA.
(c)The Company shall, and shall cause its Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, its good standing (to the extent that such concept is applicable in such jurisdiction) under the laws of the jurisdiction of its incorporation or formation, as the case may be, and its qualification to do business in every other jurisdiction where the nature of its business or its properties makes such qualification necessary (except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect); and (ii) maintain all material tangible properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Company, are no longer useful or desirable in the conduct of the business; provided that clause (i) of this Section 5.03(b) shall not restrict (A) mergers among Obligors (provided that if the Company is a party to such merger, it shall be the surviving Person), (B) mergers among non-Obligor Subsidiaries, (iii) mergers of non-Obligor Subsidiaries into Obligor Subsidiaries; provided that the Obligor Subsidiary shall be the surviving Person and (iv) the Intercompany Reorganization.
(d)Each of the Company and its Subsidiaries shall pay and discharge (i) prior to the date on which penalties attach thereto, all federal and state and other material Taxes imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or its Subsidiaries, (ii) as the same shall become due and payable, all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens), and (iii) prior to the date on which such Indebtedness shall become delinquent or in default, all material Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
Section 5.04.Confidentiality; Public Announcement.
(a)All Confidential Information furnished by the Purchaser to the Company or by the Company to the Purchaser in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, shall be kept confidential by the Company and the Purchaser. Notwithstanding the foregoing, the Company and the Purchaser may disclose Confidential Information to the Term Lenders and the partners, directors, employees, managers, officers, investors, bankers, advisors, trustees and representatives of the Company, the Purchaser and the Term Lenders; provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 5.04(a); provided, further, that unless a Put Option Event has occurred and is continuing, no such disclosure shall be made to any Disqualified Person. The Company will consult with the Purchaser, and the Purchaser will consult with the Company, on the form, content and timing of any such disclosures of Confidential Information of the other party, including, without limitation, any disclosures made pursuant to applicable securities laws or made to investment or other analysts. Notwithstanding the foregoing, the foregoing restrictions shall not apply to information that (A) is already in the public domain at the time the information is disclosed (other than as a result of its improper disclosure by the Company, the Purchaser or their respective Affiliates and representatives), (B) thereafter becomes lawfully obtainable from other sources who are not under an obligation of confidentiality and are not otherwise prohibited from disclosing such information by a contractual, legal or fiduciary obligation, (C) is required to be disclosed in any document filed with any Governmental Authority, (D) is required to be disclosed under securities laws, rules and regulations applicable to the Company or pursuant to the rules and regulations of any securities exchange or trading system on which securities of the Company may be listed for trading, (E) is requested or required by Governmental Authorities who have jurisdiction or supervisory oversight of the a party and/or its Affiliates, whether pursuant to exam, audit, inquiry, request or general supervisory oversight or (F) is disclosed by the Purchaser to (x) its Affiliates, (y) potential and actual assignees of any of the Purchaser’s rights hereunder, and (z) potential and actual investors in, or lenders to, Purchaser (including in the foregoing cases, such Person’s employees, advisors or consultants); provided that in the case of this clause (F), each such Person referred to in clause (x)-(z) shall be subject to reasonable obligations of confidentiality. Notwithstanding the foregoing, in the event a party is required to make a disclosure of another party’s Confidential Information pursuant to (C) or (D) of the foregoing sentence, it will, except where illegal or impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts.
(b)Except as required by law or the rules and regulations of any securities exchange or trading system or the FDA or any Governmental Authority with similar regulatory authority, or except with the prior written consent of the other party (which consent shall not be unreasonably withheld), no party shall issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided that the Company and the Purchaser shall jointly prepare a press release for dissemination promptly following the Closing Date. For the avoidance of doubt, the Company shall consult with the Purchaser prior to filing of any Transaction Document (including proposed redaction of certain provisions of such Transaction Document) with any securities exchange or trading system or Governmental Authority with similar regulatory authority. Other than such obligation, the Company shall be entitled, without the prior approval of the Purchaser, to make any public disclosure as is required by applicable securities laws following the Closing Date; provided that the Purchaser shall be consulted by the Company in connection with any such public disclosure prior to its release and be provided with a copy thereof).
(c)The rights to review, consult with or consent, as applicable and as set forth in this Section 5.04, with respect to any disclosures shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material changes in the disclosure since the date of the previous disclosure.

Section 5.05.Security Interest.
Until all Obligations are paid and performed in full (other than contingent indemnity obligations for which no claim has been made), each Obligor shall grant in favor of the Purchaser a valid, continuing, perfected Lien on and security interest in the Collateral described in the Security Documents, subject as to priority only to the obligations arising in connection with the Term Loan Agreement as provided pursuant to the Intercreditor Agreement.
Section 5.06.Further Assurances; Creation/Acquisition of Subsidiaries; Additional Collateral.
(a)Without limiting the obligations of the Company in the Guaranty and Security Agreement, the Foreign Security Documents or in the other Transaction Documents, the Company hereby agrees to take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Purchaser may reasonably request from time to time in order to (i) carry out more effectively the purposes of this Agreement and the other Transaction Documents, (ii) maintain and protect the Purchaser’s Liens on and security interests in (subject to the terms of the Intercreditor Agreement) the Collateral or any other property of any Obligor intended to be Collateral hereunder free and clear of Liens (other than Permitted Liens), (iii) establish and maintain the validity and effectiveness of any of the Transaction Documents, including, without limitation, making all filings and registrations as contemplated pursuant to the Transaction Documents, and (iv) better assure, convey, grant, assign, transfer and confirm unto the Purchaser the rights now or hereafter intended to be granted to it under this Agreement or any other Transaction Document. In furtherance of the foregoing, to the maximum extent permitted by Applicable Law, the Company (i) authorizes the Purchaser to execute any such agreements, instruments or other documents in each Obligor’s name and to file such agreements, instruments or other documents in any appropriate filing office if any Obligor refuses or fails to execute or deliver any of the above reasonably requested agreements, instruments or documents within ten (10) days of the Purchaser’s request to do so and (ii) authorizes the Purchaser to file any financing statement required hereunder or under any other Transaction Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Obligor.
(b)The Company and the Purchaser shall cooperate and provide assistance as reasonably requested by the other party hereto, at the expense of such other party hereto (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated herein or therein or the Revenue Interests but in all cases excluding any litigation brought by the Company or its Affiliates against the Purchaser or brought by the Purchaser (for itself or on behalf of any Indemnified Party) against the Company.
(c)In the event the Company or any of its Subsidiaries creates or acquires any Subsidiary (other than an Excluded Subsidiary) or if any Subsidiary of the Company elects to become an Obligor (or otherwise ceases to be an Excluded Subsidiary), the Company shall provide five (5) days prior written notice to the Purchaser of the creation or acquisition of such new Subsidiary or the election of such Subsidiary to become an Obligor and promptly (and in any event no later than thirty (30) days after the creation or acquisition thereof, or after such Subsidiary ceases to be an Excluded Subsidiary, or such longer period as the Purchaser may agree in its sole discretion), take all such action as may be reasonably required by the Purchaser to cause such Subsidiary to become a Subsidiary Guarantor hereunder, including without limitation by (i) executing and delivering a Guaranty (or a joinder thereto), (ii) causing such Subsidiary to become a “Subsidiary Party” under the Intercompany Subordination Agreement, (iii) solely with respect to Domestic Subsidiaries, becoming a party to the applicable Security Documents, (iv) solely with respect to Foreign Subsidiaries, causing such Foreign Subsidiary to take such actions and execute and delivery such Foreign Security Documents as are reasonably required to grant to the Purchaser a valid, continuing, perfected Lien on, and security interest in, all of such Foreign Subsidiary’s properties and assets constituting Collateral, and (v) delivering such proof of corporate action, incumbency of officers, opinions of counsel and other documents as reasonably requested by the Purchaser.
(d)With respect to any Collateral acquired after the Closing Date by any Obligor that is not already subject to the Lien created by any of the Transaction Documents or specifically excluded from the requirement to be subject to such Lien in the Transaction Documents, the Company shall promptly (and in any event no later than thirty (30) days after the acquisition thereof, or such longer period as the Purchaser may agree in its sole discretion) (i) execute and deliver to the Purchaser such amendments or supplements to the relevant Transaction Documents or such other documents as the Purchaser shall deem necessary or advisable to grant for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable requirements of Applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Purchaser. The Company shall, and shall cause each other Obligor to, otherwise take such actions and execute and/or deliver to the Purchaser such documents as the Purchaser shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.
Section 5.07.Put Option; Call Option.
(a)Put Option. Upon the occurrence of a Put Option Event, the Purchaser shall have the right, but not the obligation (the “Put Option”), to require the Company to repurchase from the Purchaser all, but not less than all, of the right to receive Revenue Interest Payments at the applicable Buy-Out Price therefor. In the event that the Purchaser elects to exercise the Put Option, the Purchaser shall deliver written notice to the Company specifying the closing date for the payment of such Buy-Out Price which date shall be ten (10) days from such notice date (the “Put Option Closing Date”). On the Put Option Closing Date, the Company shall repurchase from the Purchaser the right to receive Revenue Interest Payments at the Buy-Out Price then applicable to the Put Option, in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Purchaser. Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of a Bankruptcy Event, the Purchaser shall be deemed to have automatically and simultaneously elected to have the Company repurchase from the Purchaser the right to receive Revenue Interest Payments for the Buy-Out Price applicable to the Put Option in cash and such Buy-Out Price shall be immediately due and payable without any further action or notice by any party. For the avoidance of doubt, the Purchaser’s election not to exercise the Put Option with respect to a given Put Option Event will not preclude the Purchaser from exercising the Put Option with respect to a continuing or subsequent Put Option Event.
(b)Call Option. At any time after the Closing Date, the Company shall have the right, but not the obligation (the “Call Option”), exercisable upon two (2) Business Days’ written notice to the Purchaser, to repurchase, all, but not less than all, of the right to receive Revenue Interest Payments from the Purchaser at a repurchase price equal to the Buy-Out Price then applicable to the Call Option; provided that such written notice delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, or the occurrence of some other financing, in which case such notice may be revoked by the Company (by notice to the Purchaser prior to the specified effective date of the Call Option) if such condition is not satisfied; provided, further that, no Call Option shall qualify as a Change of Control Call Option unless the Buy-Out Price payable in connection therewith is paid in full in cash no earlier than the date on which the related Change of Control is consummated and no later than two (2) Business days following such date of consummation. In order to exercise the Call Option, the Company shall deliver written notice to the Purchaser of its election to so repurchase the right to receive Revenue Interest Payments not less than two (2) Business days prior to the proposed closing date (the “Call Closing Date”). On the Call Closing Date, the Company shall repurchase from the Purchaser the right to receive Revenue Interest Payments at the applicable Buy-Out Price, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Purchaser.
(c)Purchaser Remedies. Upon the exercise of the Put Option, unless payment of the applicable Buy-Out Price has been made when due, the Purchaser may exercise all rights and remedies available to the Purchaser as a creditor hereunder and under the other Transaction Documents and Applicable Law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the Liens created thereby, subject to the terms of the Intercreditor Agreement. For the avoidance of doubt the applicable Buy-Out Price shall be due and payable (in the case of an exercise of the Put Option or the Call Option, as set forth in this Section 5.07) at any time the Put Option or the Call Option, as the case may be, is exercised or the Obligations are otherwise accelerated hereunder for any reason, whether due to acceleration pursuant to the terms of this Agreement, by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Revenue Interests that would otherwise evade, avoid, or otherwise disappoint the expectations of the Purchaser in receiving the full benefit of their bargained-for applicable Buy-Out Price). Subject to the terms of the Intercreditor Agreement, the Company and the Purchaser acknowledge and agree that no portion of any Buy-Out Price shall constitute unmatured interest, whether under Section 502(b)(2) of the United States Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Purchaser receives the benefit of its bargain under the terms of this Agreement. Subject to the terms of the Intercreditor Agreement, the Company acknowledges and agrees that the Purchaser shall be entitled to recover the full amount of the applicable Buy-Out Price in each and every circumstance such amount is due pursuant to or in connection with this Agreement, including in the case of any Bankruptcy Event, so that the Purchaser shall receive the benefit of its bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance, and, to the fullest extent permitted by Applicable Law, the Company hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Subject to the terms of the Intercreditor Agreement, the Company further acknowledges and agrees, and, to the fullest extent permitted by Applicable Law, waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Purchaser may suffer or incur resulting from or arising in connection with any breach hereof or thereof by the Company shall constitute secured obligations owing to the Purchaser.
(d)Right of Set-off; Sharing of Set-off. if any amount payable hereunder is not paid as and when due, the Company irrevocably authorizes the Purchaser to proceed, to the fullest extent permitted by Applicable Law, subject to the Intercreditor Agreement, without prior notice, by right of set-off, counterclaim or otherwise, against any assets of the Company in any currency that may at any time be in the possession of the Purchaser or any of its Affiliates, to the full extent of all amounts payable to the Purchaser hereunder; provided, however, that the Purchaser shall notify the Company of the exercise of such right promptly following such exercise.

(e)Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by this Agreement or Applicable Law.
(f)Obligations of the Purchaser. In connection with the consummation of a repurchase of the right to receive Revenue Interest Payments pursuant to the Put Option or the Call Option, the Purchaser agrees that it will, at the cost and expense of the Company, concurrently with receipt by the Purchaser of payment in full of the Buy-Out Price (i) execute and deliver to the Company such UCC termination statements and other documents as may be necessary to release the Purchaser’s Lien on the Collateral and otherwise give effect to such repurchase and (ii) take such other actions or provide such other assistance as may be necessary to give effect to such repurchase.
Section 5.08.Intellectual Property; Regulatory Approvals.
(a)The Company shall, at its sole expense, either directly or by causing any Subsidiary or Licensee (subject to all restrictions and limitations contained in any applicable license agreement) to do so, use commercially reasonable efforts (including taking legal action to specifically enforce the applicable terms of any License to which any Specified Product or Product Asset may be subject) to prepare, execute, deliver and file any and all agreements, documents or instruments and make all required payments which are necessary to diligently maintain the Material Patents. The Company shall use commercially reasonable efforts to ensure that all patent applications corresponding to the Material Patents are diligently prosecuted with the intent to protect all Specified Products, except where any lapse or abandonment of such patent applications occurs as part of the Company’s normal prosecution practices.
(b)The Company shall use commercially reasonable efforts to diligently defend or assert all Intellectual Property owned by or licensed to the Company and relating to any Specified Product against infringement or interference by any other Persons, including acts related to an ANDA directed to any Specified Product, and against any claims of invalidity or unenforceability (including, without limitation, by bringing any legal action for infringement or defending any claim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-enforceability), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Company shall not, and shall use its commercially reasonable efforts to cause any Licensee (subject to all restrictions and limitations contained in any applicable license agreement) not to, disclaim or abandon, or fail to take any action necessary to prevent the disclaimer or abandonment of, the Material Patents, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(c)In the event that the Company becomes aware that any Specified Products infringes or violates any Intellectual Property, or is alleged to infringe or violate any Intellectual Property, that is owned or controlled by a Third Party, the Company shall use commercially reasonable efforts to attempt to (i) invalidate such Intellectual Property or assert that it Specified Product does not infringe any Intellectual Property or (ii) secure the right to use such Intellectual Property on behalf of itself and any affected Licensee, as applicable, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and shall pay all reasonable costs and amounts associated with invalidating such Intellectual Property or obtaining any such license, without any reduction in the Revenue Interests.
(d)The Company shall directly, or through a Subsidiary or Licensee (subject to all restrictions and limitations contained in any applicable license agreement), take any and all actions and prepare, execute, deliver and file any and all agreements, documents or instruments to secure and maintain, all applicable Regulatory Approvals, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Company shall provide notice to the Purchaser of any Regulatory Approvals in the United States, Japan or the EU5 Countries received in respect of any Specified Product after the Closing Date promptly after receipt thereof.
(e)Neither the Company nor any of its Subsidiaries shall enter into any License with respect to any Specified Product or any Product Intellectual Property that does not qualify as a Permitted License.
Section 5.09.Use of Proceeds.
The Company shall use the proceeds of the Purchase Price for general corporate purposes and to pay fees and expenses in connection with this Agreement. Without limiting the foregoing, no part of the proceeds of the Purchase Price shall be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U and Regulation X. The Company and each of its Subsidiaries shall ensure that at any time during the term of this Agreement no proceeds of the Purchase Price shall be on-lent or made otherwise available, directly or indirectly, to any Subsidiary or Affiliate of the Company incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to art 9 of the Swiss Withholding Tax Act, or, will otherwise be used or made available, directly or indirectly in each case in a manner which would constitute a “use of proceeds in Switzerland” (Mittelverwendung in der Schweiz) as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless and until a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained (in form and substance satisfactory to the Purchaser) confirming that such use of proceeds is permitted without payments under this Agreement becoming subject to Swiss Withholding Tax.
Section 5.10.Protective Covenants.
(a)The Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Purchaser:
(i)forgive, release or compromise any material amount owed to the Company or any Subsidiary that relates to the Revenue Interests, other than in order to, in its reasonable commercial business judgment, resolve a dispute regarding the amount due;
(ii)waive, amend, cancel or terminate, exercise or fail to exercise, any of its rights constituting or relating to the Revenue Interests in any material respect (including any rights under any Material Contract), except where such waiver, amendment, cancellation, termination, exercise or failure to exercise could not reasonably be likely to result in a Material Adverse Effect;
(iii)create, incur, assume or suffer to exist any Indebtedness, except for Permitted Indebtedness;
(iv)make or permit to exist any Investment, except for Permitted Investments;
(v)declare or make, directly or indirectly, any Restricted Payment, except that:
(A)    each Subsidiary may make Restricted Payments to any Obligor;
(B)    the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person; and
(C)    the Company or any of its Subsidiaries may make, create, incur or consummate Permitted Distributions, Permitted Transaction or Permitted Equity Derivatives.
(vi)engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the Closing Date or a business substantially related or incidental thereto, and reasonable extensions thereof;
(vii)amend, modify or change its Organization Documents in a manner materially adverse to the rights or remedies of the Purchaser under the Transaction Documents;
(viii)create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Company and its Subsidiaries, or agree to do or suffer to exist any of the foregoing, except for Permitted Liens;
(ix)Transfer (i) any Specified Product or related Product Assets, or (ii) subject to compliance with Section 5.17, any other Collateral other than Permitted Transfers;
(x)make or cause any of its Subsidiaries to make (or exercise any option with respect thereto), directly or indirectly, any payment, prepayment, repurchase or redemption for cash of any Indebtedness under any Permitted Convertible Indebtedness (or any indenture or similar or other instruments relating thereto) unless, at the time of and immediately after giving effect thereto, the Company shall have on deposit in one or more Collateral Accounts an aggregate amount of cash and Cash Equivalents that would be sufficient to pay the Buy-Out Price then in effect if, immediately after giving effect thereto, the Company was to exercise a Call Option (other than a Change of Control Call Option); provided that (a) upon the 1x Return Date, this covenant shall automatically terminate without need of notice or any other action by any party hereto and shall be of no further force or effect, and (b) any term or provision hereof to the contrary notwithstanding, so long as in effect, nothing in this Section 5.10(a)(x) shall prohibit or otherwise restrict (i) any required payment or repayment (including in respect of principal or interest) made in respect of any Permitted Convertible Indebtedness on the Convertible Indebtedness Scheduled Maturity Date applicable thereto, (ii) any Permitted Convertible Redemption or other Permitted Transaction, (iii) the making of any scheduled cash interest payments in respect of any Permitted Convertible Indebtedness, (iv) the making of any required cash payments of accrued but unpaid interest upon repurchase or redemption of any Permitted Convertible Indebtedness, (v) the making of any cash payments in lieu of any fractional share issuable upon conversion of any Permitted Convertible Indebtedness, (vi) the making of any required cash payments of any amounts due upon the scheduled maturity of any Permitted Convertible Indebtedness using Equity Cash Proceeds, or (vii) the paying of any ordinary course fees or other expenses incurred in connection with any Permitted Convertible Indebtedness;
(xi)change its fiscal year end (other than, in the case of any Subsidiary, to conform to the Company’s fiscal year end); or

(xii)maintain cash in any bank account located in Japan or the Netherlands that would be in excess of the amount of cash that would be appropriate for (i) the continued operations in the ordinary course of business in Japan or the Netherlands, as applicable, and (ii) such other business needs in Japan or the Netherlands (including, for the avoidance of doubt, as a result of the Intercompany Reorganization), as applicable, as reasonably determined by a Responsible Officer of the Company consistent with prudent cash management practices, and not with an intent to hinder the security interests available under the Transaction Documents.
(b)The Company shall not, and shall not permit any of its Subsidiaries to, take any action or engage in any transaction (or series of actions or transactions), whether by reorganization, sale of assets, merger, dissolution, amendment of organizational documents or otherwise, the primary purpose of which is to evade, avoid or seek to avoid the performance or observance of the covenants, agreements or obligations of the Company under the Transaction Documents (including under the Security Documents).
Section 5.11.Insurance.
The Company shall, and shall cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (in any event not materially less financially sound or reputable than its current insurance companies), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and with coverage amounts substantially the same as currently maintained by the Company and such Subsidiaries. The Company will furnish to the Purchaser certificates evidencing all such insurance policies required to be maintained pursuant to this Section and, subject to Section 5.19, endorsements naming the Purchaser, as lender loss payee (in the case of property/casualty insurance and business interruption insurance) and additional insured (in the case of liability insurance), as applicable, and providing that such insurance policies shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to the insured Person without at least thirty (30) days’ prior written notice to the Company and the Purchaser (or ten (10) days’ prior written notice in the case of cancellation due to non-payment). Receipt of notice of cancellation or modification of any such insurance policies or reduction of coverage or amounts thereunder shall entitle the Purchaser to renew any such policies, cause the coverage and amounts thereof to be maintained at levels required under this Section or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Company (payable on demand).
Section 5.12.Taxes.
(a)Tax Returns. The Company and its Subsidiaries shall timely file all federal income and all other material Tax Returns required to be filed by it and will pay all material Taxes levied or imposed upon them or their property, income or assets when due and payable.
(b)Intended Tax Treatment. The Purchaser and the Company agree that (i) the transactions contemplated by this Agreement are intended to constitute and shall be treated by the parties as a debt instrument for U.S. federal and applicable state and local income tax purposes (the “Intended Tax Treatment”), and (ii) the yield on such debt instrument shall be determined assuming that the Revenue Interest Period will end when the Purchasers have received the Return Cap (and, as applicable, that the Buy-Out Price will be determined pursuant to clause (b) of the definition thereof). None of the Purchasers or the Company shall take any Tax position inconsistent with the foregoing unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. UPON WRITTEN REQUEST BY THE PURCHASER TO THE COMPANY’S CHIEF FINANCIAL OFFICER, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO THE PURCHASER THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE YIELD TO MATURITY OF SUCH DEBT INSTRUMENT, THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE.
Section 5.13.Material Contracts.
(a)Each of the Company and its Subsidiaries shall comply with all terms and conditions of, and fulfill all of its obligations under, all Material Contracts, except as could reasonably be expected not to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries shall, without the prior consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), amend, modify, restate, cancel, supplement, terminate or waive any provision of any Material Contract, or grant any consent thereunder, or agree to do any of the foregoing, in each case which could reasonably be expected to have a Material Adverse Effect on the Revenue Interests (including, without limitation, timing, amount or duration thereof) or to have a Material Adverse Effect.
(b)The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Manufacturing Agreement (other than the Manufacturing Agreements listed on Schedule 5.13(b) of the Disclosure Letter and all amendments, restatements, extensions, supplements or other modifications thereto) relating to active pharmaceutical ingredients or finished products relating to Arikayce after the Closing Date (i) under which a default or of which a termination could interfere with the Purchaser’s right to sell or lease, assign, license out, convey, transfer or grant options to purchase any Collateral, (ii) that cannot be collaterally assigned to secure the Obligations, (iii) that cannot be assigned to a purchaser in a foreclosure sale of all or any portion of the Collateral (subject to assumption by the purchaser of all obligations under such Material Contract) in the event of any exercise of rights or remedies under the Transaction Documents, (iv) that contains provisions that restrict or penalize the granting of a security interest in or Lien on such Material Contract or the assignment of such Material Contract upon the sale or other disposition of all or a portion of a product to which such Material Contract relates, or (v) that does not permit the disclosure of information to be provided thereunder to the Purchaser, to any purchaser or prospective purchaser in a foreclosure sale of all or any portion of the Collateral, to any assignee or prospective assignee of the Company or any of its Subsidiaries or to any company in the business of purchasing or financing financial assets, in each case without using its commercially reasonable efforts to ensure such Manufacturing Agreement does not contain the terms listed in clauses (i) to (v) in this Section 5.13(b).
(c)Upon the occurrence of a breach of any Material Contract by any other party thereto, the Company shall seek to enforce all of its (and cause its Subsidiaries to seek to enforce all of their) rights and remedies thereunder if such breach could reasonably be expected to result in a Material Adverse Effect on the Revenue Interests (including, without limitation, timing, amount or duration thereof).
Section 5.14.Benefit Plans and Arrangements.
Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of the Company or any Subsidiary will (i) allow any “employee benefit plan,” as defined in section 3(3) of ERISA, that provides retirement benefits, is sponsored by the Company or any Subsidiary, or any of their ERISA Affiliates and is intended to be tax qualified under section 401 of the Code to cease to be tax qualified, or (ii) allow any Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by the Company or any Subsidiary to fail to comply in all respects with its terms and Applicable Law.
Section 5.15.Compliance with Sanctions and Anti-Money Laundering Laws.
(a)No Obligor will, nor will any Obligor permit any of its Subsidiaries or controlled Affiliates to, directly or indirectly, knowingly enter into any documents or contracts with any Sanctioned Person.
(b)Each Obligor shall notify the Purchaser in writing promptly (but in any event within five (5) Business Days after) a Responsible Officer of any Obligor becomes aware that any Obligor or any Subsidiary or Affiliate of any Obligor is a Sanctioned Person or that any Obligor or any Subsidiary or Affiliate of any Obligor or any of their respective directors, officers or employees (i) is convicted on, (ii) pleads nobo contendere to, (iii) is indicted on, or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
(c)No Obligor will, nor will any Obligor permit any of its Subsidiaries or Affiliates to, directly or indirectly, (i) conduct any prohibited business or engage in any prohibited investment, activity, transaction or deal with any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (ii) deal in, or otherwise engage in any investment, activity, transaction or dealing relating to, any property or interests in property blocked pursuant to Sanctions; or (iii) engage in or conspire to engage in any investment, activity, transaction or dealing that evades or avoids or violates, or has the purpose of evading or avoiding, or attempts to violate, any of prohibitions under Sanctions or Anti-Money Laundering Laws.
(d)the Company will not, directly or, to the Knowledge of the Company, indirectly (including through an agent or any other Person), use any of the proceeds of any the Purchase Price, or lend, contribute or otherwise make available such proceeds of the Purchase Price to any Subsidiary, joint venture partner or other Person, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation in any respect of the FCPA, UKBA or any other applicable anti-corruption laws, (ii) in violation in any respect of any Anti-Money Laundering Laws, (iii) in violation of Sanctions or (iv) in violation in any material respect of Export or Import Laws.
(e)the Company shall not, and shall not permit any of its Subsidiaries to, directly or, to the Knowledge of the Company indirectly, fund all or part of any repayment of the Purchase Price or other payments under this Agreement out of proceeds derived from criminal activity or activity or transactions in violation in any respect of the FCPA, UKBA, or any applicable anticorruption laws, Export or Import Laws, Anti-Money Laundering Laws or Sanctions, or that would otherwise cause any Person to be in violation in any respect of the FCPA, UKBA, or any applicable anti-corruption laws, Export or Import Laws, Anti-Money Laundering Laws or Sanctions.
Section 5.16.Transactions with Affiliates.
The Company shall not, and shall not permit any of its Subsidiaries to, engage in any other transactions with any of its Affiliates, including any sale, lease, license or other Transfer of assets to, or purchase, lease, license or other acquisition of any assets from any of its Affiliates, except:

(a)transactions between or among Obligors;
(b)compensation and indemnification of, and other employment or service agreements and arrangements with, directors, officers, employees, consultants and individuals independent contractors of the Company or any of its Subsidiaries; or
(c)any other transaction of any Obligor or any of its Subsidiaries that is (i) on fair and reasonable terms that are no less favorable (including the amount of cash or other consideration receivable or payable by any Obligor or Subsidiary in connection therewith) to any Obligor or Subsidiary than it could obtain in an arm’s-length transaction with a Third Party, and (ii) of the kind which would be entered into by a prudent Person in the position of such Obligor or Subsidiary with a Third Party.
Section 5.17.Fiscal Unity.
No Obligor incorporated under Dutch law shall create or become a member of a fiscal unity (fiscale eenheid) for Dutch corporate income tax or value added tax purposes (unless such fiscal unity should consist solely of Obligors), unless a fiscal unity for value added tax purposes is imposed by the Dutch tax authorities.
Section 5.18.Operating Accounts; Control Agreements.
In the case of any Obligor, promptly following the establishment of any new Collateral Account at or with any bank or other depository or financial institution located in the United States, such Obligor shall (i) provide to the Purchaser at least ten (10) Business Days’ prior written notice of such new Collateral Account and (ii) subject such account to a Control Agreement or other appropriate instrument that is reasonably acceptable to the Purchaser. For each Collateral Account that each Obligor at any time maintains in the United States, such Obligor shall within thirty (30) days of establishing such Collateral Account, cause the applicable bank or other depository or financial institution located in the United States, at or with which any Collateral Account is maintained to execute and deliver, and such Obligor shall execute and deliver, to the Purchaser, a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect the Purchaser’s Lien in such Collateral Account in accordance with the terms hereunder and the Intercreditor Agreement, which Control Agreement may not be terminated without the prior written consent of the Purchaser. The provisions of the previous two (2) sentences shall not apply to any Excluded Account; provided, that in the event that any Excluded Account ceases to be an Excluded Account it shall be subject to the requirements under the provisions of the previous two (2) sentences as if such account was opened on the day it ceased to be an Excluded Account. Notwithstanding the foregoing, the Obligors shall have until the date that is ninety (90) days (or such longer period as the Purchaser may agree in its sole discretion) following (i) the Closing Date to comply with the provisions of this Section 5.18 with regards to Collateral Accounts (other than Excluded Accounts) of the Obligors in existence on the Closing Date (or opened during such 90-day period (or such longer period as the Purchaser may agree in its sole discretion)) and (ii) the closing date of any Acquisition or other Investment to comply with the provisions of this Section 5.18 with regards to Collateral Accounts (other than Excluded Accounts) of the Obligors acquired in connection with such Acquisition or other Investment.

Section 5.19.Post-Closing Obligations.
Notwithstanding anything to the contrary in this Agreement, the Company will, and will cause each of its Subsidiaries, as applicable, to take each of the actions set forth on Schedule 5.19 of the Disclosure Letter within the time period prescribed therefor on such schedule (or such longer period as the Purchaser may agree in its sole discretion), which shall include, among other things, that:
(a)the Obligors shall have until the date that is thirty (30) days following the Closing Date (or such longer period as the Purchaser may agree in its sole discretion) to comply with the provisions of Section 5.11 and the applicable provisions of the Intercreditor Agreement with regards to naming the Intercreditor Agent, on behalf of the Purchaser, as additional insured or loss payee, on any products liability or general liability insurance in the United States regarding Collateral in effect on the Closing Date;
(b)the Obligors shall have until the date that is ninety (90) days following the Closing Date (or such longer period as the Purchaser may agree in its sole discretion) to comply with the provisions of Section 5.19 with regards to Collateral Accounts of the Obligors in existence on the Closing Date or opened during such 90-day period;
(c)the Obligors shall have until the date that is thirty (30) days following the Closing Date (or such longer period as the Purchaser may agree in its sole discretion) to comply with the provisions of the Guaranty and Security Agreement and the Intercreditor Agreement with regards to the location of the primary Books of any Obligor or any of its Subsidiaries or the location of any material portion of the Collateral on the Closing Date or during such 30-day period;
(d)the Obligors shall have until the date that is:
(i)45 days following the Closing Date (or such longer period as the Purchaser may agree in its sole discretion) to deliver (v) the Dutch Security Documents, (w) the opinion of Loyens & Loeff N.V., Dutch counsel to the Purchaser, the Term Lenders, the Term Loan Agent and the Intercreditor Agent, in form and substance reasonably satisfactory to the Purchaser, (x) the Irish Security Documents, (y) the opinion of Matheson LLP, Irish counsel to the Purchaser, the Term Lenders, the Term Loan Agent and the Intercreditor Agent, in form and substance reasonably satisfactory to the Purchaser and (z) the Swiss Security Documents, together with all customary closing deliverables and legal opinions related thereto; and
(ii)60 days following the Closing Date (or such longer period as the Purchaser may agree in its sole discretion) to deliver the Japanese Security Documents, together with all customary closing deliverables and legal opinions related thereto, except with respect to the Japanese Equity Pledge, which shall be delivered on the Closing Date; and
(e)the applicable Subsidiaries shall have until the date that is thirty (30) days following the Closing Date (or such longer period as the Purchaser may agree in its sole discretion) to cause such Subsidiaries to become a party to the Intercompany Subordination Agreement to the extent permitted under Applicable Law.
All representations and warranties and covenants contained in this Agreement and the other Transaction Documents shall be deemed modified to the extent necessary to take the actions set forth on Schedule 5.19 of the Disclosure Letter within the time periods set forth therein, rather than elsewhere provided in the Transaction Documents, such that to the extent any such action set forth in Schedule 5.19 of the Disclosure Letter is not overdue, the applicable

Obligor shall not be in breach of any representation or warranty or covenant contained in this Agreement or any other Transaction Document applicable to such action for the period from the Closing Date until the date on which such action is required to be fulfilled as set forth on Schedule 5.19 of the Disclosure Letter.
Article VI.

TERMINATION
Section 6.01.Termination Date.
Except as provided in this Section 6.01 and in Section 6.02, this Agreement shall terminate upon expiration of the Revenue Interest Period (the “Term”). If any Reimbursable Expenses payments are required to be made by one of the parties hereunder after that date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in Section 6.02) solely for that purpose. In addition, this Agreement shall sooner terminate if the Purchaser shall have exercised the Put Option in accordance with Section 5.07(a) or the Company shall have exercised the Call Option in accordance with Section 5.07(b), in either case upon the payment of the in full in cash of the relevant Buy-Out Price and any other Obligations (other than contingent indemnity obligations for which no claim has been made).
Section 6.02.Effect of Termination.
In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith have no further force or effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members other than the provisions of this Section 6.02, Section 5.04, and Article VII hereof, which shall survive any termination indefinitely, and Section 5.01(b) and Section 5.01(c), which shall survive for two (2) years after any termination. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement.
Article VII.

MISCELLANEOUS
Section 7.01.Limitations on Damages.
Notwithstanding anything to the contrary in this Agreement, in no event shall either party be liable for special, indirect, incidental, punitive or consequential damages of the other party, whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder, even if such party has been advised of the possibility of such damages; provided, that nothing contained in this Section 7.01 shall limit the Company’s indemnification obligations hereunder to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Party is entitled to indemnification hereunder. In connection with the foregoing, the parties hereto acknowledge and agree that (i) the Purchaser’s damages, if any, for any such action or claim will typically include losses for payments that the Purchaser were entitled to receive in respect of their ownership of the right to receive Revenue Interest Payments but did not receive timely or at all due to such indemnifiable event and (ii) the Purchaser shall be entitled to make claims for all such missing or delayed Revenue Interest Payments as losses hereunder, and such missing or delayed Revenue Interest Payments shall not be deemed special, indirect, incidental, punitive or consequential damages.
Section 7.02.Notices.
All notices, consents, waivers and communications hereunder or under any Transaction Document given by any party to the other shall be in writing and delivered personally, by a recognized overnight courier, by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, or by email, in each case addressed (with a copy by email):
If to the Purchaser to:
OrbiMed Royalty & Credit Opportunities IV, LP
c/o OrbiMed Advisors LLC
601 Lexington Avenue
54th Floor
New York, NY 10022
Attention: Matthew Rizzo; OrbiMed Credit Reporting
Email: [***]; [***]
With a copy (with shall not constitute notice) to:
Morrison & Foerster LLP
250 West 55th Street New York, NY 10019
Attention: Mark Wojciechowski, Esq.
Email: [***]
If to the Company to:
c/o Insmed Incorporated
700 US Highway 202/206
Bridgewater, New Jersey 08807
Attention: Chief Financial Officer
Email: [***]
With a copy (with shall not constitute notice) to:
Covington & Burling LLP
620 Eighth Avenue
New York, New York 10018-1000
Attention: Peter Schwartz
Telephone: +1 212-841-1268
Email: [***]

or to such other address or addresses as the Purchaser or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by email, shall be deemed given upon the earlier of (x) confirmation of receipt by the recipient and (y) the opening of business on the next Business Day for the recipient. Unless otherwise indicated, all references to the time of a day in a Transaction Document shall refer to New York City time.
Section 7.03.Successors and Assigns.
(a)The provisions of this Agreement and the other Transaction Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Company shall not be entitled to assign any of its obligations or rights under the Transaction Documents without the prior written consent of the Purchaser. The Purchaser may assign any of its rights under the Transaction Documents without restriction to any Eligible Assignee (or, if a Put Option Event or an “Event of Default” (as defined in the Term Loan Agreement) has occurred and is continuing, to any Person); provided, that the Purchaser shall provide the Company with written notice of any assignment; provided, further, that for purposes of Section 2.05 and Section 7.03(b) (and for purposes of the defined terms used therein), “Purchaser” shall be deemed to include any assignee thereof.
(b)The Company shall maintain a copy of each assignment delivered to it pursuant to Section 7.03(a) and a register for the recordation of the names and addresses of, and the amounts owing to, each Purchaser pursuant to the Obligations and the terms hereof (the “Register”). The Obligations pursuant to this Agreement are intended to be registered obligations for U.S. federal income tax purposes, and the right, title and interest of the Purchaser and its assignees in and to such Obligations, shall be transferable only upon notation of such transfer in the Register. The entries in the Register shall be conclusive absent manifest error, and the Company, its Subsidiaries, and the Purchaser shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Purchaser, at any reasonable time and from time to time upon reasonable prior notice.
Section 7.04.Indemnification.
(a)The Company hereby indemnifies and holds the Purchaser and its respective Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each, an “Indemnified Party”) harmless from and against any and all (i) liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses that may be imposed on, incurred by, or asserted against any Indemnified Party as a result of any breach of representations, warranties or covenants under this Agreement or any other Transaction Document by the Company any of its Subsidiaries and (ii) Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened in writing (including, without limitation, by electronic means) by any Person (including any Governmental Authority); provided the Company shall not have any obligation to any Indemnified Party hereunder with respect to any Indemnified Liabilities (i) to the extent a court of competent jurisdiction determines by final and nonappealable judgment that such Indemnified Liabilities result from the gross negligence or willful misconduct of such Indemnified Party, (ii) that result from a claim against by the Company against an Indemnified Party for any material breach in bad faith of any such Indemnified Party’s obligations under this Agreement, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (iii) that result from a claim not
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involving an act or omission of the Company or any of its Subsidiaries and that is brought by an Indemnified Party against another Indemnified Party.
(b)A claim by an Indemnified Party under this Section 7.04 for any matter in respect of which such Indemnified Party seeks indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (i) a description and the amount of any Indemnified Liabilities incurred or suffered or reasonably expected to be incurred or suffered by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 7.04 for such Indemnified Liabilities and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Indemnified Liabilities. Within thirty (30) days after receipt by the indemnifying party of any such notice, the indemnifying party may deliver to the Indemnified Party that delivered the notice a written response in which the indemnifying party (i) agrees that the Indemnified Party is entitled to the full amount of the Indemnified Liabilities claimed in the notice from the Indemnified Party; (ii) agrees that the Indemnified Party is entitled to part, but not all, of the amount of the Indemnified Liabilities claimed in the notice from the Indemnified Party; or (iii) indicates that the indemnifying party disputes the entire amount of the Indemnified Liabilities claimed in the notice from the Indemnified Party. If the Indemnified Party does not receive such a response from the indemnifying party within such thirty (30)-day period, then the indemnifying party shall be conclusively deemed to have agreed that the Indemnified Party is entitled to the full amount. If the indemnifying party and the Indemnified Party are unable to resolve any dispute relating to any amount of the Indemnified Liabilities claimed in the notice from the Indemnified Party within thirty (30) days after the delivery of the response to such notice from the indemnifying party, then the parties shall be entitled to resort to any legal remedy available to such party to resolve such dispute that is provided for in this Agreement, subject to all the terms, conditions and limitations of this Agreement.
Section 7.05.No Implied Representations and Warranties; Survival of Representations and Warranties.
Each party acknowledges and agrees that, other than the representations and warranties specifically contained in any of the Transaction Documents, there are no representations or warranties of either party or any other Person either expressed or implied with respect to the Revenue Interests or the transactions contemplated hereby. Without limiting the foregoing, the Purchaser acknowledges and agrees that the Purchaser and its Affiliates, together with their representatives, have made their own investigation of each Specified Product and are not relying on any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Revenue Interests or as to the creditworthiness of the Company. All representations and warranties by the parties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties and the closing of the transactions described in this Agreement and continue in effect until payment of all amounts due to the Purchaser under the Transaction Documents and the termination of this Agreement pursuant to its terms.
Section 7.06.Independent Nature of Relationship.
(a)The relationship between the Company and its Subsidiaries, on the one hand, and the Purchaser, on the other, is solely that of seller and purchaser, and for U.S. federal income Tax purposes, that of debtor and creditor, and neither the Purchaser, on the one hand, nor the Company and its Subsidiaries, on the other, has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other
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Transaction Document shall be deemed to constitute the Company and its Subsidiaries and the Purchaser as a partnership, an association, a joint venture or other kind of entity or legal form for any purposes, including for any Tax purposes.
(b)No officer or employee or agent of the Purchaser will be located at the premises of the Company or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.01 or in connection with the enforcement of remedies as contemplated by the Transaction Documents. No officer, manager or employee of the Purchaser shall engage in any commercial activity with the Company or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.
Section 7.07.Entire Agreement.
This Agreement, together with the Exhibits hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits or other Transaction Documents) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 7.08.Amendments; No Waivers.
(a)This Agreement, the other Transaction Documents or any term or provision hereof or thereof may not be amended, changed or modified except with the written consent of the Company and the Purchaser. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.
(b)No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 7.09.Interpretation.
When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section or Exhibit to this Agreement or a Schedule to the Disclosure Letter, in each case unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.
Section 7.10.Headings and Captions.
The headings and captions in this Agreement or any other Transaction Document are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement or such Transaction Document.
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Section 7.11.Counterparts; Effectiveness; Electronic Signature.
This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original. The words ‘execution’, ‘signed’, ‘signature’, ‘delivery’ and words of like import in or relating to any document to be signed in connection with this Agreement or any other Transaction Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar State laws based on the Uniform Electronic Transactions Act; provided, that nothing herein shall require any Person to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the parties hereto hereby (a) agree that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Purchaser and the Obligors, electronic images of this Agreement or any other Transaction Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (b) waive any argument, defense or right to contest the validity or enforceability of the Transaction Documents based solely on the lack of paper original copies of any Transaction Documents, including with respect to any signature pages thereto.
Section 7.12.Severability.
If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.
Section 7.13.Expenses.
The Company will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement.
Section 7.14.Governing Law; Jurisdiction.
(a)Each Transaction Document (except as may otherwise expressly stated therein) shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.
(b)Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue
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or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.
(c)Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in clause (b) of this Section 7.14 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.
Section 7.15.Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT.
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